     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1999.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            COX COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

                       DELAWARE                                              58-2112251
           (State or other jurisdiction of                                (I.R.S. Employer
            incorporation or organization)                              Identification No.)

                1400 LAKE HEARN DRIVE                                      JIMMY W. HAYES
                ATLANTA, GEORGIA 30319                               EXECUTIVE VICE PRESIDENT,
                    (404) 843-5000                                  FINANCE AND ADMINISTRATION,
 (Address, including zip code, and telephone number,                AND CHIEF FINANCIAL OFFICER
   including, area code, of Registrant's principal                    COX COMMUNICATIONS, INC.
                executive offices)                                     1400 LAKE HEARN DRIVE
                                                                       ATLANTA, GEORGIA 30319
                                                                           (404) 843-5000
                                                         (Name, address, including zip code, and telephone
                                                         number, including area code, of agent for service)

                             ---------------------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

         STUART A. SHELDON                     GARY I. HOROWITZ                    JAMES S. RYAN, III
   DOW, LOHNES & ALBERTSON, PLLC          SIMPSON THACHER & BARTLETT             JACKSON WALKER L.L.P.
   1200 NEW HAMPSHIRE AVENUE, NW             425 LEXINGTON AVENUE             901 MAIN STREET, SUITE 6000
       WASHINGTON, D.C. 20036              NEW YORK, NEW YORK 10017               DALLAS, TEXAS 75202
           (202) 776-2000                       (212) 455-2000                       (214) 953-6000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement is declared effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED
                                                   AGGREGATE                   MAXIMUM                  AMOUNT OF
          TITLE OF EACH CLASS OF                  AMOUNT TO BE                AGGREGATE                REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED(1)            OFFERING PRICE(2)               FEE(3)
------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (par value $1.00 per
  share)...................................        40,000,000               $1,495,000,000               $415,610
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to Class A common stock, par value $1.00 per share, of Cox Communications, Inc. issuable to holders of common stock, par value $.10 per share, of TCA Cable TV, Inc. in the proposed merger of TCA into a wholly owned subsidiary of Cox. The amount of Cox Class A common stock to be registered has been determined according to the maximum number of shares of Cox Class A common stock into which shares of TCA common stock may be converted pursuant to the merger.
(2) Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee.
(3) The registration fee was calculated pursuant to Rule 457(f) as .000278 of $37.375 (the average of the high and low prices of Cox Class A common stock on the New York Stock Exchange Composite Transaction Tape on July 1, 1999, multiplied by 40,000,000 shares. This fee of $415,610 is offset as provided in the Rule 0-11(a)(2) in the amount of $623,288.29 for the same transaction as filed on Schedule 14A by TCA. Therefore, no additional registration fee is paid with this Registration Statement.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TCA CABLE TV, INC.
                              3015 S.S.E. LOOP 323
                               TYLER, TEXAS 75701

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

To the Shareholders of TCA:

     The Board of Directors of TCA Cable TV, Inc. has unanimously agreed on a merger in which Cox Communications, Inc. will acquire TCA. We believe the merger will allow TCA to more quickly develop broadband communications services.

     Upon completion of the merger, if you have elected to receive half of your consideration as Cox Class A common stock and half of your consideration as cash, each share of your TCA stock will be converted into the right to receive
0.7418 of a share of Cox Class A common stock and $31.25 in cash. Otherwise, if you have elected to receive all Cox Class A common stock or all cash, subject to a proration which is based upon the elections of other TCA shareholders, you may receive a maximum of 1.4836 shares of Cox Class A common stock or $62.50 in cash, respectively.

     The Cox Class A common stock is principally traded on the New York Stock Exchange under the symbol "COX" and is also traded on the Philadelphia, Chicago and Pacific stock exchanges.

     To the extent you receive only shares of Cox Class A common stock, other than cash in lieu of a fractional share, the receipt of such shares in the merger is intended to be tax-free to you for federal income tax purposes.

     The merger requires the approval of holders of two-thirds of the outstanding TCA stock, and we have scheduled a special meeting of the TCA shareholders on August 12, 1999 to vote on the merger.

     Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are inside.

     This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

                                            /s/ FRED R. NICHOLS
                                            Fred R. Nichols
                                            Chairman, Chief Executive Officer
                                              and President
                                            TCA Cable TV, Inc.

     FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 20.

     Neither the Securities and Exchange Commission nor any state securities regulator has approved the Cox Class A common stock to be issued in the merger or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated July 8, 1999, and is first being mailed to shareholders on or about July 9, 1999.

                               TCA CABLE TV, INC.
                              3015 S.S.E. LOOP 323
                               TYLER, TEXAS 75701

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 12, 1999

                          TO THE SHAREHOLDERS OF TCA:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of TCA Cable TV, Inc. will be held on Thursday, August 12, 1999, at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas, commencing at 10:30 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of May 11, 1999, among Cox Communications, Inc., a Delaware corporation, Cox Classic Cable, Inc., a Delaware corporation and a wholly owned subsidiary of Cox, and TCA Cable TV, Inc., pursuant to which, among other things, it is expected, subject to certain exceptions, that (a) TCA will be merged with and into Cox Classic Cable and (b) each outstanding share of TCA common stock will be converted into the right to receive from Cox:

       - 0.7418 of a share of Cox Class A common stock and $31.25 in cash or, subject to proration,

       - 1.4836 shares of Cox Class A common stock or

       - $62.50 in cash.

     2. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

     A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

     Shareholders of record at the close of business on July 2, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder for any purpose germane to the special meeting for 10 days prior to the special meeting during ordinary business hours at TCA's headquarters located at 3015 S.S.E. Loop 323, Tyler, Texas 75701.

     All shareholders are cordially invited to attend the meeting in person. HOWEVER, SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING. Shareholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                            By Order of the Board of Directors,
                                            /s/ KAREN L. GARRETT
                                            Karen L. Garrett
                                            Secretary

Tyler, Texas
July 9, 1999

     IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, WE WILL CONSIDER YOUR PROXY A VOTE IN FAVOR OF THE MERGER AGREEMENT. IF YOU FAIL TO VOTE, IT WILL BE COUNTED AS A VOTE AGAINST THE MERGER.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARD.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.........     1
SUMMARY........................................     5
SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  INFORMATION AND OTHER DATA...................    11
  Cox Selected Historical Consolidated
    Financial Information and Other Data.......    11
  TCA Selected Historical Consolidated
    Financial Information and Other Data.......    13
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION..................................    15
COMPARATIVE PER SHARE INFORMATION..............    17
MARKET PRICE AND DIVIDEND DATA.................    18
RISK FACTORS...................................    20
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS...................................    21
THE SPECIAL MEETING............................    23
  General; Date, Time and Place................    23
  Purposes of the Special Meeting..............    23
  Shareholders Entitled to Vote; Vote
    Required...................................    23
  Rights of Dissenting Shareholders............    24
  Independent Accountants......................    25
THE MERGER.....................................    25
  General......................................    25
  Background of the Merger.....................    25
  Reasons for the Merger; Recommendation of the
    TCA Board..................................    26
  Opinion of TCA's Financial Advisor...........    28
  Material United States Federal Income Tax
    Consequences...............................    33
  Accounting Treatment.........................    35
  Regulatory Approvals.........................    36
  Federal Securities Laws Consequences.........    36
  Stock Exchange Quotation.....................    36
  Rights of Dissenting Shareholders............    37
INFORMATION REGARDING DIRECTORS, EXECUTIVE
  OFFICERS AND FIVE PERCENT STOCKHOLDERS.......    38
INTERESTS OF CERTAIN PERSONS IN THE MERGER.....    39

                                                  PAGE
                                                  ----
THE MERGER AGREEMENT...........................    40
  General......................................    40
  Closing and Effective Time of the Merger.....    40
  Conversion of TCA Stock, Elections and
    Exchange of Certificates...................    40
  Treatment of TCA Stock Options...............    43
  Conditions to the Merger.....................    44
  Representations and Warranties of TCA and
    Cox........................................    45
  Conduct of the Business of TCA and Cox Prior
    to the Merger..............................    46
  No Solicitation of Acquisition
    Transactions...............................    48
  Termination..................................    49
  Termination Fee..............................    50
  Expenses.....................................    50
  Indemnification and Insurance................    50
  Amendments; Waivers..........................    50
  Employee Benefits Following the Merger.......    50
THE VOTING AGREEMENT...........................    51
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION........................    52
DESCRIPTION OF COX CAPITAL STOCK...............    59
  Authorized Capital Stock.....................    59
  Common Stock.................................    59
  Preferred Stock..............................    60
COMPARISON OF SHAREHOLDER RIGHTS...............    61
  Securities That Have Voting Rights...........    61
  Preemptive Rights and Cumulative Voting......    62
  Election, Number, Classification and Removal
    of Directors...............................    62
  Voting Rights on Certain Business
    Combinations...............................    62
  Advance Notice of Shareholder Proposals......    62
  Right to Call Special Meetings...............    63
  Shareholder Action by Written Consent........    63
  Transactions with Interested Stockholders;
    DGCL Section 203 and TBCA Article 13.......    63
  Amendment of Certificate/Articles of
    Incorporation and Bylaws...................    64
  Appraisal Rights.............................    64
LEGAL MATTERS..................................    65
EXPERTS........................................    65
WHERE YOU CAN FIND MORE INFORMATION............    66
LIST OF APPENDICES
Annex A: Agreement and Plan of Merger
Annex B: Voting Agreement
Annex C: Opinion of Donaldson, Lufkin &
         Jenrette Securities Corporation
Annex D: Articles 5.11, 5.12 and 5.13 of the
         Texas Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY IS TCA PROPOSING TO MERGE?

A: Our company is proposing to merge because we believe the resulting combination will provide TCA shareholders with substantial benefits and will increase TCA's ability to more quickly develop broadband communications services.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: It depends. For each share of TCA stock you own, you may request to receive in the merger either:

          (1) 0.7418 of a share of Cox Class A common stock and $31.25 in cash,

          (2) 1.4836 shares of Cox Class A common stock or

          (3) $62.50 in cash.

     If you choose number 1 -- half Cox Class A common stock and half cash
      -- you are guaranteed of your request. However, if you choose number 2
      -- all Cox Class A common stock -- or number 3 -- all cash -- our ability to grant your request will be determined by the elections of the other shareholders. In total, Cox will issue approximately 39.6 million shares of Cox Class A common stock and pay approximately $1.6 billion in cash. Therefore, if too many shareholders elect all stock or all cash, Cox will prorate the amounts of cash and shares of Cox Class A common stock such shareholders receive.

     The 0.7418 and 1.4836 exchange ratios have been adjusted to reflect the two-for-one stock split of Cox Class A common stock effected on May 21, 1999.

     After giving pro forma effect to the merger, the former holders of TCA stock that are converted into Cox Class A common stock will hold approximately 6.6% of the equity and 4.7% of the voting power in Cox as a result of the issuance of approximately 39.6 million shares of Cox Class A common stock in the merger.

Q:   CAN THE VALUE OF THE TRANSACTION CHANGE
     BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A: Yes. The value of the Cox Class A common stock portion of the consideration can change, although the cash portion will not change. The 0.7418 and 1.4836 exchange ratios are fixed exchange ratios, which means that they will not change even if the trading price of the Cox Class A common stock changes. Therefore, the market value of the total transaction, and of the Cox Class A common stock you may receive in the merger, will increase or decrease as the price of Cox Class A common stock increases or decreases. However, if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50, TCA may choose to terminate the merger agreement and abandon the merger. See "The Merger Agreement -- Termination" on page 49.

Q:   HOW DO I ELECT THE FORM OF PAYMENT THAT I
     PREFER?

A: To elect the form of payment you prefer, you must complete an election form, with instructions for making an election as to your preference between receiving half Cox Class A common stock and half cash, all Cox Class A common stock or all cash in the merger. An election form, together with a return envelope, is being mailed to you at the same time as the mailing of this proxy statement/prospectus. The fully completed election form must be returned to First Chicago Trust Company of New York before the election deadline at 5:00 p.m., eastern time, on August 11, 1999. If we do not expect to complete the merger within three to five business days after the special meeting, we will extend the election deadline and publicly announce the extension.

Q:   WHAT HAPPENS IF I DO NOT MAKE AN ELECTION?

A: If you fail to make an election prior to the election deadline, you will not be entitled to elect from among the alternative forms of payment and we will treat you as if you had made an election for half Cox Class A common stock and half cash. For more detail, see page 40 of this proxy statement/prospectus.

Q:   WHAT ELSE DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and this will preclude you from dissenting from the approval of the merger. If you do not vote or you abstain, it will have the effect of a vote against the merger.

     The special meeting will take place on Thursday, August 12. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

     THE TCA BOARD UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED
     MERGER.

Q:   IF MY SHARES ARE HELD IN THE NAME OF MY
     BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares following the directions provided by you. Without instructions, your shares will not be voted.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, TCA will send you written instructions for exchanging your share certificates.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY
     SIGNED PROXY CARD OR CONSENT FORM?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following three ways:

     - First, you can send a written notice stating that you would like to revoke your proxy.

     - Second, you can complete and submit a new proxy card.

     If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to TCA at the address on page 4.

     - Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE
     COMPLETED?

A: Cox and TCA are working toward completing the merger as quickly as possible. TCA must first obtain certain regulatory approvals and shareholder approval. We hope to complete the merger as soon as possible after the special meeting.

Q:   WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF
     THE MERGER?

A:   Your tax consequences will depend upon
     what form of payment you receive in the merger as well as your basis in your TCA stock. For more detail, see page 33 of this proxy statement/prospectus.

Q:   WHAT WILL MY TAX BASIS BE IN THE COX
     CLASS A COMMON STOCK RECEIVED IN THE MERGER?

A: If you receive solely Cox Class A common stock and cash in lieu of a fractional share of Cox Class A common stock in the merger, your tax basis in the shares of Cox Class A common stock will equal your current tax basis in the TCA stock surrendered, decreased by any basis allocable to the fractional share of Cox Class A common stock for which you receive cash. If you receive both cash and stock in the merger, your basis in the shares of Cox Class A common stock will equal your current basis in the TCA stock surrendered, reduced by any cash received in the merger and increased by any gain recognized in the merger.

Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: TCA has traditionally paid dividends on its stock. Subject to TCA board approval, TCA intends to continue paying its quarterly dividend until the effective time of the merger. Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. See "Market Price and Dividend Data" on page 18.

                      WHAT YOU WILL RECEIVE IN THE MERGER

     The following chart illustrates what a holder of 100 shares of TCA stock will receive in the merger. For purposes of this illustration, we have assumed that one-third of all TCA shareholders have elected to receive half Cox Class A common stock and half cash. We have also assumed that there are no cash payments to TCA shareholders who have perfected dissenters' rights, and we have treated outstanding TCA warrants and options as outstanding shares. You should bear in mind that the value of Cox Class A common stock is subject to fluctuation. Amounts paid for fractional shares of Cox Class A common stock are determined as described under "The Merger Agreement -- Conversion of TCA Stock, Elections and Exchange of Certificates" on page 40.

     If you elect to receive half Cox Class A common stock and half cash, you will receive 74 shares of Cox Class A common stock, a check for $3,125 and a check for the value of 0.18 of a share of Cox Class A common stock.

  ASSUMING 33 1/3% OF ALL TCA    YOU ELECT:
  SHAREHOLDERS ELECTED TO
  RECEIVE
  HALF COX CLASS A COMMON STOCK  ALL CASH                       ALL COX CLASS A COMMON STOCK
  AND HALF CASH AND OF THE
  REMAINING 66 2/3% TCA          BASED ON THE TOTAL ELECTIONS, YOU RECEIVE:
  SHAREHOLDERS:
  100% elect all Cox Class A     Not applicable                 Due to oversubscription, your
  common stock and                                              choice is prorated and you
                                                                receive:

  0% elect all cash                                             74 shares of Cox Class A
                                                                common stock,

                                                                a check for $3,103 and

                                                                a check for the value of 0.70
                                                                of a share of Cox Class A
                                                                common stock
  75% choose all Cox Class A     A check for $6,250.00          Due to oversubscription, your
  common stock and                                              choice is prorated and you
                                                                receive:

  25% choose all cash                                           99 shares of Cox Class A
                                                                common stock,

                                                                a check for $2,054 and

                                                                a check for the value of 0.60
                                                                of a share of Cox Class A
                                                                common stock

  50% choose all Cox Class A     A check for $6,250.00          148 shares of Cox Class A
  common stock and                                              common stock and

  50% choose all cash                                           a check for the value of 0.36
                                                                of a share of Cox Class A
                                                                common stock

  25% choose all Cox Class A     Due to oversubscription, your  148 shares of Cox Class A
  common stock and               choice is prorated and you     common stock and
                                 receive:

  75% choose all cash            52 shares of Cox Class A       a check for the value of 0.36
                                 common stock,                  of a share of Cox Class A
                                                                common stock

                                 a check for $4,024 and

                                 a check for the value of 0.84
                                 of a share of Cox Class A
                                 common stock
  0% choose all Cox Class A      Due to oversubscription, your  Not applicable
  common stock and               choice is prorated and you
                                 receive:

  100% choose all cash           76 shares of Cox Class A
                                 common stock,

                                 a check for $3,018 and

                                 a check for the value of 0.72
                                 of a share of Cox Class A
                                 common stock

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you would like additional copies of this proxy statement/prospectus, or if you have questions about the merger, you should contact:

TCA Investor Relations                       Chase Mellon Shareholder Services
Robert Roseman                               Joseph Bryan
Vice President -- Business Development       450 West 33rd Street, 14th Floor
(903) 595-3701                               New York, New York 10001
                                             (212) 273-8080

     This proxy statement/prospectus incorporates certain business and financial information about TCA and Cox that is not included in or delivered with this document. For a description of the incorporated information, see "Where You Can Find More Information" on page 66. This incorporated information is available without charge to the TCA shareholders by contacting:

Cox Communications, Inc.                     TCA Cable TV, Inc.
Dallas S. Clement                            Karen L. Garrett
Vice President and Treasurer                 Secretary
1400 Lake Hearn Drive, NE                    3015 S.S.E. Loop 323
Atlanta, GA 30319                            Tyler, TX 75701
(404) 843-5000                               (903) 595-3701

     If you would like to request documents from us, please do so by July 29, 1999 in order to receive them before the special meeting. Requested documents will be sent to you by first class mail or other equally prompt means within one business day of your request.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the documents which we have incorporated by reference. See "Where You Can Find More Information" on page 67. The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

                                 THE COMPANIES

COX COMMUNICATIONS, INC.
1400 Lake Hearn Drive, N.E.
Atlanta, Georgia 30319
(404) 843-5000
Internet address: www.cox.com

     Cox is among the nation's largest broadband communications companies with U.S. broadband network operations and investments in cable television programming, telecommunications and technology, and broadband networks. Cox's business strategy includes the development of new and advanced communications services for its customers by capitalizing on its highly clustered cable television systems, its industry leading position in upgrading the technological capabilities of its broadband networks, and its commitment to customer service.

     Cox Enterprises, Inc., a privately held corporation based in Georgia and one of the largest media companies in the U.S., held approximately 72.7% of the equity and 81.1% of the voting power of Cox as of May 21, 1999. In addition to Cox, Cox Enterprises and its other subsidiaries publish, own or operate newspapers, television and radio stations, Internet web sites and Manheim Auctions, the world's largest auto auction operator.

     In April 1999, Cox agreed to purchase certain cable television systems serving approximately 260,000 customers from Media General, Inc. In July 1999, Cox agreed to acquire certain cable television systems serving approximately 495,000 customers.

TCA CABLE TV, INC.
3015 S.S.E. Loop 323
Tyler, Texas 75701
(903) 595-3701
Internet address: www.tca-cable.com

     TCA is also among the nation's largest broadband communications companies with U.S. broadband network operations and investments in cable television programming and technology, and broadband networks. Approximately 95% of TCA's subscribers are located in regional clusters in Texas, Louisiana and Arkansas. TCA believes that the geographic clustering of its cable systems makes it a cost effective cable service provider.

     TCA's wholly-owned subsidiary, VPI Communications, Inc. d/b/a CableTime, is one of the largest third-party turnkey advertising insertion providers serving the cable television industry. As of May 31, 1999, CableTime served 78 cable television operators in 506 systems, including TCA's systems, collectively reaching approximately 3.4 million subscribers.

     In June 1999, TCA agreed to acquire cable television systems serving approximately 23,000 subscribers. In July 1999, TCA agreed to purchase cable television systems serving approximately 12,300 subscribers.

COX CLASSIC CABLE, INC.
1400 Lake Hearn Drive, N.E.
Atlanta, Georgia 30319
(404) 843-5000

     Cox Classic Cable, Inc., a wholly owned subsidiary of Cox, is a Delaware corporation formed for use in the merger. This is the only business of Cox Classic Cable, Inc.

REASONS FOR THE MERGER (PAGES 26 THROUGH 28)

     The TCA board believes that the merger is in the best interests of TCA and its shareholders. In reaching its decision to approve the merger, the TCA board considered a number of factors, including the following:

     - the changing technological and competitive environment in the cable television industry:

     - the accelerating trend towards consolidation in the cable television industry;

     - the synergies available to Cox in cost efficiencies available to a larger multiple system operator, such as Cox's lower cost of programming compared to TCA;

     - access to greater financial and technical resources in support of the goals of TCA;

     - the risk that TCA would not have the resources to timely execute its business plan when compared to its existing and potential competitors;

     - the opportunity for TCA shareholders to participate in a larger and more commercially diversified company such as Cox;

     - information relating to TCA's prospects, which led the TCA board to determine that it is reasonably likely that TCA will be required to raise additional capital to attempt to create shareholder value in excess of the merger consideration;

     - that the Cox offer represented a premium over the price of TCA stock;

     - the market capitalization, revenues and assets of Cox as compared to TCA;

     - the experience, depth and competence of Cox's operating team;

     - the similarity in corporate cultures between Cox and TCA, including Cox's excellent reputation for customer satisfaction and customer service;

     - that TCA could, no later than June 14, 1999 and subject to limitations in the merger agreement, provide non-public information to and negotiate with other potential acquirors with respect to an acquisition proposal made to TCA and enter into a contract with respect to a superior proposal if Cox did not match such proposal;

     - that TCA may, subject to the merger agreement, terminate the agreement if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50;

     - the willingness of certain TCA shareholders to execute a voting agreement in support of the merger and the fact that Cox was unwilling to sign the merger agreement without the voting agreement;

     - that the amount of the termination fee under the merger agreement was reasonable in the judgment of TCA in light of the value of the merger consideration to TCA's shareholders;

     - the determination that the proposed merger consideration was preemptive and fully priced for TCA based, in part, on the presentation to the board by Donaldson, Lufkin & Jenrette; and

     - the analysis by Donaldson, Lufkin & Jenrette that the merger consideration was fair to holders of TCA stock from a financial point of view.

RECOMMENDATION OF THE TCA BOARD (PAGES 26 THROUGH 28)

     The TCA board unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote in favor of the approval and adoption of the merger agreement.

PURPOSES OF THE SPECIAL MEETING (PAGE 23)

     The purposes of the special meeting are to consider and vote upon:

     - a proposal to approve and adopt the merger agreement; and

     - such other business as may properly be brought before the special meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING (PAGE 23)

     The special meeting will be held on Thursday, August 12, 1999, at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas, commencing at 10:30 a.m., local time.

SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING; VOTE REQUIRED (PAGE 23)

     The close of business on July 2, 1999 is the record date for the special meeting. Only TCA shareholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 49,867,436 shares of TCA stock outstanding. Each share of TCA stock will be entitled to one vote on each matter to be acted upon at the special meeting.

     A two-thirds vote of the shares of TCA stock outstanding on the record date is required to adopt the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS OF TCA (PAGES 39)

     In determining how to vote at the special meeting, you should be aware that certain officers and directors of TCA may have interests in the merger that are different from the interests of other shareholders.

     As of July 2, 1999, all executive officers and directors of TCA, as a group, owned approximately 9.6% of the shares of TCA stock entitled to vote at the special meeting.

     Outside directors of TCA will be entitled to convert their TCA options into Cox options.

CONTROLLING STOCKHOLDER OF COX (PAGE 38)

     In considering whether to approve the merger and how to make your election for Cox Class A common stock or cash, you should be aware that Cox Enterprises is the controlling stockholder of Cox.

OPINION OF FINANCIAL ADVISOR (PAGES 28 THROUGH 33)

     In deciding to approve the merger, the TCA board considered the opinion of its financial advisor, Donaldson Lufkin & Jenrette Securities Corporation, that the merger consideration was fair to TCA shareholders from a financial point of view.

     The full text of the written opinion of Donaldson, Lufkin & Jenrette, which sets forth assumptions made, matters considered, procedures followed and the scope of the review undertaken, is attached hereto as Annex C. The written opinion of Donaldson, Lufkin & Jenrette is not a recommendation as to how you should vote in regard to the approval and adoption of the merger agreement. WE ENCOURAGE YOU TO READ THE OPINION OF DONALDSON, LUFKIN & JENRETTE IN ITS ENTIRETY.

                                   THE MERGER

FORM OF MERGER (PAGE 40)

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware and Texas law, at the effective time of the merger TCA will be merged with and into Cox Classic Cable. Cox Classic Cable will survive the merger as a wholly owned subsidiary of Cox and will continue its corporate existence under Delaware law under its own name. However, if all of the conditions to the merger have been satisfied or waived other than the condition relating to the receipt of legal opinions that the merger will qualify as a reorganization for federal income tax purposes, then TCA and Cox have agreed that at the effective time of the merger, Cox Classic Cable will be merged with and into TCA. If this reverse merger occurs, TCA will survive the merger as a wholly owned subsidiary of Cox and will continue its corporate existence under Texas law. IF THIS REVERSE MERGER OCCURS, THE MERGER WILL BE A TAXABLE TRANSACTION TO YOU. See "The Merger -- Material United States Federal Income Tax Consequences." Your vote for the adoption of the merger agreement constitutes approval of the merger, whether it is completed as a forward merger or a taxable reverse merger.

CONDITIONS TO THE MERGER (PAGES 44 THROUGH 45)

     Cox's and TCA's obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

     - TCA shareholders must approve and adopt the merger agreement;

     - no court order or law can be in effect that prohibits the merger or makes the merger illegal;

     - the shares of Cox to be issued in the merger must be registered with the SEC and must be authorized for listing on the New York Stock Exchange;

     - each of Cox and TCA must certify to the other that its representations and warranties contained in the merger agreement are true and correct except for breaches of representations and warranties that would not have a material adverse effect on the breaching party; each must also certify to the other that it has performed all of its material obligations under the merger agreement;

     - subject to the reverse merger option, each of Cox and TCA must receive an opinion from its tax counsel that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code; and

     - all consents and regulatory approvals shall have been obtained, except that franchise consents need to cover only 90% of TCA's subscribers.

CONSEQUENCES OF A NO VOTE ON THE MERGER

     If TCA shareholders vote against the merger and an alternative transaction exists and is accepted within nine months of the special meeting, then TCA will be required to pay Cox a termination fee equal to $92.5 million. See "The Merger Agreement -- Termination Fee."

     If TCA shareholders vote against the merger in the absence of an alternative transaction, no termination fee would be payable to Cox.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE (PAGES 49 THROUGH 50)

     Cox and TCA can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

     - the merger is not completed by May 11, 2000;

     - a court order or law prohibits the merger;

     - TCA's shareholders fail to approve the merger; or

     - the other party breaches any representation or warranty in the merger agreement and such breach would have a material adverse effect on the other party, or the other party breaches any covenant in the merger agreement and in each case such breach is not capable of being cured by the termination date.

     TCA may terminate the merger agreement if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50.

     Cox may terminate the merger agreement if either of the following occurs:

     - the TCA board fails to call the special meeting or withdraws or adversely modifies its approval or recommendation of the merger; or

     - TCA violates, in any material respect, its no shop agreement.

     If the merger agreement is terminated under certain circumstances, including the failure of TCA shareholders to approve the merger in the face of an alternative transaction and TCA accepts or consummates an alternative transaction within nine months of the shareholders meeting, TCA will be required to pay Cox a termination fee equal to $92.5 million. See "The Merger
Agreement -- Termination Fee" for a complete discussion of the circumstances in which TCA would be required to pay the termination fee.

     All costs and expenses will be paid by the party incurring them.

THE VOTING AGREEMENT (PAGE 51)

     Holders of approximately 20.8% of the outstanding shares of TCA stock have entered into a voting agreement with Cox in which they have agreed to vote in favor of the merger and against any alternative acquisition proposals during the term of the merger agreement and, under certain circumstances, for six months after the termination of the merger agreement.

REGULATORY APPROVALS (PAGE 36)

     The Hart-Scott-Rodino Antitrust Improvements Act prohibits Cox and TCA from completing the merger until Cox and TCA have furnished certain information and materials to the Antitrust
Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Effective May 19, 1999, Cox and TCA each filed the required notification and report forms. The required waiting period expired on June 18, 1999.

     The Federal Communications Commission must approve the merger in connection with the transfer of control of various licenses held by TCA and its subsidiaries. In addition, a limited number of the TCA franchises issued by local government franchising authorities will require approval of the local authority for transfer of control of the individual cable systems to Cox.

     THERE CAN BE NO ASSURANCES THAT THESE SPECIFIED REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. SEE "THE MERGER AGREEMENT -- CONDITIONS TO THE MERGER" ON PAGE 44.

DISSENTERS' RIGHTS (PAGE 37)

     Under Texas law, you may exercise dissenters' rights that, under certain circumstances, will entitle you to have your shares purchased in accordance with the Texas Business Corporation Act, which we refer to as the TBCA. The required procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA must be followed exactly or you may lose your right to dissent from the merger. We have attached the provisions of the TBCA as Annex D to this proxy statement/ prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 33 THROUGH 35)

     The merger is intended to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, so that holders of TCA common stock will not recognize gain or loss for federal income tax purposes as a result of the merger, except to the extent of any cash received.

     The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for federal income tax purposes. If this condition is not satisfied, the merger will be completed in a manner that is taxable to you.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

ACCOUNTING TREATMENT (PAGE 35)

     The merger will be treated as a purchase and, as such, the purchase price will be allocated to the assets and liabilities of TCA based on their estimated fair market values at the date of acquisition.

COMPARISON OF SHAREHOLDERS RIGHTS (PAGE 61)

     There are material differences between the rights of holders of TCA stock and the rights of holders of Cox Class A common stock. These differences arise because of

     - differences between Texas state law, where TCA is organized, and Delaware state law, where Cox is organized, and

     - differing provisions in the TCA articles of incorporation and bylaws and the Cox certificate of incorporation and bylaws.

Such differences include the following:

     - TCA has one class of voting stock -- common stock. Cox has three classes of voting stock -- Class A common stock, Class C common stock and Series A convertible preferred stock. Holders of Cox's Class C common stock are entitled to ten votes per share, while holders of Cox's other classes of voting stock and holders of TCA's common stock are entitled to one vote per share.

     - In general, holders of at least 66 2/3% of all outstanding TCA common stock must approve a merger or the sale of substantially all of TCA's property and assets. In certain instances, holders of at least 80% of the voting power of all outstanding Cox voting stock must approve a merger or the sale of substantially all of Cox's property and assets.

     - Holders of 10% or more of TCA's common stock are authorized to call a special meeting of the shareholders. Cox's stockholders do not have the right to call a special meeting.

     - In general, holders of at least 66 2/3% of all outstanding TCA common stock must approve an amendment to TCA's articles of incorporation. In certain instances, holders of at least 80% of the voting power of all outstanding Cox voting stock must approve an amendment to Cox's certificate of incorporation.

RISK FACTORS (PAGE 20)

     There are risk factors that should be considered by you in evaluating how to vote at the special meeting.

     Risks Related to the Merger

     - Because the exchange ratios are fixed, TCA shareholders who receive all or a part of their consideration in Cox Class A common stock may receive a lower value of merger consideration.

     - Because of proration as provided for in the merger agreement, even if you have elected to receive 100% cash or 100% Cox Class A common stock, you may not receive 100% cash or 100% Cox Class A common stock for each share of your TCA stock.

     - The TCA board may decide that even if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50, rather than terminate the merger agreement, the merger may be consummated on a fully taxable basis.

     Risks Related to Cox

     - Cox is controlled by a principal stockholder whose interests may be different than your interests.

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     We are providing the following financial information and other data to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of Cox and TCA and the related notes contained in their annual, quarterly and other reports and other information that Cox and TCA have filed with the SEC. See "Where You Can Find More Information" on page 66.

     Cox has a fiscal year ending December 31, and TCA has a fiscal year ending October 31. Accordingly, the selected historical consolidated financial information for the periods presented correspond to each company's applicable fiscal year and quarter ends.

   COX SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     The following selected financial information for each of the five years in the period ended December 31, 1998 has been derived from Cox's audited historical consolidated financial statements, and the information for the three months ended March 31, 1998 and 1999 has been derived from Cox's unaudited historical consolidated financial statements. All per share amounts reflected below have been restated to reflect Cox's two-for-one stock split which became effective May 21, 1999. The 1995 financial information and other data includes the February 1, 1995 merger with Times Mirror Company's cable television business.

     Operating cash flow under "Other Operating and Financial Data" is not a generally accepted accounting principle measure of performance. However, operating cash flow is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas such as operating performance and leverage. Cox defines operating cash flow as operating income before depreciation and amortization. Operating cash flow should not be considered as an alternative to net income as an indicator of Cox's performance or as an alternative to cash flows from operating activities as a measure of liquidity.

     Using the fourth quarter annualized operating cash flow, the multiple of debt to operating cash flow was 4.6x and 5.1x at December 31, 1997 and 1998, respectively. In addition, operating cash flow is annualized to calculate the multiple of debt to operating cash flow for the three months ended March 31, 1998 and 1999.

                                                                                             THREE MONTHS
                                                                                                ENDED
                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                            --------------------------------------------------------     --------------------
                              1994       1995       1996       1997          1998          1998       1999
                            --------   --------   --------   ---------     ---------     --------   ---------
                                                          (MILLIONS OF DOLLARS)
STATEMENT OF OPERATIONS
  DATA:
  Revenues................  $  736.3   $1,286.2   $1,460.3   $ 1,610.4     $ 1,716.8     $  415.8   $   498.5
  Operating income........     139.8      226.0      221.7       205.3         201.4         43.5        65.2
  Net income (loss).......      26.6      103.8      (51.6)     (136.5)      1,270.7       (101.9)      251.2
  Basic net income (loss)
    per share.............  $   0.07   $   0.20   $  (0.10)  $   (0.25)    $    2.33     $  (0.19)  $    0.45
  Diluted net income
    (loss) per share......      0.07       0.20      (0.10)      (0.25)         2.30        (0.19)       0.45

                                                                                             THREE MONTHS
                                                                                                ENDED
                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                            --------------------------------------------------------     --------------------
                              1994       1995       1996       1997          1998          1998       1999
                            --------   --------   --------   ---------     ---------     --------   ---------
                                                          (MILLIONS OF DOLLARS)
OTHER OPERATING AND
  FINANCIAL DATA:
  Operating cash flow.....  $  268.5   $  493.3   $  556.9   $   609.8     $   659.1     $  149.1   $   188.5
  Operating cash flow
    margin................      36.5%      38.4%      38.1%       37.9%         38.4%        35.9%       37.8%
  Multiple of debt to
    operating cash flow...       2.9x       5.2x       5.2x        5.2x          6.2x         5.2x        4.6x
  Cash flows provided by
    operating
    activities............  $  205.0   $  324.9   $  309.1   $   554.5     $   665.5     $  191.5   $   175.9
  Cash flows provided by
    (used in) investing
    activities............    (372.2)    (865.5)    (552.2)   (1,108.0)     (1,600.4)      (124.9)      514.9
  Cash flows provided by
    (used in) financing
    activities............     156.3      576.4      246.2       539.3         937.2        (64.3)     (630.9)

                                                  DECEMBER 31,                                MARCH 31,
                            --------------------------------------------------------     --------------------
                              1994       1995       1996       1997          1998          1998       1999
                            --------   --------   --------   ---------     ---------     --------   ---------
                                                          (MILLIONS OF DOLLARS)
BALANCE SHEET DATA:
  Total assets............  $1,874.7   $5,555.3   $5,784.6   $ 6,556.6     $12,878.1     $6,623.5   $14,727.0
  Total debt (including
    amounts due to Cox
    Enterprises)..........     787.8    2,575.3    2,881.0     3,148.8       4,090.8      3,082.9     3,495.8

     The table below includes certain customer data of Cox. A basic service customer is counted as a home with one or more television sets connected to a cable television system. New services include Cox Digital Television, Cox@Home and Cox Digital Telephone. Each basic customer and each new service is a revenue generating unit. In certain locations, a household may purchase more than one new service, each of which is counted as a separate revenue generating unit. A home is deemed to be passed if it can be connected to the distribution system without any further extension of the distribution plant. Basic penetration represents basic customers as a percentage of homes passed by cable. Premium service units include single or multi-channel services offered for a monthly fee per service.

     Cox's customer data excludes basic customers and homes passed related to TWC Cable Partners, a joint venture owned 50% by Cox and 50% by Time Warner. TWC operates cable television systems in Staten Island, New York and Fort Walton Beach, Florida. Cox currently manages the Fort Walton Beach cable television system which had basic customers of 52,345, 65,254, 66,568, 68,586, 71,213 and
72,215, respectively, at December 31, 1994, 1995, 1996, 1997 and 1998 and March
31, 1999.

                                                 DECEMBER 31,                           MARCH 31,
                           ---------------------------------------------------------   ------------
                             1994        1995        1996        1997        1998          1999
                           ---------   ---------   ---------   ---------   ---------   ------------
CUSTOMER DATA:
  Basic customers........  1,851,726   3,248,759   3,259,384   3,235,338   3,741,608    3,783,367
  New services...........         --          --          --      18,941     169,731      230,380
                           ---------   ---------   ---------   ---------   ---------    ---------
  Revenue generating
     units...............  1,851,726   3,248,759   3,259,384   3,254,279   3,911,339    4,013,747
  Homes passed...........  2,878,857   5,005,858   5,016,749   5,023,870   5,923,428    5,952,482
  Basic penetration......       64.3%       64.9%       65.0%       64.4%       63.2%        63.6%
  Premium service
     units...............  1,203,606   1,827,068   2,000,673   1,865,184   2,206,833    2,205,439

   TCA SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     The following selected financial information for each of the five years in the period ended October 31, 1998 has been derived from TCA's audited historical consolidated financial statements, and the information for the six months ended April 30, 1998 and 1999 has been derived from TCA's unaudited historical consolidated financial statements. TCA adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," during the first quarter of 1994 by recognizing a one-time cumulative effect adjustment which reduced net income by $1.9 million.

     Operating cash flow under "Other Operating and Financial Data" is not a generally accepted accounting principle measure of performance. However, operating cash flow is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas such as operating performance and leverage. We define operating cash flow as operating income before depreciation and amortization. Operating cash flow should not be considered as an alternative to net income as an indicator of TCA's performance or as an alternative to cash flows from operating activities as a measure of liquidity.

     Using the fourth quarter annualized operating cash flow, the multiple of debt to operating cash flow was 2.4x and 3.1x at October 31, 1997 and 1998, respectively. In addition, operating cash flow is annualized to calculate the multiple of debt to operating cash flow for the six months ended April 30, 1998 and 1999.

                                                                                       SIX MONTHS ENDED
                                            YEAR ENDED OCTOBER 31,                         APRIL 30,
                            -------------------------------------------------------   -------------------
                              1994       1995        1996        1997       1998        1998       1999
                            --------   ---------   ---------   --------   ---------   --------   --------
                                            (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues..................  $  162.3   $   190.7   $   253.3   $  307.5   $   385.7   $  177.5   $  211.6
Operating income..........      46.0        65.8        82.0       91.6       112.3       52.4       62.0
Net income................      21.1        31.3        34.9       38.1        42.5       20.6       23.7
Basic net income per
  share...................  $   0.43   $    0.64   $    0.70   $   0.77   $    0.85   $   0.41   $   0.48
Diluted net income per
  share...................      0.43        0.64        0.70       0.77        0.84       0.41       0.47
OTHER OPERATING AND
  FINANCIAL DATA:
Operating cash flow.......  $   79.6   $    94.2   $   119.5   $  135.9   $   168.7   $   78.0   $   93.1
Operating cash flow
  margin..................      49.0%       49.4%       47.2%      44.2%       43.7%      44.0%      44.0%
Multiple of debt to
  operating cash flow.....       1.6x        2.8x        2.6x       2.3x        3.3x       3.5x       2.8x
Cash flows provided by
  operating activities....  $   60.5   $    68.2   $    90.5   $  100.9   $   132.0   $   62.0   $   70.9
Cash flows used in
  investing activities....     (29.7)     (191.9)     (124.9)     (91.8)     (325.4)    (272.5)     (40.4)
Cash flows provided by
  (used in) financing
  activities..............     (29.8)      122.5        36.6       (9.2)      195.9     (211.3)     (32.7)

                                                   OCTOBER 31,                              APRIL 30,
                               ----------------------------------------------------   ----------------------
                                1994       1995       1996       1997        1998        1998         1999
                               ------     ------     ------     ------     --------   -----------   --------
                                                           (MILLIONS OF DOLLARS)
BALANCE SHEET DATA:
Total assets...............    $286.2     $454.1     $664.0     $722.4     $1,070.8    $1,100.7     $1,088.4
Total debt.................     126.4      262.2      314.5      317.0        552.0       549.0        529.0

     The table below includes certain customer data of TCA. A basic customer is counted as a home with one or more television sets connected to a cable television system. Each basic customer and each new service is a revenue generating unit. In certain locations, a household may purchase digital television and Internet access, each of which is counted as a separate revenue generating unit. A home is deemed to be passed if it can be connected to the distribution system without any further extension of the distribution plant. Basic penetration represents basic customers as a percentage of homes passed by cable. Premium service units include single or multi-channel services offered for a monthly fee per service.

                                                       OCTOBER 31,                             APRIL 30,
                                ---------------------------------------------------------   ----------------
                                 1994        1995        1996        1997         1998            1999
                                -------     -------     -------     -------     ---------   ----------------
CUSTOMER DATA:
  Basic customers...........    486,852     573,951     670,500     702,659       864,919        873,670
  Digital television and
    Internet access.........         --          --          --          --        19,413         25,660
                                -------     -------     -------     -------     ---------      ---------
  Revenue generating
    units...................    486,852     573,951     670,500     702,659       884,332        889,330
  Homes passed..............    651,250     761,621     891,458     935,438     1,194,975      1,194,975
  Basic penetration.........       74.8%       75.4%       75.2%       75.1%         72.4%          73.1%
  Premium service units.....    321,076     356,836     390,457     417,423       573,886        551,886

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information has been derived from the historical financial statements of Cox, Prime South Diversified, Inc. and TCA. The unaudited pro forma combined balance sheet as of March 31, 1999 has been presented as if the pending acquisition of TCA had been consummated on that date. The unaudited pro forma combined statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 have been presented as if the pending acquisition of TCA and the acquisition of Prime South had been consummated on January 1, 1998. Cox acquired Prime South on October 1, 1998.

     The selected unaudited pro forma combined financial information gives effect to the acquisition of Prime South and the pending acquisition of TCA under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information. See "Unaudited Pro Forma Combined Condensed Financial Information" on page 52.

     Operating cash flow under "Other Operating and Financial Data" is not a generally accepted accounting principle measure of performance. However, operating cash flow is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas such as operating performance and leverage. Cox defines operating cash flow as operating income before depreciation and amortization. Operating cash flow should not be considered as an alternative to net income as an indicator of Cox's performance or as an alternative to cash flows from operating activities as a measure of liquidity.

     In April 1999, Cox agreed to purchase certain cable television systems serving approximately 260,000 customers in Fairfax County and Fredericksburg, Virginia from Media General, Inc. The transaction values the Media General cable systems at $1.4 billion. In July 1999, Cox signed a definitive agreement with AT&T to exchange its AT&T stock for approximately $750.0 million of other consideration (including cash) and cable television systems that serve approximately 495,000 customers, principally in Oklahoma and Louisiana. The unaudited pro forma combined condensed financial information below does not give effect to the pending acquisition of the Media General cable systems and the AT&T cable systems. If the unaudited pro forma combined condensed financial information included the effect of these pending acquisitions for the periods presented, revenues and operating cash flows would have been $2,581.5 million and $1,029.3 million, respectively, for the year ended December 31, 1998 and $693.9 million and $270.7 million, respectively, for the three months ended March 31, 1999. If these pending transactions had been consummated on March 31, 1999, total debt would have been $6,220.7 million.

                                                                        COX PRO FORMA
                                                             ------------------------------------
                                                                                    THREE MONTHS
                                                                YEAR ENDED             ENDED
                                                             DECEMBER 31, 1998     MARCH 31, 1999
                                                             -----------------     --------------
                                                                    (MILLIONS OF DOLLARS,
                                                                    EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................     $ 2,240.7           $   603.9
Operating income............................................         204.7                67.8
Net income..................................................       1,139.4               227.9
Basic net income per share..................................     $    1.92           $    0.38
Diluted net income per share................................          1.90                0.38
OTHER OPERATING AND FINANCIAL DATA:
Operating cash flow.........................................     $   888.7           $   235.3
Cash flows provided by operating activities.................         781.0               211.5
Cash flows provided by (used in) investing activities.......      (1,983.5)              497.1
Cash flows provided by (used in) financing activities.......       1,105.2              (650.1)

                                                                 MARCH 31, 1999
                                                                 --------------
                                                                  (MILLIONS OF
                                                                    DOLLARS)
BALANCE SHEET DATA:
Total assets................................................        $20,170.9
Total debt (including amounts due to Cox Enterprises).......          5,674.9

     The table below includes combined customer data of Cox and TCA. A basic service customer is counted as a home with one or more television sets connected to a cable television system. New services include Cox Digital Television, Cox@Home and Cox Digital Telephone, as well as digital television and Internet access offered by TCA. Each basic customer and each new service is a revenue generating unit. In certain locations, a household may purchase more than one new service, each of which is counted as a separate revenue generating unit. A home is deemed to be passed if it can be connected to the distribution system without any further extension of the distribution plant. Basic penetration represents basic customers as a percentage of homes passed by cable. Premium service units include single or multi-channel services offered for a monthly fee per service.

                                                               MARCH 31, 1999
                                                               --------------
CUSTOMER DATA:
Basic customers.............................................      4,644,958
New services................................................        252,836
                                                                 ----------
Revenue generating units....................................      4,897,794
Homes passed................................................      7,147,457
Basic penetration...........................................           65.0%
Premium service units.......................................      2,751,713

                       COMPARATIVE PER SHARE INFORMATION

     We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of Cox and TCA contained in reports that have been previously filed with the SEC and that are incorporated by reference in this proxy statement/prospectus. See "Unaudited Pro Forma Combined Condensed Financial Information" on page 52. You also should review the unaudited pro forma combined condensed financial information contained elsewhere in this proxy statement/prospectus. The pro forma income per share amounts presented below reflect the acquisition of Prime South and the pending acquisition of TCA as though they had occurred on January 1, 1998. The pro forma book value per share amounts presented below reflect the pending acquisition of TCA as though it had occurred on March 31, 1999. The TCA pro forma equivalent per share data were calculated by multiplying the Cox pro forma per share data by 1.4836, the exchange ratio, so that the Cox pro forma per share amounts are equated to the respective values for one share of TCA, assuming an all stock conversion. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interests in such results, or the future results that will occur after the merger.

     TCA paid dividends of $0.32 per share for the year ended October 31, 1998 and $0.16 per share for the six months ended April 30, 1999. Dividend information is not presented below because Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its business.

                                                                YEAR ENDED       THREE MONTHS ENDED
                                                             DECEMBER 31, 1998     MARCH 31, 1999
                                                             -----------------   ------------------
BASIC EARNINGS PER COMMON SHARE:
  Cox historical...........................................        $2.33               $0.45
  TCA historical...........................................         0.85                0.24
  Cox pro forma............................................         1.92                0.38
  TCA pro forma equivalent.................................         2.85                0.56
DILUTED EARNINGS PER COMMON SHARE:
  Cox historical...........................................         2.30                0.45
  TCA historical...........................................         0.84                0.24
  Cox pro forma............................................         1.90                0.38
  TCA pro forma equivalent.................................         2.82                0.56

                                                              MARCH 31, 1999
                                                              --------------
BOOK VALUE PER COMMON SHARE:
  Cox historical............................................      $12.35
  TCA historical............................................        4.10
  Cox pro forma.............................................       14.39
  TCA pro forma equivalent..................................       21.35

                         MARKET PRICE AND DIVIDEND DATA

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     TCA. The TCA stock is listed for trading on the Nasdaq National Market under the symbol "TCAT." The following tables set forth, for the calendar quarters indicated, the high and low market prices of shares of TCA stock as reported on the Nasdaq National Market, as adjusted to reflect the July 15, 1998 two-for-one stock split paid in the form of a dividend.

                                                                        TCA STOCK
                                                              -----------------------------
                                                               HIGH       LOW     DIVIDENDS
                                                              -------   -------   ---------
1997
Quarter ended March 31, 1997................................  $16.813   $14.000     $0.08
Quarter ended June 30, 1997.................................   19.250    15.125      0.08
Quarter ended September 30, 1997............................   20.750    18.500      0.08
Quarter ended December 31, 1997.............................   23.625    19.500      0.08
1998
Quarter ended March 31, 1998................................  $29.563   $21.500     $0.08
Quarter ended June 30, 1998.................................   31.875    27.094      0.08
Quarter ended September 30, 1998............................   30.750    21.375      0.08
Quarter ended December 31, 1998.............................   36.750    22.359      0.08
1999
Quarter ended March 31, 1999................................  $48.000   $33.688     $0.08
Quarter ended June 30, 1999.................................   61.625    41.625      0.08

     Cox. The Cox Class A common stock is listed for trading on the New York Stock Exchange under the symbol "COX." The following tables set forth, for the calendar quarters indicated, the high and low market prices of shares of Cox Class A common stock as reported on the New York Stock Exchange Composite Transaction Tape. All Cox Class A common stock market prices have been adjusted for the two-for-one split of all classes of Cox's capital stock effective on May 21, 1999. Cox has never declared or paid cash dividends on its stock.

                                                                  COX STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
1997
Quarter ended March 31, 1997................................  $11.625   $ 9.813
Quarter ended June 30, 1997.................................   13.938     9.063
Quarter ended September 30, 1997............................   14.094    12.469
Quarter ended December 31, 1997.............................   20.031    13.843
1998
Quarter ended March 31, 1998................................  $21.469   $17.188
Quarter ended June 30, 1998.................................   24.750    20.813
Quarter ended September 30, 1998............................   28.438    20.750
Quarter ended December 31, 1998.............................   35.375    23.532
1999
Quarter ended March 31, 1999................................  $41.282   $32.000
Quarter ended June 30, 1999.................................   44.438    32.781

     Equivalent Per Share Data. The information presented in the table below represents closing market prices reported on the New York Stock Exchange Composite Transaction Tape for shares of Cox Class A common stock, as adjusted to reflect the May 21, 1999 two-for-one split, and closing market prices on the Nasdaq National Market for TCA stock, on May 11, 1999, the last full trading day immediately preceding the public announcement of the proposed merger, and on July 6, 1999, the last practicable day for which closing prices were available at the time of the mailing of this proxy statement/prospectus, as well as the equivalent stock price of shares of TCA stock on such dates. TCA shareholders should obtain current market quotations for the shares of Cox Class A common stock and TCA stock prior to making any decision with respect to the merger. The equivalent stock price of shares of TCA stock has been calculated as the sum of $31.25 and the per share closing price for Cox Class A common stock reported on the New York Stock Exchange Composite Transaction Tape for Cox Class A common stock at such specified date, multiplied by an exchange ratio of 0.7418, which assumes the consideration payable per share of TCA stock in half cash and half Cox Class A common stock.

                                         COX CLASS A                           TCA EQUIVALENT
                                        COMMON STOCK          TCA STOCK          STOCK PRICE
                                      -----------------   -----------------   -----------------
                                       HIGH       LOW      HIGH       LOW      HIGH       LOW
                                      -------   -------   -------   -------   -------   -------
May 11, 1999.......................   $44.438   $43.750   $53.625   $51.625   $64.214   $63.704
July 6, 1999.......................    37.438    36.375    56.500    55.563    59.022    58.233

     Following the consummation of the merger, shares of TCA stock will cease to be traded on the Nasdaq National Market.

                                  RISK FACTORS

     You should consider the following risk factors carefully in determining how to vote at the special meeting.

RISKS RELATED TO THE MERGER

     Because the Exchange Ratio Is Fixed, TCA Shareholders Who Receive All or a Part of Their Consideration in Cox Class A Common Stock May Receive a Lower Value of Merger Consideration. TCA shareholders receiving all or a portion of their consideration in Cox shares are receiving a fixed number of Cox shares in the merger, rather than a number of shares of Cox Class A common stock with a particular fixed market value. The market values of the Cox Class A common stock and TCA stock at the time of the merger may vary significantly from their prices on the date the merger agreement was executed, the date of this proxy statement/prospectus or the date on which TCA shareholders vote on the merger. Variations in the price of Cox Class A common stock may be the result of changes in the business, operations or prospects of Cox or TCA, market assessments of the likelihood that the merger will be consummated, the timing of the merger and the prospects for the post-merger operations of the combined company, regulatory and tax considerations, general market and economic conditions and other factors beyond the control of Cox or TCA. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Cox Class A common stock or TCA stock, the market value of the Cox Class A common stock issued in the merger and the TCA stock surrendered in the merger may be higher or lower than the values of such shares on such earlier dates. Although the merger agreement permits TCA to terminate the merger agreement prior to the closing date if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50, TCA is not obligated to do so. Any decision would be made by TCA's board, consistent with its fiduciary duties, based upon the relevant facts and circumstances at that time. In addition, because the date that the merger is completed will be later than the date of the special meeting, the market values of the Cox Class A common stock and the TCA stock on or before the date of the special meeting may not be indicative of their prices during the period between the special meeting and the date the merger is completed.

     Because of Proration as Provided for in the Merger Agreement, Even if You Have Elected to Receive 100% Cash or 100% Cox Class A Common Stock, You May Not Receive 100% Cash or 100% Cox Class A Common Stock for Each Share of Your TCA Stock. Cox will pay approximately $1.6 billion in cash and will issue approximately 39.6 million shares of Cox Class A common stock as consideration in the merger. Therefore, if you elect to receive 100% cash or 100% stock, and too many other TCA shareholders make the same election as you, a proration will occur and you will receive some portion of cash and some portion of Cox Class A common stock for your shares of TCA stock. Only those TCA shareholders electing 50% cash and 50% stock are guaranteed to receive their election.

     The TCA Board May Decide that Even if the 10 Day Weighted Average Price of the Cox Class A Common Stock for the Period Ending Two Days Prior to the Special Meeting is Below $34.50, Rather than Terminate the Merger Agreement, the Merger May be Consummated on a Fully Taxable Basis. Under the terms of the merger agreement, TCA has been granted a right to terminate the merger agreement if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50. Even if the Cox Class A common stock price is below $34.50 at that time, the TCA board may decide to continue with the merger. However, as a result of tax law and legal interpretations, it is expected that legal counsel could not deliver opinions to Cox and TCA that the merger would qualify as a reorganization for federal income tax purposes if the price of the Cox Class A common stock were below $34.50. The merger would then be consummated as a reverse merger in which Cox Classic Cable would merge with and into TCA, with TCA as the surviving entity and a wholly owned subsidiary of Cox. Under a reverse merger, the exchange of TCA stock for a combination of Cox Class A common stock and cash in the merger would be a fully taxable transaction. As a result, you would recognize gain or loss in an amount by which the sum of the amount of cash plus the fair market value of the Cox Class A common stock received by you exceeds or is exceeded by your tax basis in your TCA stock.

RISKS RELATED TO COX

     Cox is Controlled by a Principal Stockholder whose Interests May be Different than Your Interests. As of May 21, 1999, Cox Enterprises owned approximately 72.7% of the outstanding equity and 81.1% of the voting power of Cox. Cox Enterprises therefore controls substantially all actions to be taken by the Cox stockholders, including the election of all the directors to the Cox board. After giving effect to the merger, assuming that Cox issues approximately
39.6 million shares pursuant to the merger agreement, Cox Enterprises will own approximately 67.9% of the equity and 77.3% of the voting power of Cox. This voting control may have the effect of discouraging offers to acquire Cox because the consummation of any such acquisition would require the consent of Cox Enterprises. The interests of Cox Enterprises, which operates businesses in other industries, including broadcasting and newspapers, may from time to time diverge from the interests of other Cox stockholders, particularly with regard to new business opportunities.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements concerning Cox and TCA's outlook for the future and information about their plans and objectives, expectations as to subscriber and revenue growth, anticipated rates of subscriber penetration, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These statements occur in:

     - "Questions and Answers about the Merger;"

     - "Selected Unaudited Pro Forma Combined Financial Information;"

     - "Risk Factors;"

     - "The Merger -- Reasons for the Merger; Recommendation of the TCA Board;"

     - "The Merger -- Opinion of TCA's Financial Advisor;"

     - "Unaudited Pro Forma Combined Condensed Financial Information;" and

     - Statements contained elsewhere in this document concerning Cox and TCA's plans for their and the combined company's growth and future operations or financial position.

     Actual results may differ materially from those in the forward-looking statements and may be affected by known and unknown risks, uncertainties and other factors. Many of these risks and uncertainties have been discussed in Cox's and TCA's prior filings with the SEC. Factors to consider in connection with any of these forward-looking statements include, but are not limited to:

     - The companys' ability to implement successfully their respective individual and combined growth strategies and the level of success of their operating initiatives, including future expenditures on capital projects, terms and availability of capital, the actual level of revenue growth, adverse changes in the price of telephone interconnection or cable television programming, and disruptions in the supply of services and equipment. In addition, material changes in the cost of equipment or significant unanticipated capital expenditures could disrupt their individual and combined business plan and adversely affect their business operations.

     - Trends in their individual and combined businesses, particularly trends in the market for existing and new communications services and changes in business strategy and development plans.

     - Their ability to increase penetration in existing markets, as well as those entered through acquisitions or other business combinations, including their individual and combined ability to continue to control costs and maintain high standards of customer service, the extent to which consumer demand for voice, video and data services increases, subscriber availability and growth, and subscriber demand and competition.

     - The ability to generate sufficient cash flow to meet debt service obligations and to finance ongoing operations. Cox has historically reported net losses and operates with a significant level of indebtedness. Cash generated from operating activities and borrowing has been sufficient to fund its debt service, working capital obligations and capital expenditure requirements. Cox believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, if Cox were unable to meet such requirements, it would have to consider refinancing indebtedness, obtaining new financing or monetizing non-strategic assets. Although in the past Cox has been able to refinance its indebtedness, obtain new financing and monetize nonstrategic assets, there can be no assurance that it will be able to do so in the future or that, if Cox were able to do so, the terms available would be acceptable to it. In addition, Cox must manage exposure to interest rate risk due to variable rate debt instruments.

     - Changes in the relationship with, the performance of, and the market value of companies in which Cox has significant investments, especially investments in telecommunications and technology, including Sprint PCS and At Home Corporation.

     - Competition from alternative methods of receiving and distributing signals and from other sources of news, information and entertainment, such as newspapers, movie theaters, online computer services and home video products. Because the franchises are generally non-exclusive, there is potential for competition from other operators of cable television systems and other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite systems and multichannel, multipoint distribution services. In addition, both Cox and TCA face general competitive factors, such as the introduction of new technologies, such as Internet-based services, changes in prices or demand for their products as a result of competitive actions or economic factors, and competitive pressures within the broadband communications industry.

     - The ability to obtain the necessary FCC, as well as state and local, authorizations for new services, and Cox's or TCA's individual and combined response to adverse regulatory changes. The cable television industry is subject to extensive regulation by federal, local and, in some instances, state governmental agencies. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus it is not possible to predict the effect that ongoing developments might have on the cable communications industry or on Cox's and TCA's individual and combined operations.

     - Cox's ability to mitigate the impact of the year 2000 computer technology issue. Cox is implementing a plan to assess, remediate and test its computer systems, software applications and equipment with imbedded microprocessors sufficiently in advance of the year 2000 in order to reduce the risk of an interruption in critical services related to the millennium date change. Cox is currently not aware of any material non-compliance by its vendors or suppliers critical to Cox's operations that will materially affect Cox's business; however, Cox does not control these systems and cannot assure that they will be converted in a timely fashion and, if not converted, would not have an adverse effect on Cox's business operations. In addition, Cox is in the process of acquiring certain cable television systems including TCA, and has negotiated certain contractual rights in the acquisition agreements relating to the year 2000 problem. However, Cox cannot determine at this time the materiality of information technology and non-information technology issues, if any, relating to the year 2000 problem affecting those cable television systems. Cox intends to include TCA and its other acquired cable television systems in its year 2000 initiative to the extent possible and is not currently aware of any likely material system failures relating to the year 2000 problem affecting the acquired systems.

                              THE SPECIAL MEETING

GENERAL; DATE, TIME AND PLACE

     This proxy statement/prospectus is being furnished by the TCA board to TCA's shareholders in connection with the solicitation of proxies by the TCA board for use at the special meeting of TCA's shareholders to be held on August 12, 1999 at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas, commencing at 10:30 a.m., local time, and at any adjournment or postponement thereof.

     This proxy statement/prospectus and the accompanying form of proxy are being furnished to TCA shareholders in connection with the solicitation of proxies by, and on behalf of, the TCA board of directors for use at a special meeting and are first being mailed to shareholders of TCA on or about July 9, 1999.

PURPOSES OF THE SPECIAL MEETING

     At the special meeting, holders of TCA stock will be asked to consider and vote upon the following:

     - a proposal to approve and adopt the merger agreement, dated as of May 11, 1999, among Cox, Cox Classic Cable and TCA; and

     - such other matters as may properly be brought before the special meeting or any adjournment or postponement thereof.

     THE TCA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT HOLDERS OF TCA STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

SHAREHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

     The TCA board has fixed the close of business on July 2, 1999 as the record date for the determination of the holders of TCA stock entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of TCA stock on the record date will be entitled to notice of, and to vote at, the special meeting. As of the record date, there were 49,867,436 total shares outstanding and entitled to vote, which shares were held by approximately 11,500 holders of record. Each holder of record of shares of TCA stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of TCA stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

     THE APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE SHARES OF TCA STOCK OUTSTANDING ON THE RECORD DATE. HOLDERS OF APPROXIMATELY 20.8% OF THE OUTSTANDING SHARES OF TCA HAVE AGREED TO VOTE IN FAVOR OF THE MERGER AND AGAINST ANY COMPETING OFFERS TO ACQUIRE TCA, SUBJECT TO CERTAIN LIMITATIONS. SEE "THE VOTING AGREEMENT" ON PAGE 51.

     Shares of TCA stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the special meeting. Shares which abstain from voting, and shares held in the name of a broker or other nominee who has not been given the authority to vote on a particular matter, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because the merger agreement must be approved by the holders of two-thirds of the shares of TCA stock outstanding on the record date, abstentions and shares held in the name of a broker or other nominee who has not been given the authority to vote will have the same effect as a vote against the merger agreement.

     All shares of TCA stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. Except in cases where a broker or other nominee has indicated on a proxy that it does not have the power to vote, if no instructions

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

are indicated, such proxies will be voted for approval and adoption of the merger agreement which will preclude the exercise of dissenters' rights for the shares to which such proxies relate.

     If any other matters are properly presented at the special meeting for consideration, including, among other things, consideration of a motion to adjourn such special meeting to another time or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of TCA, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later-dated proxy relating to the same shares and delivering it to TCA before the taking of the vote at the special meeting; or

     - attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy.

     Any written notice of revocation or a subsequent proxy should be sent to TCA Cable TV, Inc., 3015 S.S.E. Loop 323, Tyler, Texas 75713, Attention:
Secretary, or hand delivered to the Secretary of TCA at or before the taking of the vote at the special meeting.

     All expenses of TCA's solicitation of proxies will be borne by TCA and the cost of preparing and mailing this proxy statement/prospectus to TCA shareholders will be paid by TCA. In addition to the solicitation by use of the mails, proxies may be solicited from TCA shareholders by directors, officers and employees of TCA in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. TCA has retained Chase Mellon Shareholder Services, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $6,500, plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries. TCA will reimburse those brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

     TCA SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

RIGHTS OF DISSENTING SHAREHOLDERS

     If the merger agreement is approved by the TCA shareholders, holders of TCA stock who elect to dissent from the approval of the merger agreement may, under certain circumstances, be entitled to have their shares purchased in accordance with Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which we refer to as the TBCA.

     IN ORDER FOR YOU TO EXERCISE YOUR DISSENTERS' RIGHTS, A NOTICE OF YOUR INTENTION TO EXERCISE YOUR DISSENTERS' RIGHTS AS PROVIDED BY THE TBCA MUST BE SENT BY YOU AND RECEIVED BY TCA PRIOR TO THE SPECIAL MEETING, AND YOU MUST COMPLY WITH SUCH OTHER PROCEDURES AS REQUIRED BY THE TBCA, AS MORE FULLY DESCRIBED IN "THE MERGER -- RIGHTS OF DISSENTING SHAREHOLDERS." FAILURE TO SEND SUCH NOTICE OR TO FOLLOW SUCH OTHER PROCEDURE MAY RESULT IN A WAIVER OF YOUR DISSENTERS' RIGHTS. SEE PAGE 37 FOR A DISCUSSION OF DISSENTERS' RIGHTS AND ANNEX D FOR THE RULES THAT MUST BE FOLLOWED TO PERFECT SUCH RIGHTS.

INDEPENDENT ACCOUNTANTS

     Our accountants, KPMG LLP, will have representatives present at the special meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                                   THE MERGER

GENERAL

     If the merger agreement is approved and adopted by the holders of two-thirds of the outstanding shares of TCA stock entitled to vote at the special meeting, it is expected, subject to the conditions of closing, that TCA will be merged with and into Cox Classic Cable, with Cox Classic Cable continuing as the surviving corporation.

BACKGROUND OF THE MERGER

     After some preliminary telephone contacts, on April 7, 1999, James O. Robbins, President and Chief Executive Officer of Cox, and John M. Dyer, Vice President -- Mergers & Acquisitions of Cox, met with Fred R. Nichols, Chairman of the Board of Directors, Chief Executive Officer and President of TCA, and Randall K. Rogers, a director and Senior Vice President of Operations of TCA, at TCA's headquarters in Tyler, Texas to discuss the possibility of Cox trading some cable systems in exchange for TCA stock representing a minority interest in TCA. The two companies' representatives discussed how TCA's business might have synergies with Cox.

     On Thursday, May 6, 1999, Mr. Nichols telephoned Mr. Robbins to continue their discussions. In the conversations which followed, in which Mr. Nichols was joined by Darrell Campbell, a director of TCA and President of VPI Communications, Inc., and Mr. Robbins was joined by Mr. Dyer and Jimmy W. Hayes, Executive Vice President, Finance and Administration and Chief Financial Officer of Cox, Mr. Robbins suggested that Cox was interested in acquiring all of TCA. After further general discussion, a meeting was then scheduled for Dallas for the following day to discuss this indication of interest. Also, on May 6, 1999, Cox and TCA executed a bilateral confidentiality agreement concerning confidential and proprietary information of Cox and TCA. That evening, Mr. Nichols telephoned the members of the board of directors of TCA to inform them of significant TCA developments, to obtain their input and to check on their whereabouts for the next few days. TCA officials also called TCA's outside legal counsel and Donaldson, Lufkin & Jenrette, TCA's financial advisors, to request that they come to the meeting in Dallas the following day.

     On Friday, May 7, 1999, Mr. Nichols and the other representatives of TCA, Donaldson, Lufkin & Jenrette and TCA's outside legal advisors met with Mr. Robbins and the other representatives of Cox, Merrill Lynch, Cox's financial advisors, and Cox's outside legal advisors in Dallas, Texas to discuss Cox's interest in acquiring TCA. The Cox representatives indicated Cox's interest in acquiring TCA for consideration consisting of Cox Class A common stock and cash. Extensive negotiation sessions ensued between Cox and TCA including many separate meetings between the companies' representatives and their respective financial advisors regarding the terms of Cox's indication of interest. As the discussions progressed, Cox indicated a willingness to pay $62.50 per share with the consideration comprised of half Cox Class A common stock and half cash. The Cox representatives also proposed receiving an option from TCA to purchase newly issued shares of TCA, which was rejected by TCA, and proposed launching a cash tender offer for half of the TCA stock, which was also rejected by TCA. The Cox representatives also insisted that they would only enter into a transaction with TCA if they could get a voting agreement from TCA shareholders holding approximately 20% of the voting power of the TCA stock. The parties agreed to continue to negotiate the terms of the proposal and to conduct due diligence informational reviews over the weekend. After returning from Dallas, Mr. Nichols or Mr. Rogers contacted each of the TCA board members to update them on the status of negotiations and to obtain their reactions.

     Communications between TCA and Cox continued throughout Saturday, May 8, 1999. Cox's outside legal advisors distributed a draft voting agreement and a draft merger agreement on Saturday to all of the parties involved. Also, on Saturday, Cox representatives conducted a due diligence informational review at

TCA's headquarters. In addition, on Saturday the parties amended their bilateral non-disclosure agreement to include a standstill provision.

     On Sunday, May 9, 1999, representatives of TCA and Cox and their respective legal and financial advisors met in Atlanta, Georgia to discuss the terms of the draft merger agreement and the draft voting agreement. Also, representatives of TCA and its legal advisors met at the headquarters of Cox for the due diligence informational review by TCA of Cox.

     On Sunday evening, May 9, 1999, TCA's board held a special meeting to further inform the board members of the discussions between TCA and Cox. At this meeting, TCA's executive management discussed the strategic implications of the proposed transaction, the status of the informational review by the two companies and certain other matters. Representatives of Donaldson, Lufkin & Jenrette discussed certain financial aspects of the proposed transaction and valuation methodologies that would be used to evaluate the financial terms of the proposed merger. Outside counsel for TCA then discussed certain terms of the draft merger agreement and certain legal matters, including the intended tax free nature of the stock portion of the consideration to be received in the proposed merger. Following discussion, the TCA board authorized management to continue to pursue the proposed merger.

     During the night of Sunday, May 9, 1999, and into Monday, May 10 and Tuesday, May 11, 1999, representatives of both companies continued to negotiate the terms of the proposed transaction and merger agreement. On Monday, these negotiations had resulted in a final Cox proposal in price and consideration of $62.50 per share of TCA stock based on an election of all cash, all Cox Class A common stock or fifty per cent cash and fifty per cent Cox Class A common stock. The all-stock portion proposed by Cox was at a fixed post two-for-one stock split exchange ratio of 1.4836 shares of Cox Class A common stock for each share of TCA stock. On Monday, the companies' representatives had also agreed upon a termination right in which TCA could elect to terminate the merger agreement without consequence if the 10 day weighted average price of the post two-for-one stock split Cox Class A common stock is below $34.50 for the period ending two days prior to the special meeting of the TCA shareholders which would be held to vote on the approval of the proposed transaction.

     Cox's executive committee, which has the power to act on behalf of Cox's board in matters such as the merger, approved the transaction on Monday, May 10, 1999.

     Late in the afternoon of Tuesday, May 11, 1999, at a special meeting of the TCA board, TCA's executive management updated the board on the proposed merger, the merger agreement, the merger consideration and the voting agreement. At that meeting, outside legal counsel to TCA made a presentation to the board on the terms of the merger agreement and the voting agreement including the intended tax free nature of the stock portion of the consideration to be received in the proposed merger and the fact that the merger could be consummated as a taxable transaction. Then, Donaldson, Lufkin & Jenrette made a presentation to the TCA board concerning the financial terms of the proposed merger and delivered its oral opinion to the TCA board, subsequently confirmed in writing, to the effect that, and based upon the assumptions made, matters considered, procedures followed and the scope of the review as set forth in such opinion, the merger consideration was fair from a financial point of view to TCA's shareholders. After discussion, the TCA board unanimously determined that the merger was fair to, and in the best interests of the shareholders of TCA, approved the merger agreement and the voting agreement, unanimously resolved to recommend that the TCA shareholders vote to adopt the merger agreement and resolved to amend the TCA shareholders' rights plan to exempt Cox, the merger and the voting agreement.

     The merger agreement and the voting agreement were signed by TCA, Cox, Cox Classic Cable and the appropriate shareholders on Tuesday, May 11, 1999, and the transaction was announced by a joint press release on the morning of Wednesday, May 12, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF THE TCA BOARD

     The TCA board has carefully considered the terms and conditions of the proposed merger and has unanimously determined that the merger is in the best interests of, and is on terms that are fair to, TCA's shareholders, and has unanimously approved the merger agreement and the contemplated transactions, including the merger.

     In reaching its unanimous determination to approve the merger agreement and the contemplated transactions, the TCA board considered a number of factors in connection with its evaluation of the merger. The following is a list of all of the material factors that were considered by the TCA board in connection with its evaluation of the merger.

     - the changing technological and competitive environment in the cable television industry, including:

      -- the emergence of interconnected services, including local telephony, high speed Internet access and interactive multimedia services,

      -- the related necessary expenditure of significant capital investments in upgrading cable systems with higher bandwidth technology, including fiber optic systems, and

      -- the competitive position of Cox in the industry and Cox's substantial technological and financial resources as compared to TCA which could lead to an acceleration of these capital investments by TCA;

     - the accelerating trend towards consolidation in the cable television industry;

     - the synergies available to Cox in cost efficiencies available to a larger multiple system operator, such as Cox's lower cost of programming compared to TCA;

     - the brand name recognition of Cox in the cable television industry;

     - access to greater financial and technical resources;

     - the risk that TCA would not have the resources to timely execute its business plan when compared to its existing and potential competitors;

     - the opportunity for TCA shareholders to participate in a larger, stronger, better capitalized, and more commercially diversified company such as Cox;

     - information relating to TCA's prospects, which led the TCA board to determine that it is reasonably likely that TCA will be required to raise additional capital to attempt to create shareholder value in excess of the merger consideration;

     - that the Cox offer represented a premium over the market price of TCA stock;

     - the market capitalization, revenues and assets of Cox as compared to TCA;

     - the experience, depth and competence of Cox's operating team;

     - the similarity in corporate cultures between Cox and TCA, including Cox's excellent reputation for customer satisfaction and customer service;

     - that TCA could, no later than June 14, 1999 and, subject to the limitations in the merger agreement, provide non-public information to and negotiate with other potential acquirors with respect to an acquisition proposal made to TCA to enter into a contract with respect to a superior proposal if Cox did not match such proposal;

     - that TCA may, subject to the merger agreement, terminate the agreement if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50;

     - the willingness of certain TCA shareholders to execute the voting agreement in support of the merger and the fact that Cox was unwilling to sign the merger agreement without the voting agreement;

     - that the amount of the termination fee under the merger agreement was reasonable in the judgment of TCA's board of directors in light of the value of the merger consideration to TCA's shareholders;

     - the determination that the proposed merger consideration was preemptive and fully priced for TCA based, in part, on the presentation to the board by Donaldson, Lufkin & Jenrette; and

     - the analysis by Donaldson, Lufkin & Jenrette and its opinion dated May 11, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered, procedures followed and scope of the review, the merger consideration is fair to holders of TCA stock from a financial point of view.

     In reaching its determination that the merger was advisable and in the best interests of TCA and its shareholders, the TCA board also considered and balanced against the potential benefits of the merger a number of factors, including without limitation:

     - the factors set forth above under the caption "Risk Factors;"

     - the fact that Cox has a controlling shareholder;

     - the likelihood of the merger, or the franchise and other license transfers being approved by the appropriate regulatory authorities in connection with the merger;

     - the risks that the merger may not be consummated;

     - the likelihood that no alternative transaction would become available in light of the voting agreement; and

     - the effect of the public announcement of the merger on the market price of TCA stock.

After detailed consideration of these factors, the TCA board concluded that the merger consideration and the expected long-term benefits of the merger outweighed the potential risks associated with the execution of the merger agreement.

     The foregoing discussion and factors considered by the TCA board addresses the material factors considered by the TCA board in its consideration of the merger. The TCA board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the contemplated transactions, including the merger, are fair and in the best interests of TCA's shareholders. Different TCA board members may have assigned different weights to different factors. In reaching its determination, the TCA board took the various factors into account collectively. The TCA board did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

OPINION OF TCA'S FINANCIAL ADVISOR

     TCA engaged Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, to act as TCA's financial advisor in connection with the proposed merger and to evaluate the fairness to TCA shareholders, from a financial point of view, of the aggregate consideration to be received by such shareholders pursuant to the terms of the merger agreement. On May 11, 1999, DLJ delivered to the TCA board its oral opinion, which was subsequently confirmed in writing, that, as of such date, and based on and subject to the assumptions, limitations and qualifications as set forth in the opinion, the aggregate consideration to be received by the shareholders of TCA was fair to TCA's shareholders from a financial point of view.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. TCA SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION.

     The DLJ opinion was prepared for the TCA board and was directed only to the fairness from a financial point of view, as of the date thereof, of the aggregate consideration to be received by the TCA shareholders pursuant to the merger agreement. The DLJ opinion does not address the relative merits of the merger or any other business strategies being considered by the TCA board, nor does it express any opinion as to the TCA board's decision to proceed with the merger. DLJ expressed no opinion as to the price at which the Cox Class A common stock will actually trade at any time. The DLJ opinion does not constitute a recommendation to any TCA shareholder as to how such shareholder should vote on the merger or whether such shareholder should elect to receive half cash and half stock, all Cox Class A common stock or all cash.

     TCA selected DLJ as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the media and communications industries and is familiar with TCA and its business. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In arriving at its opinion, DLJ reviewed the merger agreement and the voting agreement and reviewed financial and other information that was publicly available or furnished to DLJ by TCA and Cox, including information provided during discussions with their respective managements. Included in the information provided during discussions with management were certain financial projections of TCA for the period beginning November 1, 1998 and ending October 31, 2004 prepared by management of TCA and certain financial projections of Cox for the period beginning January 1, 1999 and ending December 31, 2003 prepared by management of Cox. In addition, DLJ compared certain financial and securities data of TCA and Cox with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of TCA stock and Cox Class A common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring TCA or any of its assets. None of the share and per share figures with respect to Cox in the DLJ opinion and in this discussion give effect to its two-for-one stock split effective on May 21, 1999.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by TCA or Cox or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of TCA and Cox as to the future operating and financial performance of TCA and Cox. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to TCA.

     The DLJ opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to DLJ as of, the date of the DLJ opinion. The DLJ opinion states that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the presentation made by DLJ to the TCA board on May 11, 1999 in connection with the preparation of the DLJ opinion:

     Stock Price History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices of the Cox Class A common stock and the TCA stock relative to an index of comparable companies for the two-year period from May 9, 1997 through May 10, 1999 and the one-year period from May 8, 1998 through May 10, 1999. The companies included in the comparable company index were Adelphia Communications Corp., Comcast Corp. and Cablevision Systems Corp. This information was presented solely to provide the TCA board with background information regarding the prices of the Cox Class A common stock and the TCA stock over the periods indicated.

     Public Comparables Analysis. DLJ analyzed selected historical and projected operating information, stock market data and financial ratios for certain publicly traded cable companies that DLJ deemed to be comparable to TCA. The cable companies consisted of Adelphia Communications Corp., Comcast Corp., Cox, Cablevision Systems Corp., Jones Intercable, Inc. and MediaOne Group, Inc.

     DLJ compared the enterprise value of each of the comparable cable companies as of May 10, 1999 to certain selected financial data for each of such companies. DLJ defined enterprise value as the value of fully-diluted common equity plus long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds, if any, from the exercise of outstanding options and warrants and the value of certain other non-cable assets, including minority interests in other entities. In examining these comparable cable companies, DLJ analyzed the enterprise value of the companies as a multiple of each company's respective estimated 1999 earnings before interest, taxes, depreciation and amortization, or EBITDA, from its core cable business and estimated 2000 core cable EBITDA and the enterprise value per cable system subscriber. Estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for TCA and Cox were obtained from their respective managements and estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for the other comparable cable companies were obtained from DLJ's equity research analysts. DLJ's analysis of the comparable cable companies, except for MediaOne Group, which was excluded because it recently agreed to be acquired by AT&T Corp., yielded the following:

     - enterprise value as a multiple of estimated 1999 core cable EBITDA ranged from 13.9x to 21.3x for the comparable cable companies with an average of 17.6x, compared to a current value of 18.2x for TCA;

     - enterprise value as a multiple of estimated 2000 core cable EBITDA ranged from 12.8x to 18.9x for the comparable cable companies with an average of 16.1x, compared to a current value of 16.2x for TCA; and

     - enterprise value per subscriber ranged from $3,275 to $4,755 for the comparable cable companies with an average of $4,171, compared to a current value of $3,816 for TCA.

     DLJ then calculated the implied valuation ranges per share of TCA stock based upon the comparable cable company ranges of estimated 1999 core cable EBITDA, estimated 2000 core cable EBITDA and enterprise value per subscriber. The implied values per share based upon estimated 1999 core cable EBITDA ranged from $38.29 to $62.95 with an average of $50.77; implied values per share based upon estimated 2000 core cable EBITDA ranged from $40.86 to $64.29 with an average of $53.44; and implied values per share based upon enterprise value per subscriber ranged from $43.57 to $67.36 with an average of $57.72.

     Comparable Acquisitions Analysis. DLJ reviewed 15 selected acquisitions or proposed acquisitions involving companies or cable systems that DLJ deemed to be comparable to TCA:

     1. AT&T Corp./Lenfest Communications, Inc.;

     2. MediaCom LLC/Triax Midwest Associates, L.P.;

     3. AT&T Corp./MediaOne Group, Inc.;

     4. Cox/Media General, Inc., with multiples and statistics adjusted for the tax election made in this transaction;

     5. Insight Communications Company, L.P./Intermedia VI, L.P.;

     6. Adelphia Communications Corp./Harron Communications Corp.'s cable system;

     7. Adelphia Communications Corp./Century Communications Corp.;

     8. Charter Communications, Inc./Renaissance Media, LLC;

     9. Adelphia Communications Corp./Frontier Vision Partners, L.P.;

     10. Charter Communications, Inc./Greater Media, Inc.;

     11. Comcast Corp./Greater Philadelphia Cablevision Inc.;

     12. Charter Communications, Inc./Rifkin Acquisition Partners, L.L.L.P./Interlink Communication Partners, LLLP;

     13. Charter Communications, Inc./Helicon Cable Communications, Inc.;

     14. Charter Communications, Inc./AT&T Broadband & Internet
         Services/Intermedia IV, L.P.; and

     15. Charter Communications, Inc./American Cable Entertainment Co. LLC.

In examining these acquisitions, DLJ compared the enterprise value of the acquired company implied by each of these transactions as a multiple of EBITDA for the relevant forward 12-month period following the announcement date as obtained by DLJ from various public and industry sources and the enterprise value per cable system subscriber, for the number of subscribers as of the date of announcement of the acquisition. DLJ's analysis of enterprise value as a multiple of forward 12-month EBITDA of the comparable acquisitions yielded a range of multiples of 10.0x to 22.6x with an average of 14.4x. Enterprise value per subscriber ranged from $2,179 to $4,600 with an average of $3,468.

     DLJ then calculated implied valuation ranges per share of TCA stock by applying TCA's forward 12-month EBITDA and its number of cable subscribers to the multiples derived from its analysis and of the comparable acquisitions and assuming a $310.2 million value for TCA's wholly-owned subsidiary, VPI Communications, Inc. DLJ calculated ranges of implied values per share of TCA stock of $27.53 to $66.13 with an average of $41.14, based on enterprise value as a multiple of forward 12-month EBITDA, and $28.81 to $64.28 with an average of $47.69, based on enterprise value per subscriber.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the period commencing February 1, 1999 and ending October 31, 2004 of TCA, using projections and assumptions provided by TCA's management. DLJ's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal year enterprise value using the discount rates and terminal year EBITDA multiples indicated below. The discounted cash flow value per share of TCA stock was estimated using weighted average cost of capital discount rates ranging from 11.5% to 13.5% and terminal multiples of estimated EBITDA for TCA's fiscal year ending October 31, 2004 ranging from 9.6x to 12.6x. This analysis yielded a range of implied per share values of $45.82 to $65.23.

     Comparable Premiums Paid Analysis. DLJ determined the implied premium over the common stock trading prices as of one day, one week and one month prior to the announcement date of 43 acquisitions announced since January 1, 1993 with enterprise values between $2.5 and $4.5 billion. The mean premiums for the selected transactions as of one day, one week and one month prior to the announcement date were 26.5%, 31.0% and 31.5%, respectively, and the median premiums for the selected transactions over the common stock trading prices as of the same points in time were 21.5%, 28.4% and 30.7%, respectively.

     DLJ then calculated implied prices per share of TCA stock of $67.29, $63.56 and $61.98 as of one day, one week and one month prior to the announcement date, respectively, based upon the mean premiums paid in comparable transactions, and implied prices per share of TCA stock of $64.62, $62.29 and $61.59 as of the same points in time, respectively, based upon the median premiums paid in comparable transactions.

     Valuation of Cox. DLJ analyzed selected historical and projected operating information, stock market data and financial ratios for certain publicly traded cable companies that DLJ deemed to be comparable to Cox. The cable companies consisted of TCA, Adelphia Communications Corp., Comcast Corp., Cablevision Systems Corp., Jones Intercable, Inc. and MediaOne Group, Inc.

     DLJ compared the enterprise value of each of the comparable cable companies as of May 10, 1999 to certain selected financial data for each of such companies. In examining these comparable cable companies, DLJ analyzed the enterprise value of the companies as a multiple of each company's respective estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA and the enterprise value per cable system subscriber. Estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for TCA and Cox were obtained from their respective managements and estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for the other comparable cable companies were obtained from DLJ's equity research analysts. DLJ's analysis of the comparable cable companies, except for MediaOne Group, which recently agreed to be acquired by AT&T Corp., yielded the following:

     - enterprise value as a multiple of estimated 1999 core cable EBITDA ranged from 13.9x to 18.3x for the comparable cable companies with an average of 17.0x, compared to a current value of 21.3x for Cox;

     - enterprise value as a multiple of estimated 2000 core cable EBITDA ranged from 12.8x to 16.9x for the comparable cable companies with an average of 15.6x, compared to a current value of 18.9x for Cox; and

     - enterprise value per subscriber ranged from $3,275 to $4,755 with an average of $4,016, compared to a current value of $4,592 for Cox.

     DLJ then calculated the implied valuation ranges per share of Cox Class A common stock based upon the comparable cable company ranges of estimated 1999 core cable EBITDA, estimated 2000 core cable EBITDA and enterprise value per subscriber. The implied values per share based upon estimated 1999 core cable EBITDA ranged from $64.79 to $78.37 with an average of $74.37; implied values per share based upon estimated 2000 core cable EBITDA ranged from $66.31 to $80.46 with an average of $75.72; and implied values per share based upon enterprise value per subscriber ranged from $69.02 to $90.22 with an average of $79.62.

     Pro Forma Share Price Analysis. DLJ performed an analysis of the implied pro forma effect of the merger and Cox's acquisition of Media General Inc. on the price per share of Cox Class A common stock, using estimates of 1999 EBITDA provided by the managements of Cox and TCA and DLJ research estimates with respect to 1999 EBITDA of Media General Inc., assuming a range of estimated 1999 EBITDA multiples of 16.0x to 22.0x. This analysis yielded a range of pro forma implied values per share of Cox Class A common stock of $68.78 to $89.18. DLJ then calculated the range of pro forma implied values per share of TCA stock in the merger, assuming an election of 50% cash and 50% Cox Class A common stock. This analysis yielded a range of implied values per share of TCA stock of $56.76 to $64.33, representing a premium to the closing price of TCA stock on May 7, 1999 of 14.7% to 30.0%, and a premium to the closing price of TCA stock on May 10, 1999 of 6.7% to 20.9%.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the TCA board on May 11, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses undertaken in connection with its opinion taken together as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to TCA that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement agreement dated May 9, 1999, TCA agreed to pay (a) a fee of $1 million, payable upon execution of the engagement agreement (b) a fee of $2 million upon delivery of the DLJ opinion and an additional fee of $200,000 for each update of a prior opinion delivered by DLJ; and (c) additional cash compensation equal to 0.27% of the aggregate value of outstanding TCA stock, treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding upon consummation of the merger or the sale, merger, consolidation or other business combination involving all or a substantial amount of the business, securities or assets of TCA, less the amounts payable pursuant to clauses (a) and (b) above. In addition, TCA agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with the engagement, including liabilities under U.S. federal securities laws. DLJ and TCA management negotiated the terms of the fee arrangement, and the TCA board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of TCA and Cox for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in TCA or Cox securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the material U.S. federal income tax consequences of the merger applicable to TCA shareholders who hold their stock as a capital asset. This summary is not a complete description of all the tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations and rulings thereunder and judicial decisions, all as in effect on the date of this proxy statement/prospectus. In addition, this summary is not binding on the Internal Revenue Service. Each TCA shareholder's individual circumstances may affect the tax consequences of the merger to such TCA shareholder, and the particular facts or circumstances of a TCA shareholder that may so affect the consequences are not considered in the discussion below. The summary may not apply to TCA shareholders in special situations, such as dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons holding TCA stock or Cox Class A common stock as part of a hedging, straddle, constructive sale, conversion or other integrated transaction, non-U.S. persons, persons whose functional currency is not the U.S. dollar and TCA shareholders who acquired TCA stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided herein with respect to the tax consequences of the merger under state, local or foreign laws. CONSEQUENTLY, YOU ARE ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

     United States Federal Income Tax Consequences of the Merger. Unless a reverse merger occurs as described under "-- Reverse Merger," completion of the merger is conditioned upon, among other things, the receipt by TCA and Cox of tax opinions of Simpson Thacher & Bartlett and Dow, Lohnes & Albertson PLLC, respectively, each dated as of the effective date of the merger to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on customary assumptions and on representations made by TCA, Cox Classic Cable and Cox. An opinion of counsel represents counsel's legal judgment and is not binding on the Internal Revenue Service or any court.

     No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

     As discussed below, the U.S. federal income tax consequences of the merger to a TCA shareholder depend on the form of consideration received by the shareholder.

     Exchange of TCA Stock Solely for Cox Stock. Unless a reverse merger occurs as described under "-- Reverse Merger," a TCA shareholder who receives solely Cox Class A common stock or solely Cox Class A common stock and cash in lieu of a fractional share of Cox Class A common stock in exchange for all TCA stock owned by such TCA shareholder will not recognize any gain or loss upon such exchange for U.S. federal income tax purposes, except to the extent of cash received. The tax basis of the Cox Class A common stock received in the exchange will equal the basis of the TCA stock surrendered in exchange therefor decreased by any basis allocable to a fractional share of Cox Class A common stock for which cash is received. The holding period of the Cox Class A common stock received will include the holding period of the TCA stock surrendered therefor. See the discussion below under "-- Cash Instead of Fractional Shares" for the U.S. federal income tax consequences of the receipt of cash instead of a fractional share of Cox Class A common stock.

     Exchange of TCA Stock for Cash and Cox Stock. Unless a reverse merger occurs as described under "-- Reverse Merger," a TCA shareholder who receives cash and Cox Class A common stock will recognize gain equal to the lesser of (i) the excess, if any, of the sum of the amount of cash received plus the fair market value, as of the date of the merger, of the Cox Class A common stock received over the adjusted basis of the TCA stock surrendered in exchange therefor and (ii) the amount of cash received in the exchange. This gain will be capital gain, unless recharacterized as a dividend. See "-- Additional Considerations -- Recharacterization of Gain as a Dividend."

     If a TCA shareholder's adjusted basis in the TCA stock surrendered in the transaction is more than such fair market value of the Cox Class A common stock and cash received, such TCA shareholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

     A TCA shareholder's basis in the Cox Class A common stock received in the merger will equal his or her basis in his or her TCA stock reduced by any cash received in the merger and increased by any gain recognized in the merger. The holding period of the Cox Class A common stock received will include the holding period of the TCA stock surrendered.

     Exchange of TCA Stock Solely for Cash. A TCA shareholder who receives cash in exchange for all of the shareholder's TCA stock will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the cash received and the shareholder's tax basis in the TCA stock.

     Additional Considerations -- Recharacterization of Gain as a Dividend. If the exchange has the effect of a distribution of a dividend, all or a part of the gain recognized by the TCA shareholder would be treated as a dividend rather than capital gain. In that case, the amount of gain recharacterized as a dividend would be equal to a TCA shareholder's ratable share of the accumulated earnings and profits of TCA.

     The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with Section 302 of the Internal Revenue Code, taking into account the stock ownership attribution rules of Section 318 of the Internal Revenue Code. Under those rules, for purposes of determining whether the exchange has the effect of a distribution of a dividend, a TCA shareholder is treated as if

     - such TCA shareholder's entire interest in his or her TCA stock was first exchanged for Cox Class A common stock and

     - a portion of that Cox Class A common stock was then redeemed for the cash actually received in the merger.

The TCA shareholder's actual and constructive hypothetical interest in Cox after the hypothetical exchange for only Cox Class A common stock is compared to such TCA shareholder's actual and constructive interest in Cox after the hypothetical redemption for cash described above. Capital gain treatment will apply unless the TCA shareholder's interest has not been meaningfully reduced. While this determination is based on a TCA shareholder's particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small minority shareholder in a publicly held corporation will meaningfully reduce the shareholder's interest in the corporation, and, therefore, will not result in the recharacterization of any gain as dividend income.

     Because the application of dividend treatment depends upon each TCA shareholder's particular circumstances, including the application of constructive ownership rules, TCA shareholders should consult their own tax advisors regarding the potential tax consequences to them.

     Special Rules for Shareholders that are Corporations. To the extent that cash received in exchange for TCA stock is treated as a dividend to a corporate shareholder of TCA, such shareholder

     - will be eligible for a dividends received deduction, subject to applicable limitations, and

     - may be treated as receiving an extraordinary dividend and, consequently, the nontaxed portion of any such dividend would reduce a corporate shareholder's adjusted tax basis in the Cox Class A common stock received in the merger, but not below zero, and would thereafter be taxable as capital gain.

     Reverse Merger. If the transaction is completed as a reverse merger, as described in "Summary -- The Merger -- Form of Merger," the exchange of TCA stock for a combination of Cox Class A common stock and cash in the merger will be a fully taxable transaction. As a result, a TCA shareholder would recognize gain or loss in an amount by which the sum of the amount of cash received plus the fair market value of the Cox Class A common stock received by the shareholder exceeds or is exceeded by the shareholder's tax basis in his or her TCA stock.

     If the transaction is completed as a reverse merger, the tax basis in the shares of Cox Class A common stock received by a holder of TCA stock in the merger will equal the fair market value of those shares of Cox Class A common stock on the effective date of the merger, and the holding period for the Cox Class A common stock received in the merger will begin on the day after the effective date of the merger.

     Cash Instead of Fractional Shares. Holders of TCA stock who receive cash instead of a fractional share of Cox Class A common stock will generally recognize gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share of Cox Class A common stock and the portion of the holder's basis in the TCA stock allocable to such fractional share.

     Dissenters. The transaction will be a taxable event for holders of TCA stock who exercise dissenters' rights and receive cash in exchange for their TCA stock in connection therewith. Such a TCA shareholder will be taxed in the same manner as described above with respect to TCA shareholders who receive solely cash in the merger. See "-- Exchange of TCA Stock Solely for Cash".

     Capital Gain or Loss. Any capital gain recognized by an individual holder of TCA stock in connection with the transfer of his or her TCA stock in the merger will be subject to a maximum U.S. federal income tax rate of 20% if the individual had held his or her TCA stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     Backup Withholding. Certain noncorporate holders of TCA stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for TCA stock, for cash received instead of fractional shares of Cox Class A common stock, or in respect of dissenting shares. Backup withholding will not apply, however, to a shareholder who

     - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to TCA shareholders following completion of the merger;

     - provides a certification of foreign status on Form W-8BEN or a successor form; or

     - is otherwise exempt from backup withholding.

ACCOUNTING TREATMENT

     The merger will be treated as a purchase under the purchase method of accounting for business combinations and, as such, the purchase price will be allocated to the assets acquired and liabilities assumed from TCA based on their estimated fair market values at the date of acquisition. See "Unaudited

Pro Forma Combined Condensed Financial Information" on page 52 for more information concerning accounting issues related to the merger.

REGULATORY APPROVALS

     Hart-Scott-Rodino. The Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ, frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Cox or TCA or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

     Effective May 19, 1999, Cox and TCA filed their respective Pre-Merger Notification and Report Forms with the FTC and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions, including the merger, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. The required waiting period expired on June 18, 1999.

     The Communications Act. The Federal Communications Commission, or the FCC, must approve the transfer of control of various licenses held by TCA and its subsidiaries pursuant to the merger. The standard of review is whether the merger is consistent with FCC rules and will further the public interest. TCA has made all necessary filings with the FCC and is currently in a waiting period that will expire on July 30, 1999.

     Local Franchising Authorities. TCA operates its cable television systems pursuant to franchises issued by local government franchising authorities. A limited number of these franchises will require approval of the local franchising authority for transfer of control of the individual cable systems to Cox. The federal Communications Act requires franchising authorities to act on any franchise transfer request within 120 days after receipt by the franchising authority of all information required by FCC regulations. Approval is deemed to be granted if the franchising authority fails to act within such 120 day period. TCA has made all necessary filings to the franchising authorities and anticipates receiving final approval from such franchising authorities prior to the closing of the merger.

     THERE CAN BE NO ASSURANCES THAT THESE SPECIFIED REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. SEE "THE MERGER AGREEMENT -- CONDITIONS TO THE MERGER" ON PAGE 44.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of Cox Class A common stock received in the merger by TCA shareholders who are not affiliates of TCA prior to the merger will be freely transferable. However, shares of Cox Class A common stock received by persons who are deemed to be affiliates of TCA prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Cox, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of TCA are those individuals or entities that control, are controlled by, or are under common control with, TCA. Affiliates generally include executive officers and directors of TCA as well as certain principal shareholders of TCA. This proxy statement/prospectus does not cover any resales of Cox Class A common stock received by affiliates of TCA in the merger.

STOCK EXCHANGE QUOTATION

     It is a condition to the merger that the shares of Cox Class A common stock to be issued pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed for listing the shares of Cox Class A common stock to be issued in the merger on the New York Stock Exchange. Following the merger, TCA stock will no longer be registered under the Securities Act or the Exchange Act or traded on the Nasdaq National Market.

RIGHTS OF DISSENTING SHAREHOLDERS

     Any shareholder of record of TCA may exercise dissenters' rights in connection with the merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA. THE REQUIRED PROCEDURE SET FORTH IN ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA MUST BE FOLLOWED EXACTLY OR YOU MAY LOSE YOUR RIGHT TO DISSENT FROM THE MERGER. The information that follows is a general summary of dissenters' rights and as a summary is qualified by and not a substitute for the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA. The full text of these Articles are set forth in Annex D. You should read Annex D in its entirety for more complete information concerning your right to dissent from the merger.

     Each holder of shares of TCA stock which were outstanding as of the record date who follows the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand the purchase of such shareholder's shares of TCA stock for a purchase price equal to the fair value of such holder's shares. Under Texas law, fair value of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the day immediately preceding the day the vote is taken authorizing the merger, excluding any increase or decrease in value of the shares in anticipation of the proposed merger. Such fair value is determined in the first instance by appraisers appointed by the court, who are directed to make such determination "upon such investigation as to them may seem proper."

     In order to be entitled to exercise your dissenters' rights, you must file a written objection to the merger with TCA prior to the date of the shareholders meeting called to consider the merger. The written objection must state that you will exercise your right to dissent if the merger becomes effective and give your address where notice of the effectiveness of the merger should be delivered or mailed. You should send this written objection to TCA Cable TV, Inc., 3015 S.S.E. Loop 323, Tyler, Texas 75701, Attention: Secretary. Neither a proxy nor a vote against the merger are sufficient to constitute a written objection as required under the TBCA.

     If the merger is approved by the TCA shareholders and subsequently becomes effective, within 10 days of the effectiveness of the merger, Cox Classic Cable, as the surviving corporation after the merger, must deliver or mail notice of the effectiveness of the merger to each dissenting shareholder that did not vote in favor of the merger. Any dissenting shareholder that did not vote in favor of the merger may then make a written demand on Cox Classic Cable for the payment of the fair value of the shareholder's shares within 10 days of the delivery or mailing of the notice by Cox Classic Cable. Such demand must state the number of shares of TCA stock owned by the dissenting shareholder and the dissenting shareholder's estimate of the fair value of his TCA stock as of the day immediately prior to the meeting, excluding any increase or decrease in value of the shares in anticipation of the proposed merger. Any shareholder that fails to make such a demand within the 10-day period will lose the right to dissent and will be bound by the terms of the merger. In order to preserve dissenters' rights, within 20 days of making a demand for payment, a dissenting shareholder must also submit such shareholder's stock certificates to Cox Classic Cable for the appropriate notation of the demand. Cox Classic Cable at its option may terminate the dissenting shareholder's rights under Article 5.12 of the TBCA for failure to submit the stock certificates within the 20 day period unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

     Within 20 days of receipt of a proper demand for payment by a dissenting TCA shareholder, Cox Classic Cable, must deliver or mail to the dissenting shareholder written notice that either (1) Cox Classic Cable accepts the amount the dissenting shareholder claimed and agrees to pay the amount of the shareholder's demand within 90 days after the effectiveness of the merger upon receipt of the dissenting shareholder's duly endorsed share certificates or (2) contains an estimate by Cox Classic Cable of the fair value of the dissenting shareholders' TCA stock and an offer to pay the amount of its estimate within 90 days after the effectiveness of the merger and upon receipt of notice within 60 days after such date that the dissenting shareholder agrees to accept Cox Classic Cable's estimate and upon receipt of the dissenting shareholder's duly endorsed TCA stock certificates. If the dissenting shareholder and Cox Classic Cable agree upon the value of the dissenting shareholder's shares within 60 days after effectiveness of the merger, Cox Classic Cable shall pay the amount of the agreed value to the dissenting shareholder upon receipt of the dissenting shareholder's duly endorsed share certificates within 90 days of the effectiveness of the merger. Upon payment of the agreed value, the dissenting shareholder will no longer have any interest in such shares of TCA or Cox Classic Cable.

     If the dissenting shareholder and Cox Classic Cable do not agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the merger, then either the dissenting shareholder or Cox Classic Cable may, within 60 days after the expiration of such 60-day period, file a petition in a court of competent jurisdiction in Smith County, Texas, seeking a determination of the fair value of the dissenting shareholder's TCA shares. Cox Classic Cable shall file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of such a petition filed by a dissenting shareholder or upon the filing of such a claim by Cox Classic Cable. The clerk of the court will give notice of the hearing of any such claim to Cox Classic Cable and to all of the dissenting shareholders on the list provided by Cox Classic Cable. All dissenting shareholders notified in this manner and Cox Classic Cable will be bound by the final judgment of the court as to the value of the shares.

     In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares. The appraisers will also allow the dissenting shareholders and the corporation to submit to them evidence as to the fair value of the shares.

     Upon receipt of the appraisers' report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their shares, with interest from the date 91 days after the effectiveness of the merger to the date of the judgment, by Cox Classic Cable, upon receipt of the dissenting shareholder's share certificates. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in such shares of TCA or Cox Classic Cable.

     Any dissenting shareholder may withdraw such shareholder's demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. No dissenting shareholder may withdraw his or her demand after payment has been made or, unless Cox Classic Cable consents to the withdrawal, where a petition has been filed.

     Any dissenting shareholder who has properly demanded payment for such shareholder's shares of TCA stock will not have any rights as a shareholder, except the right to receive payment for such shares and the right to claim that the merger and the related transactions were fraudulent.

     IF YOU ARE CONSIDERING DISSENTING FROM THE MERGER YOU ARE URGED TO CONSULT YOUR OWN LEGAL COUNSEL.

              INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS
                         AND FIVE PERCENT STOCKHOLDERS

     After giving pro forma effect to the merger, Cox Enterprises will beneficially own approximately 67.9% of Cox. Cox Enterprises has sufficient voting power to control the election of the board of directors of Cox. Barbara Cox Anthony and Anne Cox Chambers, who are sisters, exercise sole or shared beneficial ownership through three trusts over approximately 98.6% of the common stock of Cox Enterprises. In addition, Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises and the Chairman of the Board of Directors of Cox.

     Additional information concerning directors and officers of Cox, executive compensation and ownership of Cox shares by management and principal stockholders is contained in Cox's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and is incorporated herein by reference.

     Information concerning directors and officers of TCA, executive compensation and ownership of TCA common stock by management and principal shareholders is contained in TCA's Annual Report on Form 10-K for the fiscal year ended October 31, 1998 and is incorporated herein by reference.

     See "Where You Can Find More Information" on page 66.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the TCA board of directors regarding the adoption of the merger agreement, you should note that certain of the individuals who have served as directors or executive officers of TCA have interests in the merger that are different from the interests of other shareholders generally.

     Stock Options and Restricted Stock Grants. As of the record date, approximately 620,470 shares of TCA stock were subject to options granted to executive officers and directors who are employees of TCA under TCA's Amended and Restated Incentive Stock Option Plan. This stock option plan provides for the accelerated vesting of TCA options upon a change in control, or entering into an agreement for a merger or other business combination of TCA. Pursuant to the merger agreement, employees, including executive officers and directors who are employees of TCA, that hold stock options under this plan can elect to receive

     - cash equal to the number of shares underlying the option multiplied by the excess of $62.50 over the exercise price per share under the option, or

     - an award of restricted Cox Class A common stock under Cox's Long Term Incentive Plan in an amount that would equal the number of shares of Cox Class A common stock that the employee would have received if the employee had elected pursuant to the merger agreement to receive all stock for the conversion of the employee's TCA stock subject to the option, less the aggregate value of the option exercise price.

     As of the record date, approximately 142,000 shares of TCA stock were subject to options granted to directors of TCA that are not employees of TCA under TCA's Amended and Restated Non-Employee Directors Stock Option Plan. This stock option plan provides that the options granted to TCA non-employee directors shall be assumed, or an equivalent option shall be substituted in the event of a merger of TCA into another company. Pursuant to the merger agreement, the TCA non-employee directors that hold options under this plan will be entitled to elect to

     - receive cash equal to the number of shares underlying the option multiplied by the excess of $62.50 over the exercise price per share under the option, or

     - have Cox substitute the former TCA option for a Cox option that would grant the non-employee director an option to purchase, at the same exercise price as the exercise price per share under the TCA option, the number of shares of Cox Class A common stock that the non-employee director would have received pursuant to the merger agreement if the non-employee director had exercised the option prior to the merger and received all Cox Class A common stock.

     Additionally, as of the record date, 7,000 shares of TCA stock were subject to grants to TCA non-employee directors under TCA's Non-Employee Directors' Restricted Stock Plan. This stock plan provides that upon an agreement to merge or in the event of a change of control all shares granted under the plan become fully vested. Therefore, in the aggregate, the TCA non-employee directors hold 7,000 shares of TCA stock under this plan for which they will be entitled to elect to receive the consideration provided for in the merger agreement.

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

                              THE MERGER AGREEMENT

GENERAL

     The merger agreement provides for the merger of TCA into Cox Classic Cable, a wholly owned subsidiary of Cox, with Cox Classic Cable continuing as the surviving corporation. This section of the proxy statement/prospectus describes material provisions of the merger agreement. Because the description of the merger agreement contained in this document is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement, attached as Annex A to this proxy statement/prospectus, before you decide how to vote.

     In June 1999, TCA agreed to acquire cable television systems with approximately 23,000 subscribers in Georgetown, Leander, Pflugerville and Williamson County, Texas, all of which are fast-growing suburbs north of Austin, Texas. TCA will issue an aggregate of approximately 1.5 million shares of its common stock. In July 1999, TCA agreed to purchase cable television systems with approximately 12,300 subscribers in ten communities in Southwest Missouri for $28.6 million. TCA and Cox have agreed to amend the merger agreement to allow for these transactions, including, but not limited to, an increase in the maximum merger consideration to accommodate the TCA shares to be issued in connection with the Austin area acquisition.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     Closing of the Merger. Unless the parties agree otherwise, the closing of the merger will take place after the satisfaction or waiver of all closing conditions and not later than five business days after the franchise consents and FCC license consents have been obtained or waived and TCA's shareholders have approved the merger. The closing of the merger is expected to take place shortly after the approval of the shareholders of TCA and will not be later than May 11, 2000.

     Effective Time of the Merger. At the closing of the merger, TCA and Cox Classic Cable will file a certificate of merger with the Delaware Secretary of State and articles of merger with the Texas Secretary of State. Unless the parties agree otherwise in writing, the merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of Delaware or the articles of merger are duly filed with the Secretary of State of Texas, whichever is later.

CONVERSION OF TCA STOCK, ELECTIONS AND EXCHANGE OF CERTIFICATES

     The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of TCA stock, other than dissenting shares and TCA-held shares, will be converted into the right to receive:

     - 0.7418 of a share of Cox Class A common stock and $31.25 in cash or, subject to proration as described below,

     - 1.4836 shares of Cox Class A common stock or

     - $62.50 in cash.

The 0.7418 and 1.4836 exchange ratios have been adjusted to reflect the two-for-one stock split of Cox Class A common stock effected on May 21, 1999. As of the effective time of the merger, all TCA stock held by non-dissenting shareholders will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and such holders will not have any rights with respect to their TCA shares, except the right to receive, upon surrender of their TCA stock certificate, in accordance with the procedures set forth in the merger agreement and this proxy statement/prospectus, Cox Class A common stock, cash or a combination of Cox Class A common stock and cash. The rights of dissenting holders will be governed by the TBCA. See "The Merger -- Rights of Dissenting Shareholders" on page 37. TCA stock held by TCA or any wholly owned subsidiary of TCA will be canceled without consideration.

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

     Election. All elections must be made on the form of election furnished to you, or on a facsimile of the form of election. Holders of record of TCA stock who hold such TCA stock as nominees, trustees or in other representative capacities may submit multiple forms of election, provided that the representative certifies that each such form of election covers all TCA stock held by such representative for a particular beneficial owner.

     Maximum Consideration. Cox will issue approximately 39.6 million shares of Cox Class A common stock and will pay approximately $1.6 billion in cash in exchange for the TCA stock outstanding immediately prior to the effective time.

     Preferred Election Allocation. The following holders will receive 0.7418 of a share of Cox Class A common stock and $31.25 in cash for each share of TCA stock:

     - holders who elected to receive 0.7418 of a share of Cox Class A common stock and $31.25 in cash for each share of TCA stock;

     - holders who indicated that they had no preference as to the receipt of cash or Cox Class A common stock with respect to their TCA stock; and

     - holders who did not return a form of election or returned a defective form of election that, in the judgment of Cox or the exchange agent, did not make a valid election.

In order to determine the remaining cash amount available to other holders not described above, Cox will subtract from $1.6 billion the aggregate amount of cash paid to the holders described above together with any amounts of cash payable for dissenting shares. In order to determine the remaining number of shares of Cox Class A common stock available to other holders not described above, Cox will subtract from 39.6 million the aggregate number of shares of Cox Class A common stock allocated to the holders described above.

     All Cash Over-election. If the aggregate amount of cash that would be payable to holders who have elected to receive $62.50 in cash exceeds the remaining cash amount, then:

     - each share of TCA stock described above under "-- Preferred Election Allocation" will be converted into 0.7418 of a share of Cox Class A common stock and $31.25 in cash;

     - each share of TCA stock with respect to which an election has been made for 1.4836 shares of Cox Class A common stock will be converted into
       1.4836 shares of Cox Class A common stock; and

     - each share of TCA stock with respect to which an election was made for $62.50 in cash will be converted into the right to receive

      -- the amount in cash equal to $62.50 multiplied by a fraction, the numerator of which will be the remaining cash amount, and the denominator of which will be the aggregate amount of cash that would be payable for all shares that elected to receive $62.50 in cash but for the limitations due to the maximum amount of cash payable, and

      -- the percentage of a share of Cox Class A common stock equal to 1.4836 multiplied by an amount equal to one minus the fraction, the numerator of which will be the remaining cash amount, and the denominator of which will be the aggregate amount of cash that would be payable for all shares that elected to receive $62.50 in cash but for the limitations due to the maximum amount of cash payable.

     All Stock Over-election. If the aggregate number of shares of Cox Class A common stock that would be issuable to holders who have elected to receive
1.4836 shares of Cox Class A common stock exceeds the remaining number of shares of Cox Class A common stock available, then:

     - each share of TCA stock described above under "-- Preferred Election Allocation" will be converted into 0.7418 of a share of Cox Class A common stock and $31.25 in cash;

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

     - each share of TCA stock with respect to which an election was made to receive $62.50 in cash will be converted into the right to receive $62.50 in cash; and

     - each share of TCA stock with respect to which an election has been made to receive 1.4836 shares of Cox Class A common stock will be converted into the right to receive

      -- the number of shares of Cox Class A common stock equal to 1.4836 multiplied by a fraction, the numerator of which will be the remaining number of shares of Cox Class A common stock available, and the denominator of which will be the aggregate number of shares of Cox Class A common stock that would be issuable for all shares of TCA stock that elected to receive 1.4836 shares of Cox Class A common stock but for the limitations due to the maximum number of shares of Cox Class A common stock issuable, and

      -- the amount in cash equal to $62.50 multiplied by an amount equal to one minus the fraction, the numerator of which will be the remaining number of shares of Cox Class A common stock available, and the denominator of which will be the aggregate number of shares of Cox Class A common stock that would be issuable for all shares of TCA stock that elected to receive 1.4836 shares of Cox Class A common stock but for the limitations due to the maximum number of shares of Cox Class A common stock issuable.

     Potential Value Fluctuation of Merger Consideration. The value of the consideration that a TCA shareholder receives in the merger may depend on the value of Cox Class A common stock, which will fluctuate, as well as on the Cox Class A common stock issuable in the merger based on a shareholder's election allocations and proration. Since the value of the cash portion of the merger consideration is fixed at $62.50, it is expected that, if the value of 1.4836 shares of Cox Class A common stock exceeds $62.50, which will occur if the market value of a share of Cox Class A common stock is more than $42.125, TCA shareholders will likely elect to receive Cox Class A common stock in the merger and, consequently, those TCA shareholders that elect to receive Cox Class A common stock will receive a combination of Cox Class A common stock and cash in respect of each share of TCA stock.

     No Fractional Shares. Cox will not issue any fractional shares of Cox Class A common stock to any TCA shareholder upon surrender of certificates previously representing TCA stock. In lieu of such fractional shares, each holder of shares of TCA stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share will receive cash without interest in an amount equal to such holder's proportionate interest in the aggregate amount of fractional shares as determined below. As soon as possible after the effective time of the merger, the exchange agent will compute the aggregate number of fractional shares for which payment is due to former holders of TCA stock. The exchange agent will then sell for the prevailing price on the New York Stock Exchange a sufficient number of shares of Cox Class A common stock previously provided to the exchange agent by Cox to cover the aggregate number of fractional shares. The exchange agent will distribute the proceeds of such sales proportionately in lieu of fractional shares. Cox will pay all of the commissions, transfer taxes and other out-of-pocket expenses associated with the sale by the exchange agent. The exchange agent has agreed to hold such fractional share proceeds in trust for, and to pay such amounts as promptly as practicable to, the former TCA shareholders that are due such amounts.

     No dividend or distribution with respect to Cox Class A common stock will be payable with respect to any fractional share and such fractional share interests will not entitle their owners to any rights of a shareholder of Cox.

     Election Procedures. A form of election is being sent contemporaneously to TCA shareholders in a separate mailing. Elections may be made by holders of TCA stock by delivering the form of election to the exchange agent, which is First Chicago Trust Company of New York. To be effective, a form of election must be properly completed, signed and submitted in the return envelope and mailed to First Chicago Trust Company of New York by no later than 5:00 p.m., Eastern time, on August 11, 1999, the day before the special meeting. Cox has the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any form of election has been properly completed, signed and

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

submitted or revoked and to disregard immaterial defects in the form of election. The good faith decision of Cox or, if so delegated, the exchange agent, in such matters will be conclusive and binding. Neither Cox nor the exchange agent is under any obligation to notify any person of any defect in a form of election submitted to the exchange agent. The exchange agent will also make all computations contemplated by the merger agreement, and all such computations will be conclusive and binding on the holders of TCA stock in the absence of manifest error. Any form of election may be changed or revoked prior to the election deadline on August 11, 1999. A form of election may be changed if the record holder effectively revokes such holder's form of election in accordance with the procedures described on the form of election and a new form of election for such record holder is received by the exchange agent at or prior to the election deadline.

     A TCA shareholder who does not submit a form of election to the exchange agent prior to the election deadline, including a holder who submits and then revokes such shareholder's form of election and does not re-submit a form of election that is timely received by the exchange agent, will be deemed to have made a non-election. If any form of election is defective in any manner such that the exchange agent cannot reasonably determine the election preference of the TCA shareholder submitting such form of election, the purported election set forth therein will be deemed to be of no force and effect, and the TCA shareholder making such purported election will be deemed to have made a non-election.

     If TCA and Cox do not expect to consummate the merger within three to five business days after the special meeting, they will extend the election deadline and publicly announce the extension. In any event, TCA and Cox intend to mail, approximately 10 days prior to the ultimate deadline for making elections, forms of election to persons who have become TCA shareholders following the record date. Forms of election are also available from the solicitation agent, Chase Mellon Shareholder Services, upon request.

     Exchange of Certificates. As soon as reasonably practicable after the effective time of the merger, transmittal forms and exchange instructions will be mailed to each holder of record of TCA stock to be used to surrender and exchange certificates formerly evidencing shares of TCA stock for certificates evidencing the shares of Cox Class A common stock and cash to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing TCA stock will be able to surrender such certificates to the exchange agent, and each such holder will receive in exchange therefor cash pursuant to an election to which such holder is entitled, certificates evidencing the number of whole shares of Cox Class A common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of Cox Class A common stock, and any dividends or other distributions with respect to Cox Class A common stock with a record date after the effective time declared or made after the effective time. TCA SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     After the effective time of the merger, each certificate formerly representing TCA stock other than certificates held by dissenting shareholders, until so surrendered and exchanged, shall evidence only the right to receive, pursuant to an election to which such holder is entitled to make, the cash and the number of whole shares of Cox Class A common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Cox Class A common stock and any dividend or other distribution with respect to Cox Class A common stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Cox until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Cox Class A common stock, will be paid without interest.

TREATMENT OF TCA STOCK OPTIONS

     As a result of the merger, each outstanding and unexercised option or right to purchase a share of TCA common stock will either be cashed out or converted.

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

     Non-Employee Directors Stock Options. Each non-employee director who holds outstanding stock options under the director's plan is entitled to elect either:

     - to receive an amount in cash equal to the product of

      -- the number of shares of TCA stock subject to the director's option, and

      -- the excess of the $62.50 cash purchase price over the exercise price per share, or

     - to have the options assumed by Cox.

If the options are assumed by Cox, each director option will constitute an option to acquire the number of shares of Cox Class A common stock that the holder would have received pursuant to the exchange ratio of 1.4836 had the holder exercised the option immediately prior to the merger. Each new option will otherwise generally have the same terms and conditions that were applicable to the prior TCA stock options, with cash being paid in lieu of any fractional shares.

     Employee Stock Options. Each TCA employee who holds outstanding stock options under TCA's amended and restated incentive stock option plan is entitled to elect either:

     - to receive an amount in cash equal to the product of:

      -- the number of shares of TCA stock subject to the employee's option, and

      -- the excess of the $62.50 cash purchase price over the exercise price per share, or

     - to receive an award of Cox restricted stock under Cox's long term incentive plan equal to the difference between:

      -- the exchange ratio of 1.4836 times the number of shares of TCA stock subject to the option, and

      -- the number of shares of Cox Class A common stock, each valued at the fair market value as of the effective date of the merger, equal to the aggregate exercise price of the stock option to which the TCA shares were previously subjected.

     Other Stock Option Arrangements. TCA will use its reasonable best efforts to obtain written consent of each employee who has an agreement not covered above, through which TCA stock options are to be issued as a bonus on or after the effective date of the merger, permitting the substitution of Cox Class A common stock at the conversion ratio of 1.4836, together with any other reasonable changes TCA deems necessary to reflect the terms of the transaction.

CONDITIONS TO THE MERGER

     Conditions to Each Company's Obligation to Effect the Merger. The obligations of each company to effect the merger are subject to the following conditions, unless any such condition is waived by the parties:

     - Shareholder Approval. The merger agreement and related transactions shall have been approved and adopted by the shareholders of TCA holding at least two-thirds of the outstanding TCA common stock;

     - Effective Registration Statement. Cox's Registration Statement filed on Form S-4 shall have become effective, and no stop order suspending the effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities; and

     - No Proceedings. No governmental order, writ, injunction or decree shall be in effect, and no governmental proceeding or action shall have been instituted before any governmental body that would make the merger illegal or otherwise would prohibit the consummation of the merger.

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

     Additional Conditions to the Obligations of TCA. The obligation of TCA to effect the merger is further subject to the fulfillment, at or prior to the effective time of the merger, of the following additional conditions, unless waived by TCA:

     - Performance of Obligations/Representations and Warranties. Cox and Cox Classic Cable shall have performed and complied with all their agreements and covenants in the merger agreement, in all material respects, and the representations and warranties of Cox and Cox Classic Cable contained in the merger agreement, shall be true and correct when made and on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that would not have a material adverse effect on Cox or on its ability to consummate the transactions under the merger agreement;

     - Tax Opinion. Unless the taxable reverse merger will take place, TCA shall have received a written opinion from TCA's tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - Stock Exchange Approval. The shares of Cox Class A common stock to be issued in, or reserved for issuance in connection with the merger, shall have been approved for listing on the New York Stock Exchange; and

     - Exchange Fund. Cox shall have delivered to the exchange agent the Cox Class A common stock and cash to be issued and paid as consideration in the merger.

     Additional Conditions to the Obligations of Cox. The obligation of Cox to effect the merger is further subject to the fulfillment, at or prior to the effective time of the merger, of the following additional conditions, unless waived by Cox:

     - Receipt of Consents. TCA shall have received and delivered to Cox all FCC license consents and required government franchise consents representing 90% of TCA's subscribers;

     - Performance of Obligations/Representations and Warranties. TCA shall have performed and complied with all its agreements and covenants in the merger agreement, in all material respects, and the representations and warranties of TCA contained in the merger agreement, including the absence of a material adverse effect on TCA, shall be true and correct when made and on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that would not have a material adverse effect on TCA or on its ability to consummate the transactions under the merger agreement; and

     - Tax Opinion. Unless the taxable reverse merger will take place, Cox shall have received a written opinion of its tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

REPRESENTATIONS AND WARRANTIES OF TCA AND COX

     The merger agreement contains various representations and warranties of TCA and Cox relating to, among other things:

     - the proper organization and good standing of TCA, Cox and their respective subsidiaries;

     - the authority of TCA, Cox and Cox Classic Cable to enter into the merger agreement;

     - the capitalization of TCA and Cox;

     - the status of any pending or threatened litigation;

     - the filing of SEC reports and the preparation of financial statements;

     - government authorization for the merger and merger agreement;

     - the contravention of any laws or other agreements by the merger and merger agreement;

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

     - environmental matters;

     - the classification of the merger as a reorganization under the Internal Revenue Code;

     - the absence of certain material adverse changes and events; and

     - brokers and finders.

     The merger agreement contains additional representations and warranties of TCA relating to, among other things:

     - the absence of any undisclosed subsidiaries;

     - the absence of any undisclosed liabilities;

     - information regarding TCA's business and subscribers including franchises, system rights, and rate regulation information;

     - the continuing validity of the franchises and system rights;

     - TCA's title to and condition of its assets;

     - the absence of collective bargaining contracts and other labor agreements;

     - compliance with applicable laws;

     - rate regulation information;

     - taxes;

     - real property;

     - insurance;

     - the absence of competition in TCA's franchise areas;

     - intellectual property matters;

     - employee, officer, and director lists;

     - employee benefits;

     - the absence of any antitakeover laws affecting the merger agreement;

     - the inapplicability of TCA's rights agreement to the merger;

     - requirements for the shareholder vote to approve the merger;

     - year 2000 computer system compliance;

     - validity and scope of material contracts; and

     - the opinion of a financial advisor.

     The merger agreement also contains additional representations and warranties of Cox and Cox Classic Cable relating to, among other things, the stock to be issued in the merger.

CONDUCT OF THE BUSINESS OF TCA AND COX PRIOR TO THE MERGER

     Cox and Cox Classic Cable Covenants. Pursuant to the merger agreement, Cox and Cox Classic Cable have agreed that prior to the closing they shall not take any action that would cause the representations and warranties made by each of them to be untrue, incorrect, or inaccurate, in all material respects, at the closing. Furthermore, Cox has agreed to promptly notify TCA of any failure of Cox or Cox Classic Cable to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the closing.

     TCA's Negative Covenants. Pursuant to the merger agreement, TCA has agreed that, prior to the closing, neither it nor its subsidiaries will:

     - take any action that would cause its representations and warranties not to be true, correct, and accurate, in all material respects, at the closing;

     - materially modify, terminate, or renew any of their material contracts, unless in the ordinary course of business and involving payments less than $500,000 individually or $10,000,000 in the aggregate;

     - materially modify, terminate or renew any of their franchises or material system rights;

     - change any policy regarding marketing, subscriber installation or collection practices except as required by law;

     - dispose of any assets, except for non-material assets in the ordinary course of business and consistent with past practices;

     - increase compensation payable to employees other than regularly scheduled bonuses, increases in the ordinary course of business and as required by law;

     - amend its articles of incorporation or bylaws or other applicable governing instruments;

     - split, combine, subdivide or reclassify any shares of its capital stock or other equity interest;

     - pay any dividends or other distributions except its regular quarterly dividends of $0.08 per share per quarter;

     - redeem, repurchase or otherwise acquire any of its securities or any securities of any other TCA entity, except for dividends paid by any TCA entity that is directly or indirectly wholly owned by TCA;

     - adopt a plan or agreement of complete or partial liquidation, merger or other material reorganization;

     - issue or sell any equity interests, other than pursuant to outstanding stock options;

     - amend any existing benefit plan or adopt any new benefit plan except as required by law or in the ordinary course of business;

     - enter into or amend any employment, severance, consulting agreement or personal service contract, except in the ordinary course of business and not to exceed compensation of $100,000 per year or to replace current employees on an at-will basis;

     - acquire any assets exceeding $5 million in the aggregate and involving more than 1,500 basic subscribers, unless pursuant to agreements already in effect;

     - incur or assume any indebtedness except in the ordinary course of business and consistent with past practices;

     - enter into or materially amend any joint venture, other than those involving no more than 1,500 basic subscribers; or

     - enter into any arrangements for a third party to provide services through TCA's systems which are exclusive or cannot be terminated within six months of the closing without penalty.

     TCA's Affirmative Covenants. Pursuant to the merger agreement, TCA has agreed that prior to the closing it shall and shall cause its subsidiaries to:

     - conduct all material aspects of their respective businesses in the ordinary course of business and consistent with past practice;

     - use reasonable efforts to preserve the goodwill, customers and suppliers of the business;

     - continue construction of franchise required line extensions, maintain the cable plant in the ordinary course of business and consistent with past practices;

     - deliver to Cox copies of TCA's monthly capital expenditures reports, operating statements and subscriber reports;

     - maintain or enhance all casualty and liability insurance relating to their businesses;

     - make all required material FCC filings and comply in all material respects with applicable law;

     - promptly provide Cox with copies of TCA's monthly unaudited operating statements and monthly subscriber or customer reports; and

     - promptly notify Cox of any breach of any warranty, representation, covenant, or condition to be complied with prior to the closing, even if specifically qualified by materiality.

     Additional TCA Agreements. Pursuant to the merger agreement, TCA has also agreed to use its reasonable best efforts to:

     - cause the warrant for the issuance of a maximum of 600,000 shares of TCA stock issued to Stephens Group, Inc. to be exercised in full prior to the effective time of the merger; and

     - obtain from DR Partners a waiver and release of certain of its rights contained in the general partnership agreement between DR Partners and TAL Financial Corporation concerning DR Partners' right following a change of control of TCA to appoint two of the five members of the partnership committee that governs the business of DR Partners.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

     The merger agreement limits certain actions that TCA and its affiliates can take with respect to acquisition proposals from third parties consisting of offers, proposals or indications of interest concerning:

     - a merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving TCA or any of its subsidiaries, or

     - any acquisition of 15% or more of the voting securities or 15% or more of the consolidated assets or earning power of TCA.

Specifically, the merger agreement provides that prior to the effective time or earlier termination of the merger, neither TCA, nor its related companies, nor its directors, officers, employees, and other agents will:

     - take any action to solicit or initiate, facilitate or encourage any acquisition proposal;

     - engage in negotiations or discussions concerning, or provide any non-public information to any person who is known by TCA or its affiliates to be considering making, or has made, an acquisition proposal;

     - amend or grant any waiver or release under any standstill agreement affecting any TCA equity securities;

     - enter into any letter of intent, contract, agreement, arrangement or understanding with respect to an acquisition proposal, other than certain exemptions described below; or

     - take any action to render TCA's rights agreement inapplicable to any transaction with any person other than Cox and its affiliates.

     Notwithstanding the foregoing, until June 9, 1999, subject to an extension up to June 14, 1999 in certain limited circumstances, TCA could have entered into substantive discussions with and provided non-public information to any third party that delivered an acquisition proposal that TCA's board reasonably believed would lead to a superior proposal. A superior proposal must consist of an unsolicited acquisition proposal that the TCA board determined in good faith based on the advice of its financial and legal advisors would be more favorable to the TCA shareholders than the Cox merger and for which financing was fully committed or available in the reasonable determination of the TCA board. TCA could only enter into discussions and provide non-public information if:

     - TCA promptly notified Cox of the acquisition proposal;

     - the TCA board determined in good faith, based on advice of its outside counsel, that it was obligated by its fiduciary duties under Texas law to take such action; and

     - the third party executed a confidentiality and standstill agreement no less favorable to TCA than the confidentiality agreement between TCA and Cox.

     TCA did not receive any such acquisition proposal within the applicable time period.

     The merger agreement provides that TCA's board may comply with Rule 14e-2 and Rule 14d-9 of the Exchange Act with regard to an acquisition proposal, so long as the board does not recommend that TCA shareholders tender their shares, absent a good faith belief, based on the advice of its legal counsel, that it is obligated by fiduciary duties to do so.

TERMINATION

     The merger agreement can be terminated at any time prior to the closing date, whether before or after the approval by the shareholders of TCA:

     - by mutual written consent of TCA and Cox;

     - by either TCA or Cox if:

      -- the merger has not been completed by May 11, 2000, so long as any breach which led to the delay was not committed by the terminating party;

      -- the TCA shareholders shall not have approved the merger at the special meeting;

      -- the merger is restrained, enjoined or otherwise prohibited by a final, unappealable court order or is illegal or otherwise prohibited by any law;

      -- the non-terminating party:

        - breaches any of its representations and warranties which would have a material adverse effect on the non-terminating party or on its ability to consummate the transactions under the merger agreement; or

        - has not performed its covenants in all material respects;

       and in either case, such breach cannot be cured by May 11, 2000.

     - by Cox if:

      -- the TCA board has

        - failed to call the special meeting, or

        - withdrawn or modified in any respect adverse to Cox its approval or recommendation of the merger agreement or resolved to do so; or

      -- TCA breaches in any material respect its no-shop agreements set forth in the merger agreement; or

     - by TCA if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50.

TERMINATION FEE

     TCA has agreed to pay a termination fee to Cox equal to $92.5 million if:

     - Cox terminates the merger agreement because:

      -- the TCA board has

        - failed to call the special meeting, or

        - withdrawn or modified in any respect adverse to Cox its approval or recommendation of the merger agreement or resolved to do so; or

      -- TCA breaches in any material respect its no-shop agreements set forth in the merger agreement; or

     - Either TCA or Cox terminates the merger agreement because:

      -- the TCA shareholders have not approved the merger at the special meeting;

      -- prior to the special meeting, an acquisition proposal was made and not withdrawn by a third party; and

      -- within nine months of the special meeting, either:

        - TCA enters into an agreement with respect to an acquisition proposal or an acquisition proposal is consummated for 50% of the equity interests or 50% of the consolidated assets or earning power of TCA; or

        - a third party commences a tender offer which results in that third party acquiring a majority of the TCA stock.

EXPENSES

     Except as otherwise provided for by the termination fee arrangement, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the cost or expense, whether or not the merger is consummated.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that following the merger, Cox agrees that all rights to indemnification now existing in favor of the current or former directors, officers or employees of TCA and its subsidiaries as provided in TCA's articles of incorporation or bylaws or any indemnity agreements will survive the merger for acts or omissions occurring prior to or at the closing of the merger.

     Cox has agreed to obtain and maintain directors' and officers' liability insurance covering those persons who are currently covered by TCA's directors' and officers' liability insurance policy to the extent that Cox obtains and maintains any such coverage for its own officers and directors.

AMENDMENTS; WAIVERS

     Amendments. The merger agreement may not be amended except by an instrument in writing signed on behalf of each party and in compliance with applicable law and shareholder approvals.

     Waivers. No waiver of compliance with any provision or condition of this agreement shall be effective unless in writing and signed on behalf of the party who is waiving the compliance.

EMPLOYEE BENEFITS FOLLOWING THE MERGER

     Cox has agreed to provide, for the period ending on the last day of the first calendar year beginning after the effective date, compensation and benefits to TCA employees that are, in the aggregate, on the same terms and conditions as those currently provided to such employees, except for equity-based benefits.

However, employer matching contributions under the TCA cash or deferred compensation arrangement intended to be qualified under Section 401(k) of the Internal Revenue Code may be made either in Cox Class A common stock or cash. Cox has agreed to recognize past service of TCA employees for purposes of vesting and participating in Cox's plans but not prior service credit for retiree medical or defined benefit pension plans.

                              THE VOTING AGREEMENT

     As a condition and inducement to Cox entering into the merger agreement, TCA and certain of its shareholders signed a voting agreement in which those shareholders agreed to vote in favor of the merger. Because the description of the voting agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the voting agreement attached as Annex B to this proxy statement/prospectus.

TERMS OF THE AGREEMENT

     The TCA shareholders who executed the voting agreement agreed that during the term of the voting agreement they would provide written consent, vote or cause to be voted, and give Cox a proxy to vote, all of the TCA shares beneficially owned by those shareholders:

     - in favor of approval and adoption of the merger,

     - against any action that would result in a material breach of any representation, warranty, covenant or obligation of TCA contained in the merger agreement, and

     - against any transaction that competes with the merger.

Additionally, those shareholders agreed that they would not directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party concerning any acquisition proposal relating to TCA. The shareholders who executed the voting agreement also waived any rights of appraisal or dissent with respect to the merger. Those shareholders agreed not to contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any TCA shares beneficially owned by them except pursuant to the merger or with Cox's consent.

     The voting agreement automatically terminates upon the earlier of

     - the effective time of the merger,

     - termination of the merger agreement:

      -- by mutual written consent of TCA and Cox;

      -- by either TCA or Cox if:

        - the merger has not been completed by the termination date, which is May 11, 2000, so long as any breach which led to the delay was not committed by the terminating party;

        - the merger is restrained, enjoined or otherwise prohibited by a final, unappealable court order or is illegal or otherwise prohibited by any law;

        - the non-terminating party:

          -- breaches any of its representations and warranties which would have a material adverse effect on the breaching party or on its ability to consummate the transactions under the merger agreement; or

          -- has not performed its covenants in all material respects and does not cure the breach prior to the termination date;

      -- by TCA if the 10 day weighted average price of the Cox Class A common stock for the period ending two days prior to the special meeting is below $34.50; or

     - six months after any other termination of the merger agreement.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information has been derived from the historical financial statements of Cox, Prime South and TCA. The unaudited pro forma combined condensed balance sheet as of March 31, 1999 has been presented as if the pending acquisition of TCA had been consummated on that date. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 have been presented as if the pending acquisition of TCA and the acquisition of Prime South had been consummated on January 1, 1998. Cox acquired Prime South on October 1, 1998.

     The unaudited pro forma combined condensed financial information gives effect to the acquisition of Prime South and the pending acquisition of TCA under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information presented on the following pages. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information are preliminary and have been made solely for purposes of developing such unaudited pro forma combined condensed financial information. Upon determination of the final fair values of certain Prime South and TCA assets and liabilities, assuming completion of the TCA acquisition, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including availability of additional information, changes in values not currently identified and changes in operating results between the dates of the unaudited pro forma combined condensed financial information and the date on which the acquisitions are consummated and such final fair values are determined.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings that Cox may achieve with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes nor any adjustments to programming, operating, marketing and general and administrative expenses for any future operating changes.

     The unaudited pro forma combined condensed results are not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated on the date, or at the beginning of the period, for which such transactions have been given effect. In addition, the unaudited pro forma combined condensed results are not necessarily indicative of the combined results of future operations.

     The unaudited pro forma combined condensed financial information should be read in conjunction with the consolidated financial data appearing under "Selected Historical and Pro Forma Consolidated Financial Information and Other Data" and the historical consolidated financial statements of Cox and TCA and the respective notes thereto. The historical consolidated financial statements of Cox and TCA are incorporated by reference into this document. See "Where You Can Find More Information" on page 66.

     All per share amounts reflected in the unaudited pro forma combined condensed financial information below have been restated to reflect Cox's two-for-one stock split which became effective May 21, 1999.

                            COX COMMUNICATIONS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1999
                             (MILLIONS OF DOLLARS)

                                                                                         TCA
                                                                                      PRO FORMA
                                                                 COX        TCA      ADJUSTMENTS    COX PRO
                                                                 (A)        (A)          (B)         FORMA
                                                              ---------   --------   -----------   ---------
ASSETS
Cash........................................................  $    90.4   $    4.5                 $    94.9
Accounts and notes receivable, less allowance for doubtful
  accounts..................................................      174.1       22.3                     196.4
Net plant and equipment.....................................    2,782.4      309.4    $  102.4       3,194.2
Investments.................................................    7,659.3        2.0         9.5       7,670.8
Intangible assets...........................................    3,944.2      724.2      (724.2)      8,934.6
                                                                                       3,796.0
                                                                                       1,194.4
Other assets................................................       76.6       13.2        (9.8)         80.0
                                                              ---------   --------    --------     ---------
        Total assets........................................  $14,727.0   $1,075.6    $4,368.3     $20,170.9
                                                              =========   ========    ========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable & accrued expenses.........................  $   287.5   $   52.8    $  (10.0)    $   330.3
Deferred income.............................................       46.3        2.7                      49.0
Deferred income taxes.......................................    3,668.3       86.4        40.4       4,989.5
                                                                                       1,194.4
Other liabilities...........................................      372.4        4.2                     376.6
Debt........................................................    3,383.1      532.0     1,637.1       5,562.2
                                                                                          10.0
Amounts due to Cox Enterprises, Inc.........................      112.7                                112.7
                                                              ---------   --------    --------     ---------
        Total liabilities...................................    7,870.3      678.1     2,871.9      11,420.3
                                                              ---------   --------    --------     ---------
Minority interest in equity of consolidated subsidiary......                 193.8                     193.8
Shareholders' equity
  Preferred stock...........................................        4.8                                  4.8
  Class A common stock......................................      527.5        5.0        (5.0)        567.1
                                                                                          39.6
  Class C common stock......................................       27.6                                 27.6
  Additional paid-in capital................................    1,879.8       55.5       (55.5)      3,540.3
                                                                                       1,660.5
  Retained earnings.........................................    1,601.5      151.2      (151.2)      1,601.5
  Accumulated other comprehensive income....................    2,815.5        1.5        (1.5)      2,815.5
  Less: treasury stock......................................                  (9.5)        9.5
                                                              ---------   --------    --------     ---------
        Total shareholders' equity..........................    6,856.7      203.7     1,496.4       8,556.8
                                                              ---------   --------    --------     ---------
        Total liabilities and shareholders' equity..........  $14,727.0   $1,075.6    $4,368.3     $20,170.9
                                                              =========   ========    ========     =========

                            COX COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                                 BALANCE SHEET
                                 MARCH 31, 1999

(a) Represents historical amounts for Cox as of March 31, 1999 and TCA as of January 31, 1999.

(b) Represents the net effect of Cox's acquisition of TCA and the preliminary adjustments to the historical balance sheet of TCA recorded in conjunction with applying purchase accounting. A summary of the assumptions for these adjustments is as follows:

                                                               (MILLIONS OF DOLLARS)
                                                              -----------------------
Purchase price plus net liabilities assumed:
  Cox Class A common stock to be issued to TCA shareholders
     (see below)............................................         $1,700.1
  Cash to be paid to TCA shareholders (funded through new
     borrowings)............................................          1,613.6
  Assumption of TCA debt and accrued interest...............            542.0
  Cox acquisition related costs (funded through new
     borrowings)............................................             23.5
                                                                     --------
          Total purchase price..............................         $3,879.2
                                                                     --------
Allocation of purchase price to tangible assets:
  Preliminary estimate to record acquired plant and
     equipment at fair value................................         $  411.8
  Preliminary estimate of deferred taxes related to property
     and equipment write-up.................................            (40.4)
  Preliminary estimate to record investments at fair
     value..................................................             11.5
  Net working capital deficit and other assets/liabilities
     of TCA assumed or acquired by Cox......................           (105.9)
  Minority interest in TCA consolidating entity.............           (193.8)
                                                                     --------
          Total allocation to tangible assets...............             83.2
                                                                     --------
Excess of purchase price over tangible assets...............         $3,796.0
                                                                     ========

     Cox anticipates the issuance of approximately 39.6 million shares of Cox Class A common stock, which assumes TCA director options will be converted into Cox Class A common stock, to TCA shareholders upon consummation of the TCA acquisition.

     In addition, the pro forma adjustments reflect:

     - the elimination of TCA's equity accounts, certain intangible assets (comprised primarily of goodwill which arose from previous acquisitions by TCA)and $9.8 million of deferred debt issuance costs;

     - the reclassification of accrued interest to debt which will be refinanced subsequent to the consummation of the TCA acquisition; and

     - deferred taxes and corresponding goodwill related to the excess purchase price over net tangible assets acquired.

                            COX COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                  (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                     PRIME
                                                                     SOUTH          TCA
                                                                   PRO FORMA     PRO FORMA
                              COX        PRIME SOUTH     TCA      ADJUSTMENTS   ADJUSTMENTS        COX
                              (A)            (A)         (A)          (B)           (C)         PRO FORMA
                          ------------   -----------   --------   -----------   -----------   -------------
Revenues................  $    1,716.8    $   138.2    $  385.7                               $    2,240.7
Costs and expenses
  Programming costs.....         406.8         40.9       103.7                                      551.4
  Plant operations......         132.8          5.8        76.7                                      215.3
  Marketing.............          99.5          5.7         2.5                                      107.7
  General and
     administrative.....         389.2         24.9        34.1                                      448.2
  Satellite operating
     and
     administrative.....          29.4                                                                29.4
  Depreciation..........         373.5         29.7        36.5    $   (5.6)     $    15.0           449.1
  Amortization..........          84.2         10.6        19.9         8.9           75.0           234.9
                                                                        6.4           29.9
                          ------------    ---------    --------    --------      ---------    ------------
Operating income........         201.4         20.6       112.3        (9.7)        (119.9)          204.7
Interest expense........        (223.3)      (106.6)      (34.1)       60.4         (104.2)         (407.8)
Equity in net losses of
  affiliated
  companies.............        (547.2)        (1.6)                                                (548.8)
Gain on investments,
  net...................       2,484.2                                                             2,484.2
Gain on issuance of
  stock by affiliated
  company...............         165.3                                                               165.3
Dividend income.........          12.2                                                                12.2
Other, net..............           0.9                     (8.5)                                      (7.6)
                          ------------    ---------    --------    --------      ---------    ------------
Income (loss) before
  taxes.................       2,093.5        (87.6)       69.7        50.7         (224.1)        1,902.2
Income taxes............         822.8                     27.2       (10.7)         (76.5)          762.8
                          ------------    ---------    --------    --------      ---------    ------------
Net income (loss).......  $    1,270.7    $   (87.6)   $   42.5    $   61.4      $  (147.6)   $    1,139.4
                          ============    =========    ========    ========      =========    ============
Per share data:
  Basic income per share
     of Class A common
     stock..............  $       2.33                                                        $       1.92
                          ============                                                        ============
  Diluted income per
     share of Class A
     common stock.......          2.30                                                                1.90
                          ============                                                        ============
  Basic weighted-average
     shares of Class A
     common stock
     outstanding........   545,626,528                                                         593,676,957
                          ============                                                        ============
  Diluted
     weighted-average
     shares of Class A
     common stock
     outstanding........   552,421,730                                                         600,472,159
                          ============                                                        ============

                            COX COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

(a) Represents historical amounts for the years ended December 31, 1998 for Cox and October 31, 1998 for TCA and for the nine months ended September 30, 1998 for Prime South.

(b)  Represents the effects of:

     1. elimination of certain interest expense accrued by Prime South offset by the incremental interest expense from new borrowings to fund the Prime South acquisition with interest calculated using Cox's average cost of funds rate of 6.4%;

     2. depreciation expense on the preliminary estimated fair value of acquired plant and equipment over the estimated average remaining useful life of eight years;

     3. amortization expense on the excess purchase price over net tangible assets acquired based on preliminary asset allocations, primarily franchise value, over 40 years;

     4. amortization expense on goodwill arising from the impact on deferred taxes as a result of this acquisition to be amortized over 40 years;

     5. the effects on Cox's income tax provision, using a statutory rate of 35%, on the adjustments reflected in items 1., 2. and 3. above and Prime South current year operating losses for the nine months ended September 30, 1998; and

(c)  Represents the effects of:

     1. incremental interest expense from new borrowings to fund the TCA acquisition and assumed debt with interest calculated using Cox's average cost of funds rate of 6.4%;

     2. depreciation expense on the preliminary estimated fair value of acquired plant and equipment over the estimated average remaining useful life of eight years;

     3. amortization expense on the excess purchase price over net tangible assets acquired based on preliminary asset allocations, primarily franchise value, over 40 years;

     4. amortization expense on goodwill arising from the impact on deferred taxes as a result of this acquisition to be amortized over 40 years; and

     5. the effects on Cox's income tax provision, using a statutory rate of 39.4%, on the adjustments reflected in items 1., 2. and 3. above.

                            COX COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                  (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                              TCA
                                                                           PRO FORMA
                                                      COX         TCA     ADJUSTMENTS       COX
                                                      (A)         (A)         (B)        PRO FORMA
                                                  ------------   ------   -----------   ------------
Revenues........................................  $      498.5   $105.4                 $      603.9
Costs and expenses
  Programming costs.............................         128.8     28.5                        157.3
  Plant operations..............................          39.1     20.8                         59.9
  Marketing.....................................          26.6      0.4                         27.0
  General and administrative....................         115.5      8.9                        124.4
  Depreciation..................................          96.6      9.9     $  3.0             109.5
  Amortization..................................          26.7      5.4       18.4              58.0
                                                                               7.5
                                                  ------------   ------     ------      ------------
Operating income................................  65.2........     31.5      (28.9)             67.8
Interest expense................................         (54.0)    (9.2)     (24.5)            (87.7)
Equity in net losses of affiliated companies....         (46.5)                                (46.5)
Gain on investments, net........................         419.5                                 419.5
Dividend income.................................          11.1                                  11.1
Other, net......................................          (0.1)    (2.7)                        (2.8)
                                                  ------------   ------     ------      ------------
Income (loss) before taxes......................         395.2     19.6      (53.4)            361.4
Income taxes....................................         144.0      7.6      (18.1)            133.5
                                                  ------------   ------     ------      ------------
Net income (loss)...............................  $      251.2   $ 12.0     $(35.3)     $      227.9
                                                  ============   ======     ======      ============
Per share data:
  Basic income per share of Class A common
     stock......................................  $       0.45                          $       0.38
                                                  ============                          ============
  Diluted income per share of Class A common
     stock......................................          0.45                                  0.38
                                                  ============                          ============
  Basic weighted-average shares of Class A
     common stock outstanding...................   554,896,354                           594,497,283
                                                  ============                          ============
  Diluted weighted-average shares of Class A
     common stock outstanding...................   562,837,952                           602,438,881
                                                  ============                          ============

                            COX COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999

(a) Represents historical amounts for the three months ended March 31, 1999 for Cox and January 31, 1999 for TCA.

(b)  Represents the effects of:

     1. the incremental interest expense from new borrowings to fund the TCA acquisition and assumed debt with interest calculated using Cox's average cost of funds rate of 6.2%;

     2. depreciation expense on the preliminary estimated fair value of acquired plant and equipment over the estimated average remaining useful life of eight years;

     3. amortization expense on the excess purchase price over net tangible assets acquired based on preliminary asset allocations, primarily franchise value, over 40 years;

     4. amortization expense on goodwill arising from the impact on deferred taxes as a result of this acquisition to be amortized over 40 years; and

     5. the effects on Cox's income tax provision, using a statutory rate of 39.4%, on the adjustments reflected in items 1., 2. and 3. above.

                        DESCRIPTION OF COX CAPITAL STOCK

     The information set forth below is a general summary of the capital stock structure of Cox and reflects a two-for-one stock split on May 21, 1999. As a summary, this section is qualified by, and not a substitute for, the provisions of Cox's certificate of incorporation and bylaws, which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

     Cox's authorized capital stock consists of 650,000,000 shares of Class A common stock, par value $1.00 per share, 60,000,000 shares of Class C common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

COMMON STOCK

     As of May 21, 1999, 527,537,440 shares of Class A common stock and 27,597,792 shares of Class C common stock were outstanding. In addition, 10,284,386 shares of Class A common stock were reserved for issuance pursuant to Cox's employee benefit plans, 27,597,792 shares of Class A common stock were reserved for issuance to the holders of Class C common stock and approximately 4,836,372 shares of Class A common stock were reserved for issuance to the holders of Cox's Series A preferred stock according to the terms outlined under "Series A Convertible Preferred Stock" below. TCA shareholders receiving Cox stock in the merger will receive Cox Class A common stock. On a pro forma basis immediately following the merger, 567,138,369 shares of Class A common stock and 27,597,792 shares of Class C common stock will be outstanding and 10,284,386 shares of Class A common stock will be reserved for issuance pursuant to Cox's employee benefit plans.

     Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects.

     Voting. Class A common stock holders are entitled to one vote per share, while Class C common stock holders are entitled to ten votes per share. The Class A common stock holders and the Class C common stock holders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and/or Class C common stock voting separately as a class is required:

     - to approve any amendment to Cox's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

     Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox's liquidation or a sale of all or substantially all of Cox's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock, and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither the Class A common stock nor the Class C common stock will be split, divided or combined unless the other class is proportionately split, divided or combined.

     Cox has never declared or paid cash dividends on its Class A or Class C common stock and currently intends to retain any future earnings for use in developing and operating its businesses.

     Convertibility of Class C Common Stock into Class A Common Stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C shareholder's option, into

Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

     - at any time Cox's board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

     - if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

     - upon election by Cox's board in connection with their approval of any sale or lease of all or substantially all of Cox's assets or any merger, consolidation, liquidation or dissolution of Cox; or

     - upon election by Cox's board, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox, whether voluntary or not, the Class A common stockholders and the Class C common stockholders shall be entitled to share ratably, according to their respective interests, in Cox's assets which remain after payment, or provision of payment, of Cox's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

     Transfer Agent. The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

     Stock Exchange Listing. The Class A common stock is listed on the New York Stock Exchange under the symbol "COX." Cox will use its reasonable best efforts to cause the shares of Class A common stock to be issued in the merger to be approved for listing on the New York Stock Exchange on or prior to the merger, subject to official notice of issuance.

PREFERRED STOCK

     As of May 21, 1999 there were 4,836,372 shares of preferred stock outstanding. The preferred stock outstanding has been designated Series A convertible preferred stock by the Cox board.

     Cox may issue additional preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as Cox's board of directors may authorize, without further shareholder approval, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable.

     Issuance of Series A Preferred Stock. In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

     Dividends. Series A preferred stock holders are entitled to dividends only when, and to the extent that, Cox's board declares such dividends. No dividends on Series A preferred stock have ever been declared.

     Voting. Series A preferred stock holders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock on all matters upon which the Class A common shareholders are entitled to vote, except that the affirmative vote of the holders of a majority of outstanding shares of Series A preferred stock voting separately as a class is required:

     - to approve any amendment to Cox's certificate of incorporation or the certificate establishing the rights of the Series A preferred stock that would alter or change the voting powers, designations, preferences or special rights of the class in a way that adversely affects the holders of the class; and

     - to approve such other matters as may require a class vote under Delaware General Corporate Law.

     Conversion. Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred shareholders' option only after October 1, 2003, a change in control of Cox or notification of liquidation of Cox, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of Cox's Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock if the subsidiary of Cox owning the Las Vegas cable system makes a distribution of its capital stock or upon the sale of all or substantially all of Cox's assets, according to the formula described above. Cox anticipates that appreciation realized upon conversion of the Series A preferred stock into Class A common stock will be accounted for as contingent purchase price in accordance with APB Opinion No. 16, "Business Combinations." As of the date of issuance, each share of Series A preferred stock was convertible into one share of Cox Class A common stock. The information in this proxy statement/prospectus, where appropriate, uses a one-for-one exchange ratio for the Series A preferred stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the merger, many holders of TCA stock will become holders of Cox Class A common stock. The following is a summary of some of the material differences between the rights of holders of TCA stock and the rights of holders of Cox Class A common stock. TCA is organized under the laws of the state of Texas, while Cox is organized under the laws of the state of Delaware. Such differences arise from differences between the Texas and Delaware state laws, as well as under the various provisions of the TCA articles of incorporation and bylaws and the Cox certificate of incorporation and bylaws.

     The following summary is not a complete statement of the rights of holders of TCA stock and Cox Class A common stock. You should also refer to the Delaware General Corporation Law, or the DGCL, the Texas Business Corporation Act, or the TBCA, and the certificate or articles of incorporation and bylaws of TCA and Cox. See "Description of Cox Capital Stock" for a summary of certain other rights relating to the Cox Class A common stock.

SECURITIES THAT HAVE VOTING RIGHTS

     Under Texas law, the holder of each outstanding share of stock, regardless of class, is entitled to one vote per share on each matter submitted to a shareholder vote, except as limited or expanded by the articles of incorporation. TCA's articles of incorporation provide for one vote for each share of common stock held and no other classes of stock have voting rights. Cox's certificate of incorporation provides for a different voting structure. Holders of Cox Class A common stock are entitled to one vote per share on each matter submitted to a stockholder vote, and holders of Cox Class C common stock are entitled to ten votes per share. Additionally, holders of Cox Series A convertible preferred stock are entitled to one vote per share. Therefore, Cox's Class A common stock, Class C common stock and Series A convertible preferred stock are all voting stock.

PREEMPTIVE RIGHTS AND CUMULATIVE VOTING

     Texas and Delaware law do not require shareholders to have preemptive rights or the right of cumulative voting. As a shareholder of TCA, you do not now have preemptive rights or the right of cumulative voting. Because Cox's certificate of incorporation and bylaws do not grant preemptive rights or the right of cumulative voting to its stockholders, you will not have such rights as a stockholder of Cox.

ELECTION, NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

     The number of directors of TCA is fixed by the TCA board and is at least three and not more than eleven. The TCA board is not divided into separate classes. Directors serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     The number of directors of Cox is fixed by the Cox board and is at least one and not more than nine. The Cox board is not divided into separate classes. Directors serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     Any one or more of the directors of Cox may be removed from office at any time by the holders of a majority of the voting power of the shares then entitled to vote in an election of directors. However, if a proposal to remove a director is made by or on behalf of certain related persons or a director affiliated with such related person, then in addition to the affirmative vote of the holders of a majority of the voting power of the voting stock, such removal requires the affirmative vote of a majority of the voting power of the disinterested shares. Any TCA director may be removed from office at any time by the holders of a majority of the shares then entitled to vote in an election.

VOTING RIGHTS ON CERTAIN BUSINESS COMBINATIONS

     Under the TBCA and TCA's articles of incorporation, 66 2/3% of all outstanding TCA common stock must approve a merger or the sale, lease or disposition of all or substantially all of TCA's property and assets.

     Under the DGCL, approval by the holders of a majority of the voting power is required to approve a merger, unless the certificate of incorporation provides otherwise. Cox's certificate of incorporation provides that, in addition to any vote customarily required under Delaware law, the following affirmative vote will be required to approve certain business combinations involving related persons:

     - not less than 80% of the voting power of the voting stock, and

     - not less than a majority of the voting power of the voting stock held by the holders of certain disinterested shares.

There are, however, exceptions to one or both of these requirements. When a proposal has the approval of a majority of the directors who are not affiliated with certain related persons or when the terms of the fair price provision in the Cox certificate of incorporation are met relating to specific price and form-of-consideration requirements, neither the 80% vote requirement nor the disinterested vote requirement identified above are required.

     As of May 21, 1999, Cox Enterprises controlled 81.1% of voting power of the Cox stock.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

     The TCA bylaws generally require that notice of the nominations of persons for election to the board of directors or other business to be properly brought by a shareholder before an annual meeting must be delivered to and received by TCA not less than 60 days nor more than 90 days prior to the anniversary of the prior year's annual meeting. For special meetings, the TCA bylaws require that notice of the nominations of persons for election to the board of directors or other business to be properly brought by a shareholder must be delivered to and received by TCA not earlier than 90 days nor later than 60 days prior to such special meeting or 10 days after public announcement is first made of the date of the special meeting.

     Cox's certificate of incorporation provides that a stockholder must furnish written notice to Cox of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. In the event that less than 40 days' public notice of a meeting date is given by Cox, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of notice of the meeting date.

RIGHT TO CALL SPECIAL MEETINGS

     Under the TBCA, holders of not less than 10% of all shares entitled to vote have the right to call a special shareholders' meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10%. If so specified, special meetings of the shareholders may be called by holders of at least the percentage of shares so specified in the articles of incorporation, but the articles of incorporation may not provide for a number of shares greater than 50% to call a special shareholders' meeting. Additionally, a special meeting of shareholders may be called by the president, the board of directors, or such other person authorized in the articles of incorporation or bylaws. TCA's bylaws authorize the president, the board of directors, the chairman of the board and holders of not less than 10% of all the shares entitled to vote to call a special meeting.

     The DGCL provides that special meetings of stockholders may be called by the board of directors or such other persons as are authorized in the certificate of incorporation or bylaws. Cox's certificate of incorporation provides that such meetings may be called by the board of directors or by a majority of its members. However, where a proposal requiring stockholder approval is made by or on behalf of certain related persons, or where such related person otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the independent directors shall also be required to call a special meeting of stockholders for the purpose of considering such proposal or obtaining such approval.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     Unless otherwise provided in the articles of incorporation, under the TBCA, any action which is required to be taken or may be taken at a meeting of shareholders may be taken by a written consent signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consent. TCA's articles of incorporation do not provide otherwise.

     Unless otherwise provided in the certificate of incorporation, under the DGCL, any action which is required to be taken or may be taken at a meeting of stockholders, including the election of directors, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. Cox's certificate of incorporation, however, provides that any election or other action by its stockholders must be effected at an annual or special meeting. Action by written consent without a meeting is not permitted.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS; DGCL SECTION 203 AND TBCA ARTICLE 13

     TCA is subject to Article 13 of the TBCA. Under Article 13, TCA shall not engage in a business combination with an affiliated shareholder, generally defined as a person owning 20% or more of a corporation's outstanding voting stock, during the three-year period immediately following the affiliated shareholder's share acquisition date unless the business combination or acquisition by such affiliated shareholder was approved by:

     - TCA's board of directors before the affiliated shareholder's share acquisition date, or

     - two-thirds of the holders of the outstanding voting shares of TCA not beneficially owned by the affiliated shareholder at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

     Cox is subject to Section 203 of the DGCL. Under Section 203, an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

     - the board approved the transaction in which the interested stockholder became an interested stockholder,

     - the interested stockholder owns more than 85% of the stock after the consummation of the transaction in which the stockholder became interested, or

     - the board approves the business combination and two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder approves the business combination.

AMENDMENT OF CERTIFICATE/ARTICLES OF INCORPORATION AND BYLAWS

     The TBCA provides that, unless the articles of incorporation provide otherwise, a corporation's articles can be amended upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such amendment. The TCA articles of incorporation do not provide otherwise. The power to amend TCA's bylaws has been delegated to the board of directors, subject to repeal or change by action of the shareholders.

     Cox's certificate of incorporation provides that any alteration, amendment, repeal or rescission of the provisions of the certificate of incorporation must be approved by a majority of the directors of Cox then in office and by the affirmative vote of the holders of a majority of the voting power of the voting stock. However, if the proposed change relates to certain specified provisions, then such change must also be approved either

     - by a majority of the authorized number of directors and, if one or more certain related persons exist, by a majority of the directors who are independent directors with respect to all such related persons, or

     - by the affirmative vote of the holders of not less than 80% of the voting power of the voting stock and, if the change is proposed by or on behalf of certain related persons or a director affiliated with such related person, by the affirmative vote of a majority of the voting power of the voting stock represented by certain disinterested shares. The DGCL reserves the power to amend the bylaws of a corporation in the stockholders entitled to vote, unless otherwise provided in the certificate of incorporation. The Cox certificate of incorporation does not provide otherwise.

APPRAISAL RIGHTS

     Under the TBCA, shareholders of Texas corporations have appraisal rights in the event of most mergers and the consolidation or sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation. However, a shareholder of a Texas corporation does not have appraisal rights with respect to any plan of merger when there is a single surviving or new domestic or foreign corporation, or from any plan of exchange if:

     - the shares held by the shareholder are part of a class of shares which are listed on a national securities exchange, or held of record by fewer than 2,000 holders, on the record date for the plan of merger or the plan of exchange,

     - the shareholder is not required by the terms of the plan of merger or exchange to accept for his or her shares any consideration other than shares of a corporation that, immediately after the merger or exchange, will be part of a class or series of shares which are listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or held of record by not less than 2,000 holders, and

     - cash in lieu of fractional shares are otherwise entitled to be received.

The appraisal rights of a shareholder of a Texas corporation are summarized herein under "The Merger -- Rights of Dissenting Shareholders" on page 37.

     Under the DGCL, a stockholder of a corporation who does not vote in favor of or consent in writing to certain merger transactions and who demands appraisal of his or her shares in connection with such transaction may, under varying circumstances, be entitled to dissenters' rights pursuant to which such stockholder may receive cash in the amount determined by a Delaware court to be the fair value of his or her shares, together with a fair rate of interest, if any, in lieu of the consideration he or she would otherwise receive in the transaction. Unless the corporation's certificate of incorporation provides otherwise, such appraisal rights are not available in certain circumstances, including without limitation:

     - the sale, lease or exchange of all or substantially all of the assets of a corporation,

     - the merger or consolidation of a corporation the shares of which are either listed on a national securities exchange or on Nasdaq or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

     - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

The concept of "fair value" in payment for shares upon exercise of appraisal rights, under the DGCL, must be determined exclusive of any element of value arising from the accomplishment or expectation of the relevant transaction.

                                 LEGAL MATTERS

     The validity of the Cox Class A common stock to be issued in connection with the merger will be passed upon by Dow, Lohnes & Albertson PLLC, Washington, D.C. Certain tax matters relating to the merger may be passed upon by Dow, Lohnes & Albertson PLLC for Cox and by Simpson Thacher & Bartlett, New York, New York, for TCA. See "The Merger -- Material United States Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of Cox incorporated in this proxy statement/prospectus by reference to Cox's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of TCA as of and for the year ended October 31, 1998, have been incorporated by reference in this proxy statement/prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Also, the consolidated financial statements as of October 31, 1997 and for each of the two years in the period ended October 31, 1997 of TCA incorporated in this proxy statement/prospectus by reference to TCA's Annual Report on Form 10-K for the year ended October 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cox and TCA are each subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Cox and TCA with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at (800) 732-0330. In addition, Cox and TCA are each required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Cox Class A common stock is listed on the New York Stock Exchange and reports and other information concerning Cox can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. TCA stock is listed on the Nasdaq National Market and reports and other information concerning TCA can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

     Cox has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1993 with respect to the shares of Cox Class A common stock to be issued pursuant to the merger agreement.

     The SEC allows Cox and TCA to incorporate by reference information into this proxy statement/prospectus, which means that Cox and TCA can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this proxy statement/prospectus or in any document incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Cox and TCA have previously filed with the SEC. These documents contain important information about Cox and TCA and their finances.

COX SEC FILINGS (FILE NO. 1-06590)   PERIOD
----------------------------------   ------
Annual Report on Form 10-K           Year ended December 31, 1998
Quarterly Report on Form 10-Q        Quarter ended March 31, 1999
Current Reports on Form 8-K          Filed on October 15, 1998,
                                     January 8, 1999, April 30, 1999,
                                     May 14, 1999, June 11, 1999 and
                                     July 7, 1999

TCA SEC FILINGS (FILE NO. 0-11478)   PERIOD
----------------------------------   ------
Annual Report on Form 10-K           Year ended October 31, 1998
Quarterly Report on Form 10-Q        Quarters ended January 31, 1999
                                     and April 30, 1999
Amended Report on Form 10-Q/A        Quarter ended April 30, 1999
Current Reports on Form 8-K          Filed on May 12, 1999

     Cox and TCA are also incorporating by reference additional documents that they file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting.

     Cox has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Cox and TCA has supplied all such information relating to TCA.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. COX AND TCA HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 8. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS OF TCA NOR THE ISSUANCE OF COX CLASS A COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER,

                           DATED AS OF MAY 11, 1999,

                                  BY AND AMONG

                           COX COMMUNICATIONS, INC.,

                            COX CLASSIC CABLE, INC.

                                      AND

                               TCA CABLE TV, INC.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE ONE

     DEFINITIONS......................................................................   A-1

ARTICLE TWO

     THE MERGER.......................................................................   A-1
          Section 2.1     Merger......................................................   A-1
          Section 2.2     Conversion of Shares........................................   A-2
          Section 2.3     Fractional Shares...........................................   A-5
          Section 2.4     Dissenting Shares of Company Common Stock...................   A-5
          Section 2.5     Exchange of Certificates....................................   A-6
          Section 2.6     Stock Options...............................................   A-8

ARTICLE THREE

     REPRESENTATIONS AND WARRANTIES OF COMPANY........................................   A-9
          Section 3.1     In General..................................................   A-9
          Section 3.2     Organization and Authority; Capitalization and Ownership of
                          Shares......................................................   A-9
          Section 3.3     Governmental Authorization; Noncontravention................  A-10
          Section 3.4     SEC Filings.................................................  A-11
          Section 3.5     Financial Statements; Undisclosed Liabilities...............  A-11
          Section 3.6     Material Adverse Changes....................................  A-11
          Section 3.7     Information Regarding the Business..........................  A-12
          Section 3.8     Title to and Condition of Assets............................  A-13
          Section 3.9     Litigation; Judgments, etc. ................................  A-13
          Section 3.10    Labor Contracts.............................................  A-13
          Section 3.11    Finders and Brokers.........................................  A-13
          Section 3.12    Compliance with Laws........................................  A-14
          Section 3.13    Tax Matters.................................................  A-15
          Section 3.14    Real Property...............................................  A-15
          Section 3.15    Environmental Matters.......................................  A-16
          Section 3.16    Insurance...................................................  A-16
          Section 3.17    Competitors and Overbuilds..................................  A-16
          Section 3.18    Basic Subscriber Count......................................  A-16
          Section 3.19    Reorganization..............................................  A-16
          Section 3.20    Intellectual Property.......................................  A-17
          Section 3.21    Employees, Officers and Directors...........................  A-17
          Section 3.22    Employee Benefits...........................................  A-18
          Section 3.23    Antitakeover Statutes and Rights Agreement..................  A-19
          Section 3.24    Vote Required...............................................  A-19
          Section 3.25    Year 2000 Compliance........................................  A-19
          Section 3.26    Opinion of Financial Advisor................................  A-20
          Section 3.27    Contracts...................................................  A-20

ARTICLE FOUR

     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........................  A-20
          Section 4.1     In General..................................................  A-20
          Section 4.2     Organization and Authority..................................  A-20
          Section 4.3     Governmental Authorization; Noncontravention................  A-21
          Section 4.4     Litigation..................................................  A-21
          Section 4.5     Finders and Brokers.........................................  A-21

                                      A-(i)

                                                                                        PAGE
                                                                                        ----
          Section 4.6     Capital Stock...............................................  A-21
          Section 4.7     Transaction Shares..........................................  A-22
          Section 4.8     SEC Filings.................................................  A-22
          Section 4.9     Financial Statements........................................  A-22
          Section 4.10    Reorganization..............................................  A-22
          Section 4.11    Material Adverse Effect.....................................  A-23
          Section 4.12    Environmental Matters.......................................  A-23

ARTICLE FIVE

     COVENANTS AND CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING..............
                                                                                        A-24
          Section 5.1     Covenants of Parent and Merger Sub..........................  A-24
          Section 5.2     Covenants of Company........................................  A-24
          Section 5.3     Compliance with HSR Act and Rules...........................  A-26
          Section 5.4     Company Shareholders' Meeting...............................  A-26
          Section 5.5     No Solicitation.............................................  A-27
          Section 5.6     Consents....................................................  A-28
          Section 5.7     Interim Financial Statements................................  A-29
          Section 5.8     Capital Expenditures........................................  A-29
          Section 5.9     Affiliates of Parent and Company............................  A-29
          Section 5.10    Employee Benefits...........................................  A-29
          Section 5.11    Proxy Statement.............................................  A-30
          Section 5.12    Other Parent Transactions...................................  A-31
          Section 5.13    Directors' and Officers' Indemnification and Insurance......  A-31
          Section 5.14    Registration and Listing of Parent Class A Common Stock.....  A-31
          Section 5.15    Rate and Programming Information............................  A-31
          Section 5.16    Classic Cable Division......................................  A-32
          Section 5.17    Warrant.....................................................  A-32
          Section 5.18    Donrey Waiver...............................................  A-32

ARTICLE SIX

     CONDITIONS OF PARENT'S AND MERGER SUB'S OBLIGATIONS..............................  A-32
          Section 6.1     In General..................................................  A-32
          Section 6.2     Receipt of Consents.........................................  A-32
          Section 6.3     Performance by Company......................................  A-32
          Section 6.4     Truth of Representations and Warranties.....................  A-32
          Section 6.5     Absence of Proceedings......................................  A-33
          Section 6.6     Tax Opinion.................................................  A-33
          Section 6.7     Shareholder Approval........................................  A-33
          Section 6.8     Registration Statement......................................  A-33

ARTICLE SEVEN
     CONDITIONS OF COMPANY'S OBLIGATIONS..............................................  A-33
          Section 7.1     In General..................................................  A-33
          Section 7.2     Performance by Parent and Merger Sub........................  A-33
          Section 7.3     Truth of Representations and Warranties.....................  A-33
          Section 7.4     Absence of Proceedings......................................  A-34
          Section 7.5     Tax Opinion.................................................  A-34
          Section 7.6     Shareholder Approval........................................  A-34
          Section 7.7     Registration Statement......................................  A-34
          Section 7.8     Listing of Parent Class A Common Stock on NYSE..............  A-34
          Section 7.9     Exchange Fund...............................................  A-34

                                     A-(ii)

                                                                                        PAGE
                                                                                        ----
ARTICLE EIGHT

     CLOSING..........................................................................  A-34
          Section 8.1     Closing.....................................................  A-34
          Section 8.2     Deliveries and Actions by Company...........................  A-34
          Section 8.3     Deliveries by Parent........................................  A-35
          Section 8.4     Waiver of Conditions........................................  A-35

ARTICLE NINE

     TERMINATION......................................................................  A-36
          Section 9.1     Termination.................................................  A-36
          Section 9.2     Effect of Termination.......................................  A-37
          Section 9.3     Fees and Expenses...........................................  A-37

ARTICLE TEN

     PUBLIC STATEMENTS................................................................  A-38
          Section 10.1    Public Statement and Press Releases.........................  A-38
          Section 10.2    Injunctive Relief and Survival..............................  A-38

ARTICLE ELEVEN

     MISCELLANEOUS....................................................................  A-38
          Section 11.1    Amendments; Waivers.........................................  A-38
          Section 11.2    Entire Agreement............................................  A-38
          Section 11.3    Binding Effect: Assignment..................................  A-39
          Section 11.4    Construction: Counterparts..................................  A-39
          Section 11.5    Notices.....................................................  A-39
          Section 11.6    Governing Law and Venue.....................................  A-40
          Section 11.7    Further Actions.............................................  A-40
          Section 11.8    Gender, Tense, Etc. ........................................  A-40
          Section 11.9    Severability................................................  A-40
          Section 11.10   No Third-Party Rights.......................................  A-40
          Section 11.11   Nonsurvival of Representations and Warranties...............  A-40
          Section 11.12   Enforcement.................................................  A-41

                                     A-(iii)

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
     Exhibit A             --   Definitions
     Exhibit B             --   Form of Rule 145 Affiliate Agreement
     Exhibit C             --   List of Cable Systems

SCHEDULES:
     Schedule 2.1(d)       --   Directors of Surviving Corporation
     Schedule 3.2(a)       --   Company Entities
     Schedule 3.2(b)       --   Capitalization and Share Ownership
     Schedule 3.2(c)       --   Investment Interests
     Schedule 3.3(b)       --   Noncontravention
     Schedule 3.6          --   Material Adverse Changes
     Schedule 3.7(a)       --   Information Regarding the Business
     Schedule 3.9          --   Litigation
     Schedule 3.12         --   Rate Regulatory Information
     Schedule 3.13         --   Tax Matters
     Schedule 3.22         --   Employee Benefits
     Schedule 4.6          --   Capitalization of Parent and Merger Sub
     Schedule 5.2          --   Exceptions to Company's Negative Covenants

                                     A-(iv)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of May 11, 1999, by and among COX COMMUNICATIONS, INC., a Delaware corporation ("Parent"), COX CLASSIC CABLE, INC., a Delaware corporation and wholly-owned Subsidiary of Parent ("Merger Sub"), and TCA CABLE TV, INC., a Texas corporation (the "Company").

                                   BACKGROUND

A. The boards of directors of Parent, Merger Sub and the Company each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for the Company to merge with and into Merger Sub, upon the terms and subject to the conditions of this Agreement (the "Merger") (unless the Reverse Merger is required pursuant to Section 2.1).

B. The parties intend the Merger to be carried out in accordance with the provisions of Section 368(a) of the Code (as defined herein), in order to qualify the Merger as a reorganization within the meaning thereof (unless the Reverse Merger is required pursuant to Section 2.1).

C. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

D. Parent and Merger Sub have required, as a condition to their willingness to enter into this Agreement, that certain shareholders of the Company enter into the Voting Agreement (as defined herein) concurrently with the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                  ARTICLE ONE

                                  DEFINITIONS

     Exhibit A to this Agreement sets forth the definitions of certain capitalized terms used in this Agreement and an index to capitalized terms defined elsewhere in this Agreement. All such capitalized terms shall have such meanings as so defined when used in this Agreement.

                                  ARTICLE TWO

                                   THE MERGER

     SECTION 2.1  Merger.

     (a) Structure of the Merger. Except as otherwise provided in this Section 2.1(a), and subject to the terms and conditions of this Agreement, the Company shall be merged with and into Merger Sub in accordance with the DGCL and the TBCA, the separate existence of the Company shall cease, and Merger Sub shall be the Surviving Corporation. Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of the Company and Merger Sub in accordance with the provisions of the DGCL and the TBCA. In the event that all of the conditions set forth in Article Six and Article Seven (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) have been satisfied or waived in accordance with the terms of this Agreement, other than (i) the condition set forth in Section 6.6 that Parent shall have received the tax opinion referenced therein, or (ii) the condition set forth in
Section 7.5 that the Company shall have received the tax opinion referenced therein, then, subject to the other terms and conditions of this Agreement, the parties acknowledge and agree that Merger Sub shall be merged with and into the Company in accordance with the DGCL and the TBCA, the separate existence of Merger Sub shall cease, and the Company shall be the Surviving Corporation (the "Reverse Merger").

The parties acknowledge and agree that promptly upon the determination that the Reverse Merger is required pursuant to this Section 2.1(a), the parties shall amend and restate this Agreement in its entirety on the same terms and conditions as set forth herein, other than such terms and conditions that relate to the form of the Merger and the tax implications with respect thereto, which shall be revised accordingly.

     (b) Consummation of Merger. At the Closing, the parties shall cause the Merger to be consummated by duly filing with (i) the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL and (ii) the Secretary of State of Texas properly executed articles of merger in accordance with the provisions of the TBCA. Such certificate of merger and articles of merger shall collectively be referred to herein as the "Certificate of Merger." In accordance with the DGCL, the TBCA and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is (A) the later of (i) the date and time of the filing of the certificate of merger with the Secretary of State of Delaware (or such other time as may be specified in such certificate as may be permitted by law) and
(ii) the date and time of the filing of the articles of merger with the Secretary of State of Texas (or such other time as may be specified in such articles as may be permitted by law) or (B) such other time and date as Parent and the Company may agree (such time and date being hereinafter referred to respectively as the "Effective Time" and the "Effective Date").

     (c) Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub, as in existence immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

     (d) Directors and Officers. The initial directors of the Surviving Corporation shall be as set forth on Schedule 2.1(d) from and after the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, all such persons to serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

     SECTION 2.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:

          (a) Conversion of Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

          (b) Cancellation of Stock. Each share of Company Common Stock that is owned by the Company or any other Company Entity, as treasury stock or otherwise ("Excluded Shares"), shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Consideration for Company Common Stock. Subject to Section 2.4, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and Excluded Shares) shall, at the election of the holder thereof, be converted into (i) the right to receive 0.3709 of a fully paid and nonassessable share of Parent Class A Common Stock (the "Preferred Per Share Stock Amount") and the right to receive $31.25 in cash, without interest (the "Preferred Per Share Cash Amount"), or (ii) the right to receive 0.7418 of a fully paid and nonassessable share of Parent Class A Common Stock (the "All Stock Amount"), subject to adjustment as provided in
     Section 2.2(h), or (iii) the right to receive $62.50 in cash, without interest (the "All Cash Amount"), subject to adjustment as provided in
     Section 2.2(g). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.5 the Preferred Per Share Stock Amount and the Preferred Per Share Cash Amount or the All Stock Amount or All Cash Amount as adjusted in accordance with Section 2.2(g) and Section 2.2(h). The consideration to be received in the Merger under this Article Two for one share of Company Common Stock shall be referred to herein as the "Consideration."

          (d) Maximum Parent Shares and Maximum Cash Amount. The aggregate maximum number of shares of Parent Class A Common Stock into which shares of Company Common Stock may be converted pursuant to this Section 2.2 shall be 19,212,620 (the "Maximum Parent Shares"). The aggregate maximum amount of cash into which shares of Company Common Stock may be converted pursuant to this Section 2.2 shall be $1,618,675,000 (the "Maximum Cash Amount").

          (e) Available Elections. Each record holder (or beneficial owner through appropriate and customary documentation and instructions) of shares of Company Common Stock shall be entitled either (i) to elect to receive the Preferred Per Share Cash Amount and the Preferred Per Share Stock Amount for each such share of Company Common Stock (a "Preferred Election"), or (ii) to elect to receive the All Stock Amount for each such share of Company Common Stock (an "All Stock Election"), or (iii) to elect to receive the All Cash Amount for each such share of Company Common Stock (an "All Cash Election") or (iv) to indicate that such record holder has no preference as to the Preferred Election, the All Stock Election or the All Cash Election with respect to such holder's shares of Company Common Stock (a "Non-Election," and any Preferred Election, All Stock Election, All Cash Election or Non-Election shall be referred to herein as an "Election"); provided, however, that no holder of Dissenting Shares shall be entitled to make an Election. The All Cash Elections and the All Stock Elections are subject to adjustment in accordance with the provisions of Sections 2.2(g) and 2.2(h). All such Elections shall be made on a form furnished by Parent for that purpose (a "Form of Election") and reasonably satisfactory to the Company. If more than one certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") shall be surrendered for the account of the same holder, the number of shares of Parent Class A Common Stock, if any, to be issued to such holder in exchange for the Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all of the Certificates surrendered for the account of such holder. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all shares of Company Common Stock held by such Representative for a particular beneficial owner.

          (f) Preferred Elections and Non-Elections. All holders of shares of Company Common Stock who have made the Preferred Election or the Non-Election shall receive the Preferred Per Share Stock Amount and the Preferred Per Share Cash Amount in respect of each share of Company Common Stock held by them. The Maximum Cash Amount, minus the amount of cash to be paid to holders of shares of Company Common Stock who have made the Preferred Election or the Non-Election minus an amount reasonably reserved by Parent to pay amounts determined to be owing to the holders of Dissenting Shares shall be referred to hereinafter as the "Remaining Cash Amount," and the Maximum Parent Shares minus the number of shares of Parent Class A Common Stock to be issued to holders of shares of Company Common Stock who have made the Preferred Election or the Non-Election shall be referred to hereinafter as the "Remaining Parent Shares".

          (g) Excess All Cash Elections. If the aggregate amount of cash that would be payable pursuant to All Cash Elections would exceed the Remaining Cash Amount, then:

             (i) Each share of Company Common Stock with respect to which an All Stock Election shall have been made shall be converted into the right to receive the All Stock Amount; and

             (ii) Each share of Company Common Stock with respect to which an All Cash Election shall have been made shall be converted into the right to receive:

                (A) the amount in cash, without interest, equal to the product of (1) the All Cash Amount and (2) a fraction (the "Cash Fraction"), the numerator of which shall be the Remaining Cash Amount and the denominator of which shall be the aggregate amount of cash that would be payable pursuant to All Cash Elections but for the limitation on such amount set forth in Section 2.2(d) above; and

                (B) that percentage of a share of Parent Class A Common Stock equal to the product of (1) the All Stock Amount and (2) a fraction equal to one minus the Cash Fraction.

          (h) Excess All Stock Elections. If the aggregate number of shares of Parent Class A Common Stock that would be issuable pursuant to All Stock Elections would exceed the Remaining Parent Shares, then:

             (i) Each share of Company Common Stock with respect to which an All Cash Election shall have been made shall be converted into the right to receive the All Cash Amount; and

             (ii) Each share of Company Common Stock with respect to which an All Stock Election shall have been made shall be converted into the right to receive:

                (A) the number of shares of Parent Class A Common Stock equal to the product of (1) the All Stock Amount and (2) a fraction (the "Stock Fraction"), the numerator of which shall be the Remaining Parent Shares and the denominator of which shall be the aggregate number of shares of Parent Class A Common Stock that would be issuable pursuant to All Stock Elections but for the limitation on such number set forth in Section 2.2(d) above; and

                (B) the amount in cash, without interest, equal to the product of (1) the All Cash Amount and (2) a fraction equal to one minus the Stock Fraction.

          (i) Exchange Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint First Chicago Trust Company of New York (or if First Chicago Trust Company of New York is unwilling or unable to act or to act upon commercially reasonable terms, any other bank or trust company mutually acceptable to the Company and Parent) to act as exchange agent (the "Exchange Agent") for the payment of the Consideration.

          (j) Making of Elections. Elections shall be made by holders of shares of Company Common Stock by delivering the Form of Election to the Exchange Agent. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by no later than 5:00 p.m. (New York City time) on the last Business Day prior to the Company Shareholders' Meeting, if the Effective Time is reasonably expected by the Company and Parent to occur at least three but no more than five Business Days following such Company Shareholders' Meeting (the "Election Deadline") (provided that if the Effective Time is not reasonably expected to occur at least three but no more than five Business Days following the Company Shareholders' Meeting, Parent and the Company shall agree to a later date and time, reasonably expected to be at least four Business Days prior to the Effective Time as the Election Deadline (and shall reset such date if necessary so that the Election Deadline is at least three Business Days before the Effective Time) and shall publish appropriate advance notice of such Election Deadline). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by this Section 2.2 and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline.

          (k) Failed or Defective Elections. For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent) shall be deemed to have made a Non-Election. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the shareholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

          (l) Delivery of Forms of Election. A Form of Election shall be included with or mailed contemporaneously with each copy of the Proxy Statement mailed to shareholders of the Company in connection with the Company Shareholders' Meeting. Each of Parent and the Company shall use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders' Meeting and the Election Deadline.

          (m) Adjustment of Consideration. Upon consummation of the Stock Split, the Preferred Per Share Stock Amount shall automatically be increased to 0.7418, the All Stock Amount shall automatically be increased to 1.4836 and the Maximum Parent Shares shall automatically be increased to 38,425,240. If between the date hereof and the Effective Time, the outstanding shares of Parent Class A Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares (other than the Stock Split), or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     SECTION 2.3 Fractional Shares. No fractional shares of Parent Class A Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Class A Common Stock upon surrender of Certificates for exchange pursuant to this Agreement will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Class A Common Stock issued pursuant to this Article Two. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (a) the number of whole shares of Parent Class A Common Stock delivered to the Exchange Agent by Parent over (b) the aggregate number of whole shares of Parent Class A Common Stock to be distributed to holders of shares of Company Common Stock (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former holders of shares of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such former holders of Company Common Stock (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to the former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

     SECTION 2.4 Dissenting Shares of Company Common Stock. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Merger and who shall have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Articles 5.11, 5.12 and 5.13 of the TBCA (the "Dissenting Shares") shall not be converted into the right to receive the Consideration or any cash in lieu of fractional shares of Parent Class A Common Stock, as provided herein, at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the TBCA, unless and until the holder of such Dissenting Shares shall have failed to comply with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA or shall have effectively withdrawn or lost such right to dissent from the Merger and demand payment of the "fair value" of the Dissenting Shares held by such holder. If after the Effective Time, such holder of Dissenting Shares shall have so failed to comply with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA or shall have effectively withdrawn or lost such right to dissent from the Merger and demand payment of the "fair value" of the Dissenting Shares held by such holder, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Consideration without any interest thereon, as provided in Section 2.5 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as may otherwise be required by applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.5  Exchange of Certificates.

     (a) Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall retain the Exchange Agent to exchange the Certificates that immediately prior to the Effective Time represented outstanding shares (other than Excluded Shares and Dissenting Shares) of Company Common Stock for the Consideration. At the Effective Time, Parent will make available to the Exchange Agent the Consideration (the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock whose shares were converted pursuant to
Section 2.2 into the right to receive the Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Class A Common Stock that the holder is entitled to receive under this Article Two, and (B) a check in the amount (after giving effect to any required tax withholding) of the cash portion of the Consideration that the holder is entitled to receive under this Article Two and any unpaid dividends (other than stock dividends), and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any consideration deliverable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment may be made to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the certificate representing shares of Parent Class A Common Stock and any dividend or distribution in respect of those shares and the cash portion, if any, of the Consideration. In the case of Certificates

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representing Dissenting Shares, each Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the TBCA.

     (c) No Further Ownership Rights in Company Common Stock. The payment to be made to holders of Certificates upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Company Common Stock, and (except with respect to Dissenting Shares) following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5, subject to applicable law in the case of Certificates representing Dissenting Shares. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided by law.

     (d) Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.5 in exchange for such lost, stolen or destroyed Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Surviving Corporation (and, if required by the Surviving Corporation in the case of a Certificate representing more than 10,000 shares of Company Common Stock, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as an indemnity) against any claim that may be made against the Exchange Agent or the Surviving Corporation or otherwise with respect to such Certificate.

     (e) Termination of Exchange Fund and Fractional Securities Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to
Section 2.5(a) or the Fractional Securities Fund that remains undistributed to holders of Certificates for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.5 shall thereafter only look to Parent for payment of their claim. Notwithstanding the foregoing, neither Parent, the Company nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for any cash held by Parent or the Exchange Agent for payment pursuant to this Section 2.5 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by the holders of Certificates five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Rule 145 Affiliates. Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for the Consideration until Parent has received a written agreement from such Person as provided in Section 5.9.

     (g) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Class A Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Class A Common Stock issuable under this Agreement. No dividends or other distributions in respect of the Parent Class A Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article Two. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Class A Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Class A Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the

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appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender, less the amount of any withholding taxes which may be required thereon. For purposes of dividends or other distributions in respect of shares of Parent
Class A Common Stock, all shares of Parent Class A Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     SECTION 2.6  Stock Options.

     (a) Non-Employee Directors Stock Options. Each non-employee director who holds outstanding stock options (the "Director Options") under the Amended and Restated Non-Employee Directors' Stock Option Plan (the "Directors Plan") shall be entitled to elect either (i) to receive at the Effective Time from the Surviving Corporation an amount in cash equal to the product of (A) the number of shares of Company Common Stock previously subject to the Director Option and
(B) the excess of the All Cash Amount over the exercise price per share of Company Common Stock previously subject to the Director Option or (ii) to have the holder's Director Options be assumed by Parent and each such Director Option deemed to constitute an option to acquire, generally on the same terms and conditions as were applicable under such Director Option prior to the Effective Time, the number of shares of Parent Class A Common Stock (using the All Stock Amount) as the holder of such Director Option would have been entitled to receive pursuant to the Merger in respect of such Director Option had such holder exercised such Director Option in full immediately prior to the Effective Time, at the exercise price per share equal to the exercise price per share applicable to such Director Option; provided, that the number of shares of Parent Class A Common Stock that may be purchased upon exercise of any such Director Options shall not include any fractional shares and, upon exercise of any such Director Options, a cash payment shall be made for any fractional shares based upon the last sale price per share of Parent Class A Common Stock on the trading day immediately preceding the date of exercise. Within ten Business Days after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Director Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Director Options (as adjusted to the extent provided herein) shall continue in effect on the terms and conditions specified in the Directors Plan. Parent shall or shall cause the Surviving Corporation to assume the Directors Plan, and to make any amendments thereto as may be necessary or appropriate to implement the provisions of this
Section 2.6(a). Parent shall cause Parent Class A Common Stock subject to Director Options to be registered under the Securities Act. Parent has reserved sufficient shares of Parent Class A Common Stock to satisfy its obligations under this Section 2.6(a).

     (b) Employee Stock Options. Each employee of the Company Entities holding stock options (the "Stock Options") under the Company Amended and Restated Incentive Stock Option Plan (the "Option Plan") outstanding at the Effective Time shall be entitled to elect either (i) to receive at the Effective Time from the Surviving Corporation an amount in cash equal to the product of (A) the number of shares of Company Common Stock previously subject to the Stock Option and (B) the excess of the All Cash Amount over the exercise price per share of Company Common Stock previously subject to the Stock Option or (ii) to receive at the Effective Time an award of restricted stock under the Parent's Long Term Incentive Plan ("LTIP") for the number of shares of Parent Class A Common Stock to which the holder would be entitled if the shares of Company Common Stock previously subject to the Stock Option were converted into the right to receive the All Stock Amount and reduced by the number of shares of Parent Class A Common Stock having the fair market value as of the Effective Time equal to the aggregate exercise price of the Stock Option to which the shares of Company Common Stock were previously subject. The restricted stock issued hereunder shall be vested at the end of a three year period beginning on the date of issuance, subject to acceleration of vesting upon death or disability.

     (c) Other Stock Option Arrangements. The Company shall use its reasonable best efforts to obtain the written consent of each employee of a Company Entity who has an agreement pursuant to which Company Common Stock is to be issued on or after the Effective Time as a bonus upon achievement of certain performance targets. Such written consent shall permit the substitution of Parent Class A Common Stock for Company Common Stock, in the same proportion as the All Stock Amount bears to the number
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

of shares of Company Common Stock to which such employee would have been entitled with such other reasonable changes as the Company shall determine necessary to reflect the terms of the transactions contemplated hereby.

     (d) Consents. The form of any consent required under this Section 2.6, which may be contingent on the payments or awards provided herein, must be reasonably satisfactory to Parent. The Company shall provide to Parent copies of such consents at least ten Business Days prior to the Closing Date.

                                 ARTICLE THREE

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     SECTION 3.1 In General. The Company, subject to the disclosures set forth in the Schedules hereto, makes the representations and warranties set forth below in this Article Three to Parent and Merger Sub to induce Parent and Merger Sub to enter into this Agreement.

     SECTION 3.2 Organization and Authority; Capitalization and Ownership of Shares.

     (a) Company Entities. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas. Schedule 3.2(a) sets forth a list of all Subsidiaries of the Company (together with the Company, the "Company Entities") and their respective jurisdictions of organization and identifies the Company's direct or indirect percentage ownership interest therein. Each of the Company Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on its business as now conducted, other than such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Entities is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions, individually or in the aggregate, as have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite power and authority to execute and deliver this Agreement and the Voting Agreement and all of the other agreements, documents, instruments and certificates contemplated by, and executed and delivered by it pursuant to, this Agreement (its "Related Agreements") and perform its obligations under this Agreement, the Voting Agreement and its Related Agreements. The execution, delivery and performance by the Company of this Agreement, the Voting Agreement and its Related Agreements have been duly authorized by the Company, and the board of directors of the Company has recommended approval and adoption of this Agreement and the Merger by the Company's shareholders. This Agreement and the Voting Agreement are, and each of the Company's Related Agreements will be at Closing, a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of each Company Entity's articles or certificate of incorporation and bylaws or other applicable governing instruments, all as amended to date, and of the stock ledgers of each Company Entity have been delivered or made available to Parent.

     (b) Capitalization and Share Ownership. The authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock, of which 49,862,277 shares were outstanding as of the close of business on the day prior to the date hereof, (ii) 60,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), of which no shares were outstanding as of the close of business on the day prior to the date hereof, and (iii) 4,940,000 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of the close of business on the day prior to the date hereof. All outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) from the Company, other than (w) the issuance of up to a maximum of 3,250,000 shares of Company Common Stock pursuant to the Directors Plan and the Option Plan and other Stock Option arrangements, (x) the issuance of up to a maximum of 60,000 shares of Series A Preferred Stock pursuant to the Company Rights Agreement, (y) the issuance of up to a maximum of 600,000 shares of Company Common Stock pursuant to the Warrant issued to the Stephens Group, Inc. pursuant to the Financial Advisory Agreement dated as of May 1, 1996 between Stephens Group, Inc. and the Company (the "Warrant") and (z) the Contracts set forth on Schedule 3.2(b). From the close of business on the day prior to the date hereof until the execution of this Agreement, the Company has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) other than the issuance of shares of Company Common Stock pursuant to options referred to in clause (w) above that were outstanding as of the close of business on the day prior to the date hereof. Except as set forth on Schedule 3.2(b), all outstanding shares of capital stock of, or other equity or voting interest in, the Company Entities (other than the Company) are owned by the Company or another Company Entity, free and clear of all Liens (other than Permitted Stock Restrictions and such liens as are described in clause (d) of the definition of "Permitted Liens"), and no Person has any right to acquire any shares of capital stock of, or other equity or voting interest in, any of the Company Entities (other than the Company).

     (c) No Other Subsidiaries. Except as set forth in Schedule 3.2(c), none of the Company Entities owns or has the right or obligation to acquire voting securities or other ownership interests in any other Person, other than the Company Entities (the "Investment Interests"). Such Investment Interests are owned free and clear of any and all Liens, other than Permitted Liens and Liens arising (i) pursuant to the constituent documents of such entities in which the Company Entities own such Investment Interests and (ii) the other agreements relating thereto listed on Schedule 3.7(a).

     SECTION 3.3  Governmental Authorization; Noncontravention.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than: (i) notices to, or consents or waivers from, the relevant Franchising Authorities in respect of the Franchises (the "Franchise Consents"), and the FCC in connection with a change of control of the holder of the FCC licenses of the Company Entities or the assignment of such FCC Licenses ("License Consents"); (ii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business; (iii) the filing of articles of merger with respect to the Merger with the Secretary of State of Texas; (iv) compliance with any applicable requirements of the HSR Act; (v) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state or foreign; and (vi) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     (b) Except as set forth on Schedule 3.3(b), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company; (ii) assuming compliance with the matters referred to in Section 3.3(a), contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree; (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which any Company Entity is entitled under (A) any provision of any agreement or other instrument binding upon any Company Entity or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of, any Company Entity; or (iv) result in the creation or imposition of any Lien on any asset of any Company

Entity, other than such exceptions in the case of clauses (ii), (iii) and (iv) as would not be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     (c) Notwithstanding anything to the contrary in this Section 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require the consent or other approval of any other Person under, or require any other action by or in respect of, the Partnership Agreements or the Management Agreements.

     SECTION 3.4  SEC Filings.

     (a) The Company has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since October 31, 1998 (collectively, the "Company SEC Reports").

     (b) As of its filing date, each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

     (c) As of its filing date, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.5  Financial Statements; Undisclosed Liabilities.

     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (b) There are no liabilities or obligations of the Company or any other Company Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than:

          (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in Company SEC Reports filed prior to the date hereof;

          (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since January 31, 1999; or

          (iii) liabilities or obligations that, individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.6 Material Adverse Changes. Except as disclosed in Schedule 3.6, and except as contemplated or permitted by this Agreement, since January 31, 1999 the business of each Company

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

Entity has been operated in the ordinary course and consistent with past practices and there has not occurred:

          (a) any Company Material Adverse Effect;

          (b) any salary or compensation increases to any employee of the Company Entities or any changes to or creation of any Benefit Plan, except in the ordinary course of business consistent with past practices;

          (c) any material amendment or any termination of any Franchise or System Right;

          (d) any increase in indebtedness for borrowed money incurred by any Company Entity, nor any incurrence of any other obligation or liability (fixed or contingent) except in the ordinary course of business and consistent with past practices;

          (e) any proceeding with respect to a merger, consolidation, liquidation or reorganization of any Company Entity other than such proceedings relating to this Agreement or other than a reincorporation or a holding company merger that results in the Company's shareholders owning all of the equity interests in the surviving corporation;

          (f) any loan or advance in excess of $100,000 made by any Company Entity to any Person (other than a Company Entity), including any of their respective officers, directors, employees and Affiliates;

          (g) any change in the prices or pricing policies with respect to any of the services of the Company Entities, except in the ordinary course of business; or

          (h) any agreement by any of the Company Entities to take any of the actions described in the foregoing.

     SECTION 3.7  Information Regarding the Business.

     (a) In General. Schedule 3.7(a) to this Agreement sets forth:

          (i) a listing of all franchises, ordinances and the like pursuant to which a Governmental Authority has granted any of the Company Entities permission to provide cable television services to subscribers within a given area ("Franchises"), all FCC licenses and all business licenses (except for those business licenses of a nature generally and routinely required to be obtained and maintained by businesses operating in any state or jurisdiction in which such Company Entity conducts business), material easements, material permits or other material evidences of approval of third parties or any Governmental Authority or administrative body (the "System Rights") held by any of the Company Entities, to which any of the Company Entities is a party, or to or by which any of the Company Entities is subject or bound, as of the date hereof;

          (ii) the approximate total number of miles of fully completed and operational trunk and distribution cable, the approximate number of miles of aerial plant and the approximate number of miles of underground plant of each Cable System as of the date hereof;

          (iii) the approximate number of homes passed by each Cable System as of the date hereof as provided in the Company Entities' regularly prepared monthly subscriber reports; and

          (iv) the bandwidth capacity(ies) of each Cable System specified in MHz as of the date hereof and the approximate number of plant miles corresponding to each bandwidth.

True and complete copies of all the documents referenced in Schedule 3.7(a)have been delivered or made available by the Company to Parent (including all amendments and modifications thereto).

     (b) Status of Franchises and System Rights. With such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Franchises and System Rights is valid, in full force and effect and enforceable in accordance with its terms (except, in each such case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether performance or injunctive relief is sought in a proceeding at law or in equity); (ii) such Company Entity as is a party thereto has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under the Franchises and System Rights; (iii) there has not occurred any breach by such Company Entity as is a party thereto or by any other party thereto, under any of the Franchises or System Rights; (iv) neither such Company Entity as is a party thereto nor any other party thereto, is in arrears in the performance or satisfaction of its obligations under any of the Franchises or System Rights and no waiver or indulgence has been granted any of the parties thereto; (v) none of the Governmental Authorities that has issued any Franchise or System Right has notified any of the Company Entities in writing (A) of its intent to modify, revoke, terminate or fail to renew any such Franchise or System Right, now or in the future, or (B) that any of the Company Entities is in violation of the terms of any such Franchise or System Right, and no action has been threatened with respect thereto; and (vi) there is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any Franchise or System Right or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any Franchise or System Right. No Person (including any Governmental Authority) has any right to acquire any interest in the business of the Company Entities or the Assets (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law or upon the termination of or default under any Franchise.

     SECTION 3.8  Title to and Condition of Assets.

     (a) Title to Assets. Except for Permitted Liens and for such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Entities have good and marketable title to all of the Assets, free and clear of all Liens.

     (b) Condition of Tangible Personal Property. To the knowledge of the Company, the Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted. The Tangible Personal Property has been constructed and maintained and has been and is being operated in accordance with all applicable Legal Requirements, Franchises, System Rights and Contracts, except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.9 Litigation; Judgments, etc. As of the date hereof, except as is disclosed in Schedule 3.9, except for proceedings affecting the cable television industry generally, and except for lawsuits being defended by the Company's insurance carriers for which there is adequate coverage, there are no lawsuits or legal proceedings pending or to the Company's knowledge threatened against, and no judgments or orders outstanding against or otherwise specifically related to, any Company Entity or any Company Entity's officers, directors or shareholders, in each case which individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect or could materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

     SECTION 3.10 Labor Contracts. As of the date hereof, there are no collective bargaining agreements, and no contracts or agreements with labor unions, relating to, involving or affecting the employees of the Company Entities to which any Company Entity is a party or by which it is bound, and no Company Entity has any obligation to bargain with any labor organization with respect to any such persons.

     SECTION 3.11 Finders and Brokers. Except for the agreement (the "Advisor Agreement") with Donaldson, Lufkin & Jenrette Securities Corporation (the "Advisor") pursuant to which Parent and/or the Company is obligated to pay fees to the Advisor upon consummation of the Closing hereunder, a copy of which has been delivered or made available to Parent, or will be delivered to Parent promptly upon execution, (i) no Company Entity has entered into any contract, arrangement or understanding with any

Person which may result in an obligation of Parent or any Company Entity to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading up to this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) to the knowledge of the Company, there is no claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.12  Compliance with Laws.

     (a) In General.

          (i) Except with respect to the regulatory status of the Company Entities under, or the Company Entities' compliance with, the FCC rules implementing the rate regulation provisions of the Communications Act (as to which the Company Entities make no representations and warranties in this Agreement other than in Section 3.12(b)), the Company Entities have complied with, and are in compliance with, and the Company Entities have constructed, maintained and operated, and are constructing, maintaining and operating, their respective businesses in compliance with, all applicable laws, including the Communications Act, the Copyright Act of 1976, as amended (the "Copyright Act"), the rules, regulations and policies of the FCC, the U.S. Copyright Office and the Register of Copyrights (in each case as the same are currently in effect), except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on
     Schedule 3.12, a request for renewal has been filed timely under Section 626(a) of the Communications Act with the proper Governmental Authority with respect to all Franchises expiring within 36 months after the date hereof.

          (ii) With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all reports, notices, forms and filings, and all fees and payments, required to be given to, filed with, or paid to, any Governmental Authority by any Company Entity under all applicable laws have been timely and properly given and made by such Company Entity and are complete and accurate, in each case as required by applicable law, including (A) all cable television registration statements, periodic reports and aeronautical frequency usage notices, (B) reports and filings required by the FAA, and
     (C) for each relevant semiannual reporting period, with the U.S. Copyright Office, all required Statements of Account in true and correct form and copyright royalty fee payments in correct amounts relating to the carriage of television broadcast signals and other programming.

          (iii) With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Company Entity has received any written notice from any Governmental Authority or any other Person that it or its business, or any Company Entity's ownership and operation of its business, is in violation of any applicable law.

     (b) Rate Regulation Information. Schedule 3.12 contains an accurate description of each Company Entity's business under the FCC rules implementing the rate regulation provisions of the Communications Act, described by FCC community unit, that sets forth (i) whether the local franchising authority has been certified to regulate the rates for the basic tier and equipment, (ii) whether any complaints have been filed subjecting such business' rates for cable programing services to regulation by the FCC in such community unit and, if so, the date of the first such complaint for each rate increase, (iii) the actions that have been taken in anticipation of or response to regulation for each community unit, including rate changes initiated and forms filed with the local franchising authorities or the FCC, as the case may be, and (iv) the status of the regulatory response. The Company has delivered or made available to Parent
(A) complete and correct copies of all FCC Forms 1200, 1210, 1220, 1235, 1240 and 1205 (including channel listings indicating going forward channels and the date such channels were added) filed between November 1, 1994 and the date hereof with the local franchising authorities and/or the FCC with respect to each Company Entity's business, (B) complete and correct copies of all local franchising authority accounting orders or other local franchising authority rate orders, (C) complete and correct copies of all FCC rate orders, (D) complete and correct copies of all local franchising authority actions taken with
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

respect to the most recent rate increase, and (E) complete and correct copies of all material correspondence from and/or to any Governmental Authority from November 1, 1994 through the date hereof in connection with the foregoing or relating to rate regulation generally or specific rates charged to subscribers to each Company Entity's business.

     SECTION 3.13  Tax Matters.

     (a) Except as disclosed in Schedule 3.13 and with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Entity has filed timely all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all Tax Returns of each Company Entity filed after the date hereof and prior to the Closing will be made in accordance with applicable Legal Requirements and will be consistent with the past practices of such Company Entity and will be true, correct and complete in all material respects, (iii) each Company Entity has timely paid and will pay all Taxes which have become due and payable or which will become due and payable as shown on any Tax Return referred to in the foregoing two clauses, and (iv) all Taxes payable by or with respect to any Company Entity with respect to any taxable period, or portion thereof, ending on or prior to January 31, 1999 have been fully paid or adequate provision therefor has been made and reflected on the financial statements in the Company SEC Reports.

     (b) Except as disclosed in Schedule 3.13, and with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Entity has received written notice of any proposed or determined Tax deficiency or assessment from any Taxing Governmental Authority, (ii) there are no audits, examinations, requests for information or other administrative proceedings pending with respect to any Company Entity and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth on Schedule
3.13 has been made and reflected on the financial statements in the Company SEC Reports, (iii) there are no outstanding agreements or waivers by or with respect to any Company Entity that extend the statutory period of limitations applicable to any federal, state or local Tax Returns or Taxes for any period, and (iv) no Company Entity has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Company Entity which if not timely paid or discharged may result in the imposition of any Lien on any of the Assets, and there are no Liens for Taxes on the assets of any Company Entity, except for Liens arising by operation of law for Taxes not yet due. There will be no Tax allocation or Tax sharing agreement in effect on the Effective Date under which any Company Entity may be liable, and no Company Entity is liable for any unpaid Taxes of any Person (other than the Company Entities) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

     (c) The Company has made available to Parent, or within 15 days following the execution of this Agreement will make available to Parent, copies of all income Tax Returns filed by the Company Entities after December 31, 1995.

     SECTION 3.14 Real Property. The Company Entities have good and marketable fee title (in the case of owned real property) and valid leasehold interests (in the case of leased real property) to or in all material real property owned, leased or otherwise used in the operation of the business of the Company Entities (the "Real Property"). Except for such failures as have not had or are not reasonably expected to have a Company Material Adverse Effect, all Real Property (including the improvements located thereon) (i) is in reasonable operating condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business or operations of the Company Entities, (iii) complies with all applicable building or zoning codes or restrictive covenants and the regulations of any Governmental Authority having jurisdiction, and (iv) has full legal and practical access to public roads or streets and has all utilities and services necessary for the proper and lawful conduct and operation of the business of the Company Entities as presently utilized.

     SECTION 3.15  Environmental Matters.

     (a) Except as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law; and

          (ii) the Company Entities are and have been in compliance with all Environmental Laws and all Environmental Permits.

     (b) For purposes of this Section 3.15, the terms "Company" and "Company Entity" shall include any entity that is, in whole or in part, a predecessor of the Company or any Company Entity.

     (c) For purposes of this Section 3.15, (i) "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, and (ii) "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Authority relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries as currently conducted.

     SECTION 3.16 Insurance. The Assets and the business of each Company Entity (other than cable plant) are insured against claims, loss or damage in amounts generally customary in the cable television industry (or any other industry in which such Company Entity operates) and consistent with the Company Entities' past practices. All such policies are with financially sound insurers and are in full force and effect.

     SECTION 3.17 Competitors and Overbuilds. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and except for the Cable Systems, (i) there are no operating cable television systems in all or any portion of the areas for which any Company Entity holds a Franchise, (ii) no Person has been granted by any Franchising Authority or any other governmental cable television licensing agency, and no Person has submitted a proposal for the issuance by any Franchising Authority or any other governmental cable television licensing agency, of any franchise, permit, license, authorization, contract or right, pursuant to which such Person in either case is or may become entitled to operate a cable television system or multi-channel multi-point distribution system, in all or any portion of the areas for which any Company Entity holds a Franchise, (iii) there are no multi-point distribution systems or multi-channel multi-point distribution systems, wireless cable systems or satellite master antenna systems operating in all or any portion of the areas for which any Company Entity holds a Franchise, and to the knowledge of the Company, no party intends or is seeking to construct or operate any of the foregoing and (iv) there has not been any overbuilding of any Cable System by another cable television system.

     SECTION 3.18 Basic Subscriber Count. The number of Basic Subscribers was not less than 864,919 as of October 31, 1998, not less than 861,591 as of January 31, 1999 and not less than 867,050 as of March 31, 1999.

     SECTION 3.19  Reorganization.

     (a) The Company will not, and will not cause or permit any Company Entity to, take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company will report the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets as of the beginning of the Company's 1999 fiscal year determined in accordance with Revenue Procedure 77-37, as amended, taking into account amounts used to pay Merger expenses, any redemptions or distributions other than regular dividends, and all other payments or transfers of assets made in connection with the transactions contemplated by this Agreement.

     (c) On the Closing Date, the fair market value of the assets of the Company transferred to Merger Sub in the Merger will exceed the amount of liabilities to which such transferred assets are subject and any other liabilities assumed by Merger Sub in the Merger.

     (d) There is no indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

     (e) The Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     (f) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (g) The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred in the ordinary course of the business of the Company.

     (h) The Company will not cause an extraordinary distribution with respect to Company Common Stock to occur in connection with the Merger. The Company also has not participated, and in connection with the Merger, will not participate, in a redemption or acquisition of the Company Common Stock made by the Company or a Person related to the Company. Any reference to the Company includes a reference to any successor or predecessor of the Company, except that Parent is not treated as a successor of the Company. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Section 1504(b) of the Code) or they are related as described in
Section 304(a)(2) of the Code (disregarding Treasury Regulations Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition.

     (i) The fair market value of the Parent Class A Common Stock and other consideration received by each holder of the Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

     (j) The Company and the holders of the Company Common Stock will pay their respective expenses, if any, incurred in connection with the Merger.

     SECTION 3.20 Intellectual Property. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Entities owns or has a valid license to use each trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Intellectual Property") necessary to carry on its business substantially as currently conducted. No Company Entity has received any notice of infringement of or conflict with, and to the knowledge of the Company, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any Intellectual Property that, in either such case, individually or in the aggregate, have had or would be reasonably expected to have, a Company Material Adverse Effect.

     SECTION 3.21 Employees, Officers and Directors. The Company has delivered or made available, or will deliver or make available within 15 days after the date hereof, a list, accurate in all material respects, of the names and positions of each of the officers, directors and employees (in the case of employees earning at least $25,000 per year) of each Company Entity, and the annual wage, salary and bonus information for such employees as of the date hereof.

     SECTION 3.22  Employee Benefits.

     (a) List of Benefit Plans. All of the Company Entities' material Benefit Plans are listed and described in Schedule 3.22 to this Agreement, and complete and accurate copies of (including any amendments to) any such written Benefit Plans (or related insurance policies) have been furnished, or will be made available within 30 days after the date hereof, to Parent, along with copies of any employee handbooks or similar documents describing such Benefit Plans. Any material unwritten Benefit Plans also are listed in Schedule 3.22. Except as disclosed in Schedule 3.22, no Company Entity is a party to or has in effect or to become effective after the date hereof any plan arrangement that will become a Benefit Plan (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to a Benefit Plan.

     (b) Reporting. The Company Entities have made available to Parent, or will make available within 30 days after the date hereof, the Forms 5500 filed for each of the Benefit Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices required to be filed or distributed under ERISA (including governmental filings and descriptions of material changes to Benefit Plans relating to the Company Entities' Benefit Plans for the last three plan years, and the current summary plan descriptions).

     (c) Compliance. Each Benefit Plan has been administered in compliance with its own terms and in compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Legal Requirements where individually or in the aggregate the failure to comply would not reasonably be likely to have a Company Material Adverse Effect.

     (d) Multiemployer Plans. No Company Entity nor any Affiliate of any Company Entity is contributing to, is required to contribute to, or has contributed within the last six years to, any Multiemployer Plan, and no Company Entity nor any Affiliate of any Company Entity has incurred within the last six years, or reasonably expects to incur, any "withdrawal liability," as defined under
Section 4201 et seq. of ERISA.

     (e) Plan Requirements. At all times on or prior to the Closing, each Benefit Plan, to the extent such Benefit Plan is intended to be tax-qualified, satisfies in all material respects all minimum coverage, minimum participation and non-discrimination requirements, if any, imposed on such Benefit Plan by the applicable terms of the Code and ERISA.

     (f) Audits. No Company Entity has knowledge of the existence of any governmental inspection, investigation, audit or examination of any Benefit Plan or of any facts that would lead them to believe that any such governmental inspection, investigation, audit or examination is pending or threatened, and there exists no action, suit or claim (other than routine claims for benefits) with respect to any Benefit Plan pending or, to the knowledge of the Company, threatened against any such plan or arrangement, where in any event the liability that would reasonably be expected to result would have a Company Material Adverse Effect.

     (g) Retiree Coverage. No Company Entity nor any Affiliate of any Company Entity sponsors, maintains or contributes to any Benefit Plan that provides medical or death benefit coverage to former employees of the Company Entities, except to the extent required by Section 4980B of the Code, and other than arrangements between any Company Entity and individual employees that will not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Qualification Standards. With respect to each Benefit Plan: (i) each Benefit Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and, to the knowledge of any Company Entity, no plan amendment that is not the subject of a favorable determination letter would reasonably be expected to result in revocation of a Benefit Plan's letter; (ii) no Benefit Plan is subject to Code Section 412,
Section 302(a)(2) of ERISA or Title IV of ERISA; and (iii) no condition or event exists or is expected to occur that could subject, directly or indirectly, any Company Entity or any Affiliate of any Company Entity to any liability, contingent or otherwise, or the imposition of any lien on the assets of any Company Entity or any Affiliate of any Company Entity under the Code or, whether to the Internal Revenue Service or any other Person.

     (i) Accelerated Payment; Enhanced Benefits. Except as specifically disclosed on Schedule 3.22, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, stay bonuses, severance, or unemployment compensation) becoming due to any director or employee of any Company Entity; (ii) result in the accrual by an employee of any Company Entity of a right to receive greater benefits upon termination of employment on or subsequent to the Closing Date; (iii) result in the acceleration of vesting under any Benefit Plan; or (iv) materially increase any benefits otherwise payable under any Benefit Plan.

     (j) Stock Options. Except for stock options issued and outstanding under
(i) the Directors Plan and the Option Plan, as both are defined in Section 2.6 and (ii) the Contracts set forth on Schedule 3.2(b), there are no currently outstanding stock options or other rights extended to employees, directors or independent contractors of any Company Entity or any Affiliate of any Company Entity that, in their current form and without regard to the transactions contemplated by this Agreement, would grant to such Persons the ability to purchase or otherwise receive stock in any of the Company Entities at any time.

     (k) Employee Agreements. The Company has delivered or made available to Parent (i) copies of all employment agreements with officers and employees of any of the Company Entities involving payments in excess of $100,000, (ii) copies of any material severance agreements and plans of the Company Entities with or relating to their employees; and (iii) copies of all material plans and agreements of the Company Entities with or relating to their employees; that contain change in control provisions. Schedule 3.22 sets forth a list of all employee agreements described in this Section 3.22(k).

     SECTION 3.23  Antitakeover Statutes and Rights Agreement.

     (a) The Company has taken all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the restrictions of
Part 13 of the TBCA. No other Texas antitakeover or similar Texas statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated hereby. No "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under Texas or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     (b) The Company and the board of directors of the Company have taken all necessary action, without the payment of any consideration to the holders of rights under the Company Rights Agreement or to any other Person, to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and (ii) provide that (A) neither Parent nor any Parent Subsidiary, including Merger Sub, shall be deemed an "Acquiring Person" (as defined in the Company Rights Agreement) as a result of the execution, delivery and performance of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and (B) no "Distribution Date" (as defined in the Company Rights Agreement) shall be deemed to have occurred as a result of this Agreement or any of the transactions contemplated hereby.

     SECTION 3.24 Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval").

     SECTION 3.25 Year 2000 Compliance. All computer software programs, including all source code, object code and documentation related thereto, hardware, databases, and embedded control systems (collectively, the "Computer Systems") used by any Company Entity are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" means that the Computer Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and

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

leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

     SECTION 3.26 Opinion of Financial Advisor. The Company has received an opinion of the Advisor to the effect that, as of the date hereof, from a financial point of view, the Consideration is fair to the holders of Company Common Stock.

     SECTION 3.27 Contracts. No Company Entity is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC except as disclosed in the Company SEC Reports) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business, or (b) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit any Company Entity (or after the Merger, Parent, Merger Sub or any Affiliate thereof) from engaging in the business of providing cable television, telephony or data transmission services. With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect, (i) each of the contracts, agreements and commitments of the Company Entities is valid and in full force and effect and (ii) none of the Company Entities has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such contract, agreement or commitment. To the knowledge of the Company, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Entities is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of the Company. The Company has delivered or made available to Parent a copy of each agreement described in items (a) and (b) above.

                                  ARTICLE FOUR

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     SECTION 4.1 In General. Parent and Merger Sub, subject to the disclosures set forth in the Schedules hereto, each makes the following representations and warranties set forth below in this Article Four to the Company to induce the Company to enter into this Agreement.

     SECTION 4.2 Organization and Authority. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business, and is in good standing, as a foreign corporation where such qualification is necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite power and authority to own and operate its respective properties and to carry on its respective businesses as now conducted. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, the Voting Agreement (as to Parent only) and all of the other agreements, documents, instruments and certificates contemplated by, and executed and delivered by it pursuant to, this Agreement (its "Related Agreements"), and perform its obligations under this Agreement, the Voting Agreement (as to Parent only) and its Related Agreements. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the Voting Agreement (as to Parent only) and its Related Agreements have been duly authorized by each of Parent and Merger Sub and this Agreement and the Voting Agreement (as to Parent only) are, and at the Closing its Related Agreements will be, a valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company.

     SECTION 4.3  Governmental Authorization; Noncontravention.

     (a) Subject to the receipt by the Company of the Franchise Consents and the License Consents, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than: (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business; (ii) the filing of articles of merger with respect to the Merger with the Secretary of State of Texas; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws, whether state or foreign; and (v) any actions or filings the absence of which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect or materially impair or delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

     (b) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of either Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 4.3(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree; and (iii) require any consent or other action by any Person under, constitute a default under (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under (A) any provision of any agreement or other instrument binding upon Parent or Merger Sub or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of Parent or Merger Sub, other than such exceptions in the case of clauses (ii) and
(iii) as would not be, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

     SECTION 4.4 Litigation. As of the date hereof, except as is disclosed in the Parent SEC Reports filed prior to the date hereof, except for proceedings affecting the cable television, broadband distribution or programming industries generally, and except for lawsuits defended by the Company's insurance carriers for which there is adequate coverage, there are no lawsuits or legal proceedings pending, or to Parent's knowledge threatened, against Parent or any of its Subsidiaries which could materially and adversely affect the ability of Parent or Merger Sub to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against Parent or any of its Subsidiaries that could have such effect.

     SECTION 4.5 Finders and Brokers. Parent has not entered into any contract, arrangement or understanding with any Person which will result in the obligation of any Company Entity or any shareholder of the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

     SECTION 4.6  Capital Stock.

     (a) Parent. The authorized capital stock of Parent is as set forth on
Schedule 4.6. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. As of the close of business on March 31, 1999, the number of shares of capital stock of Parent issued and outstanding and the number of shares held in the treasury of Parent are as set forth on Schedule 4.6. Except as disclosed in the Parent SEC Reports, all outstanding shares of capital stock of the

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

Significant Subsidiaries (as defined for purposes of Regulation S-X under the Exchange Act) of Parent are owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all liens, charges, encumbrances, claims and options of any nature. As of the close of business on March 31, 1999, there were outstanding options to acquire no more than the number of shares of Parent capital stock set forth on Schedule 4.6.

     (b) Merger Sub. The authorized capital stock of Merger Sub is as set forth on Schedule 4.6. All of the outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, the number of shares of capital stock of Merger Sub issued and outstanding and the number of shares held in the treasury of Merger Sub are as set forth on Schedule 4.6. As of the date of this Agreement, there were no outstanding options to acquire shares of capital stock of Merger Sub.

     SECTION 4.7 Transaction Shares. The shares of Parent Class A Common Stock to be issued pursuant to Article Two will, when issued, be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens; provided, however, that such shares of Parent Class A Common Stock shall be subject to Permitted Stock Restrictions.

     SECTION 4.8  SEC Filings.

     (a) Parent has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since December 31, 1998, (collectively, the "Parent SEC Reports").

     (b) As of its filing date, each Parent SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be.

     (c) As of its filing date, each Parent SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.9 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     SECTION 4.10  Reorganization.

     (a) Neither Parent nor Merger Sub will take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and Parent and Merger Sub will report the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Immediately prior to the Merger, Parent will be in control of Merger Sub, within the meaning of Section 368(c) of the Code.

     (c) Following the Merger, Parent will cause the Surviving Corporation to continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

     (d) Parent has no present plan or intention, following the Merger, to liquidate the Surviving Corporation or merge the Surviving Corporation with or into another corporation, or to sell, transfer or otherwise dispose of the stock of the Surviving Corporation or the assets of the Surviving Corporation except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code.

     (e) Neither Parent nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     (f) Following the Merger, the Surviving Corporation will not issue additional shares of its stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

     (g) Parent will not, in connection with the Merger, repurchase or redeem any of the Parent Class A Common Stock issued to holders of the Company Common Stock either directly or through a related party, and Parent and its related parties will not, in connection with the Merger, otherwise effect such a redemption or acquire Company Common Stock for consideration other than the consideration to be issued to the holders of Company Common Stock in the Merger (nor have they done so). Any reference to Parent includes a reference to any successor or predecessor of Parent, except that the Company is not treated as a predecessor of Parent. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Section 1504(b) of the Code) or they are related as described in Section 304(a)(2) of the Code (disregarding Treasury Regulations Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition.

     (h) The fair market value of the Parent Class A Common Stock and other consideration received by each holder of the Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

     (i) Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger.

     (j) No stock of Merger Sub will be issued in the Merger.

     SECTION 4.11 Material Adverse Effect. Since December 31, 1998, there has not been any Parent Material Adverse Effect.

     SECTION 4.12  Environmental Matters.

     (a) Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law; and

          (ii) Parent and Merger Sub are and have been in compliance with all Environmental Laws and all Environmental Permits.

     (b) For purposes of this Section 4.12, the term "Parent" shall include any entity that is, in whole or in part, a predecessor of Parent.

                                  ARTICLE FIVE

                     COVENANTS AND CONDUCT OF BUSINESS AND
                         TRANSACTIONS PRIOR TO CLOSING

     SECTION 5.1 Covenants of Parent and Merger Sub. From the date hereof through the Closing, without the prior written consent of the Company (which will not be unreasonably withheld or delayed), unless otherwise required or permitted by any other provision of this Agreement or any Related Agreement, (a) neither Parent nor Merger Sub shall take any action that would cause the representations and warranties made by Parent and Merger Sub in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 7.3), as of the Closing, and (b) Parent shall promptly notify the Company of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either of them prior to the Closing.

     SECTION 5.2  Covenants of Company.

     (a) Company's Negative Covenants. From the date hereof through the Closing, without the prior written consent of Parent (which will not be unreasonably withheld or delayed), except for such rate increases as the Company Entities may implement under applicable Legal Requirements and except as set forth on
Schedule 5.2 or unless otherwise required or permitted by any other provision of this Agreement or any Related Agreement, the Company shall not, and shall cause the other Company Entities not to:

          (i) take any action which would cause the representations and warranties made by the Company in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 6.4) as of the Closing;

          (ii) modify in any material respect, terminate, renew for a period extending past the Termination Date, suspend or abrogate any material Contract; provided, however, that the Company Entities shall be entitled, in the ordinary course of business, to enter into new contracts, agreements, commitments, arrangements or understandings which would involve payments by any of the Surviving Corporation or any Company Entity not in excess of $500,000 individually or $10,000,000 in the aggregate;

          (iii) (A) terminate any Franchise or material System Right or (B) modify in any material respect, renew for a period extending past the Termination Date, suspend or abrogate any Franchise or material System Right;

          (iv) except as required by applicable Legal Requirements, change any policy regarding any marketing, subscriber installation or collection practices that are inconsistent in any material respect with such practices of the Company Entities for the periods covered by the Company SEC Reports;

          (v) dispose of any Assets, except for sales of non-material assets in the ordinary course of business and consistent with past practices (including practices during the periods covered by the Company SEC Reports);

          (vi) grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the Company Entities (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business);

          (vii) amend its articles of incorporation or bylaws or other applicable governing instrument;

          (viii) split, combine, subdivide or reclassify any      shares of its
     capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than regular quarterly cash dividends not in excess of $0.08 per share per quarter, in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any other Company Entity, except for dividends paid by any Company Entity that is, directly or indirectly, wholly-owned by the Company;

          (ix) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

          (x) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of Company Common Stock upon the exercise of stock options in accordance with their present terms;

          (xi) amend any existing Benefit Plan or establish or adopt any new Benefit Plan (other than as required by Legal Requirements or done in the ordinary course of business);

          (xii) enter into any new, or amend in any material respect any existing, employment, severance or consulting agreement, sales agency or other Contract with respect to the performance of personal services, except
     (A) any such new agreement providing for cash compensation of less than $100,000 per annum entered into in the ordinary course of business; and (B) any individuals hired on an at-will basis to replace current employees or to service customer contracts that commence after the date hereof;

          (xiii) except for capital expenditures, which shall be governed by
     Section 5.8, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, other than (A) pursuant to agreements in effect as of the date hereof, or (B) assets having a fair market value not exceeding $5,000,000 in the aggregate (and not involving Basic Subscribers in the aggregate of 1,500 or more);

          (xiv) incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or

          (xv) enter into or amend in any material respect (A) any joint venture, partnership or other similar arrangement (other than joint ventures, partnerships or similar arrangements involving, in the aggregate, no more than 1,500 Basic Subscribers), (B) any agreement for the provision by one or more third parties of telephony, data or other services through the facilities of one or more of the Cable Systems of any Company Entity, which is exclusive or which cannot be terminated within six months of the Effective Time without any penalty, or (C) any agreement providing for the right to use the facilities of one or more of the Cable Systems of the Company Entities, which is exclusive or which cannot be terminated within six months of the Effective Time without any penalty.

     (b) Company's Affirmative Covenants. From the date hereof through the Closing, unless otherwise required or permitted by any other provision of this Agreement or any Related Agreement, the Company shall and shall cause the other Company Entities to:

          (i) in all material respects operate the business of each of the Company Entities in the ordinary course of business;

          (ii) use reasonable efforts to preserve the goodwill and business of the subscribers, customers, advertisers, employees, suppliers and others having business relations with the Company Entities;

          (iii) continue to construct Governmental Authority-required line extensions and otherwise construct and maintain cable plant for the Cable Systems in the ordinary course of business consistent with past practices, and deliver to Parent a copy of each Company Entity's monthly capital expenditures reports;

          (iv) maintain or enhance all casualty and liability insurance relating to the business of each of the Company Entities as in effect on the date of this Agreement;

          (v) file with the FCC all material reports required to be filed under applicable FCC rules and regulations, and otherwise comply in all material respects with all Legal Requirements;

          (vi) promptly deliver to Parent as they are available true and complete copies of each Company Entity's monthly unaudited operating statements and monthly subscriber or customer reports; and

          (vii) promptly notify Parent of (A) any circumstance, event or action by any Company Entity or otherwise, the existence, occurrence or taking, as applicable, of which would result in any of the representations and warranties of the Company in this Agreement (i) if specifically qualified by materiality, not being true and complete as so qualified, and (ii) if not qualified by materiality, not being true and correct in all material respects, in each case when made or at the Closing, or (B) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing.

     SECTION 5.3 Compliance with HSR Act and Rules. Parent and the Company shall within 15 days after the date hereof file or cause to be filed all necessary Notification and Report Forms (the "HSR Reports") mandated by the HSR Act and the HSR Rules, to be filed by them, or by any other Person as a result of the transactions contemplated by this Agreement and coordinate the filing of such HSR Reports (and exchanging relevant portions of drafts thereof) so as to present all HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of the Company and Parent. The parties shall use commercially reasonable efforts to respond, or to cause such other Persons to respond, as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division of the DOJ for additional information or documentation and to respond, or to cause such other Persons to respond, as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective commercially reasonable efforts to overcome any objections that may be raised by the FTC or the Antitrust Division of the DOJ or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to agree to any prohibition, limitation or other requirements that would (i) prohibit or limit the ownership or operation by such Person or any of its Affiliates of any portion of the business or assets of such Person or any of its Affiliates, or compel such Person or any of its Affiliates to dispose of or hold separate any portion of the business or assets of such Person or any of its Affiliates, or (ii) prohibit such Person or any of its Affiliates from effectively controlling in any material respect the business or operations of such Person or any of its Affiliates.

     SECTION 5.4  Company Shareholders' Meeting.

     (a) The Company shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Company Shareholders' Meeting"). In connection with the Company Shareholders' Meeting, the Company will (i) subject to Section 5.4(b), use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement, the Merger and the other transactions contemplated hereby and (ii) otherwise comply with all Legal Requirements applicable to such meeting.

     (b) The board of directors of the Company shall not withdraw, or modify in a manner adverse to Parent, its recommendation to its shareholders unless (i) the Company has complied with the terms of Section 5.5 in all material respects, including, without limitation, the requirement in Section 5.5(c) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the board of directors of the Company determines in good faith on the basis of the advice of the Company's outside counsel, that it must take such action to comply with its fiduciary duties under applicable Legal Requirements, (iii) in the case of a withdrawal, modification or change that occurs in the Initial Period, a Superior Proposal is pending at the time the Board of Directors determines to take any such action and (iv) in the case of a withdrawal, modification or change that occurs after the Initial Period, the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than two days prior to the time such action is taken). Unless this Agreement is previously terminated in accordance with Article Nine, the Company shall submit this Agreement to its shareholders at the Company Shareholders' Meeting even if

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

the board of directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company shareholders reject it.

     SECTION 5.5  No Solicitation.

     (a) The Company will not, and will cause the other Company Entities and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company Entities not to, directly or indirectly:

          (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal;

          (ii) other than in the ordinary course of business and not related to an Acquisition Proposal or other than as permitted under clause (iv) below, engage in any discussions or negotiations with, or disclose any non-public information relating to any Company Entity or afford access to the properties, books or records of any Company Entity to, any Person who is known by any Company Entity to be considering making, or has made, an Acquisition Proposal;

          (iii) other than as permitted under clause (iv) below, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (a "Standstill Agreement");

          (iv) enter into any letter of intent, contract, agreement, arrangement or other understanding with respect to an Acquisition Proposal (other than a confidentiality agreement as described in item (C) below); provided, that during the Initial Period, the Company may negotiate or otherwise engage in substantive discussions with, and furnish non-public information and provide a waiver or release of a Standstill Agreement (so long as such waiver or release is limited to the Initial Period) to, any Person (a "Third Party") who delivers an Acquisition Proposal that the board of directors of the Company reasonably believes will lead to a Superior Proposal if: (A) the Company has complied with the terms of this Section 5.5, including, without limitation, the requirement in Section 5.5(c) that it notify Parent promptly after its receipt of any Acquisition Proposal;
     (B) the board of directors of the Company determines in good faith, on the basis of advice from the Company's outside counsel, that it must take such action to comply with its fiduciary duties under applicable Legal Requirements; and (C) the Third Party executes a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Bilateral Nondisclosure Agreement, dated May 6, 1999, by and between Parent and the Company, as amended by Amendment No. 1 to Bilateral Nondisclosure Agreement, dated May 7, 1999, by and between Parent and the Company (the "Confidentiality Agreement"); or

          (v) take any action to render the Company Rights Agreement inapplicable to any transaction with any Person other than Parent and Merger Sub.

     (b) Nothing contained in this Agreement shall prevent the board of directors of the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal; provided that the board of directors of the Company shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer, except to the extent that the board of directors by vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the board of directors of the Company to shareholders under applicable Legal Requirements, after receiving the advice of outside legal counsel. As used herein, the term "Initial Period" means the 30-day period commencing on the date hereof; provided, however, that if a Third Party delivers an Acquisition Proposal meeting the requirements referred to in clause (a)(iv) above to the Company on any day within the last five days of the Initial Period, the Initial Period shall be extended (with respect to such Third Party only) so that it ends on the date which is five days after the date such Acquisition Proposal is delivered to the Company.

     (c) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, or of any request (other than in the ordinary course of business and not related to an Acquisition Proposal) for non-public information relating to the Company or any other Company Entity or for access to the properties, books or records of the Company or any other Company Entity by any Person who is known to be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause the other Company Entities and the directors, employees and other agents of the Company and the other Company Entities to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

     (d) The Company will take all action to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, and (ii) provide that (A) neither Parent nor any Parent Subsidiary, including Merger Sub, shall be deemed an "Acquiring Person" (as defined in the Company Rights Agreement) as a result of this Agreement or any of the transactions contemplated hereby, and (B) no "Distribution Date" (as defined in the Company Rights Agreement) shall be deemed to have occurred as a result of this Agreement or any of the transactions contemplated hereby.

     SECTION 5.6  Consents.

     (a) Receipt of Consents. Subject to the terms and conditions of this Agreement, the Company and Parent will cooperate with each other and use their reasonable best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and (iii) obtain and maintain waivers of all Purchase Rights (as defined below). Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company Entities and Parent, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Within five Business Days of the date hereof, the Company will provide to Parent a true and complete list of all Franchise Consents, all License Consents and all rights that any Person may have under the terms of the Franchises to purchase all or any portion of a Cable System as a result of the transactions contemplated hereby ("Purchase Rights"). Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required in connection with obtaining the required consents or other approvals referred to in this Section 5.6(a) to agree to any prohibition, limitation or other requirement that would (i) prohibit or limit the ownership or operation by such Person or any of its Affiliates of any portion of the business or assets of such Person or any of its Affiliates, or compel such Person or any of its Affiliates to dispose of or hold separate any portion of the business or assets of such Person or any of its Affiliates, or
(ii) prohibit such Person or any of its Affiliates from effectively controlling in any material respect the business or operations of such Person or any of its Affiliates.

     (b) Franchise Renewals and Extensions. From the date hereof through Closing, the Company shall cause all requests for renewal under Section 626(a) of the Communications Act to be filed with the proper Governmental Authority with respect to any Franchise as soon as practicable after the date which is 36 months prior to the expiration date of any such Franchise (and in no event later than 30 months prior to the expiration date thereof), provided that the Company shall consult with Parent prior to the filing of any such renewal requests (in each case such Franchise is referred to herein as an "Expiring

Franchise"). The Company shall (A) cause the Company Entities to use reasonable best efforts to have the respective Governmental Authorities approve the transfer of the Expiring Franchises to Parent without any change in (other than an extension to the franchise term of such Expiring Franchises), or imposition of any adverse condition to, the terms and provisions of such Expiring Franchises as in effect on the date of this Agreement, or (B) cause the Company Entities, in cooperation with Parent, to renew such Expiring Franchises for an additional term beyond their respective current expiration dates on terms and conditions not materially less favorable to the franchisee in the aggregate.

     SECTION 5.7 Interim Financial Statements. The Company shall deliver to Parent (i) unaudited monthly operating statements of each of the Company Entities and month-end billing reports and month-end subscriber reports prepared by the Company or any other Company Entity in the ordinary course of its business (the "Monthly Statements") within 45 days after the end of each fiscal month, (ii) unaudited quarterly consolidated and consolidating financial statements for the Company within 60 days after the end of each fiscal quarter (other than the fiscal quarter ending October 31) and (iii) audited annual consolidated and consolidating financial statements for the Company within 120 days after the end of any fiscal year (and the Company shall use commercially reasonable efforts to deliver such annual financial statements within 75 days after the end of such fiscal year), for each fiscal month, quarter and year ending between the date of this Agreement and the Closing Date and any other similar regularly prepared materials that Parent may reasonably request. Except as may otherwise be noted therein, the Monthly Statements shall be prepared, and upon delivery of each Monthly Statement to Parent, the Company shall be deemed to represent and warrant to Parent that such Monthly Statement has been prepared in accordance with the books and records of the Company and the other Company Entities and in a manner consistent with the past practice of the relevant Company Entity.

     SECTION 5.8 Capital Expenditures. Notwithstanding anything in this Agreement to the contrary, from the date of this Agreement until Closing, the Company shall make capital expenditures, including, without limitation, for purposes of completing line extensions, placing conduit or cable in new developments and fulfilling installation requests, in such manner and in such amounts as are consistent in all material respects with the business plan for the business of each of the Company Entities for 1999, which shall be delivered by the Company to Parent within five Business Days after the date of this Agreement.

     SECTION 5.9 Affiliates of Parent and Company. Promptly after execution of this Agreement, each of the directors of the Company has executed an agreement to the effect set forth in this Section 5.9. Prior to the Effective Time, the Company shall deliver to Parent a letter identifying all other Persons who, to the knowledge of the Company, at the Effective Time, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or who may otherwise be deemed to be Affiliates of the Company (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the 30th day prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Class A Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act.

     SECTION 5.10  Employee Benefits.

     (a) For the period ending on the last day of the first calendar year beginning after the Effective Date, Parent shall or shall cause the Surviving Corporation to maintain employee benefit plans and arrangements that provide benefits, in the aggregate, on the same terms and subject to the same conditions as in effect under such Benefit Plan (not taking into account benefits under any Benefits Plans that are equity based). Notwithstanding the foregoing, Parent and the Surviving Corporation may elect to provide any matching employer contributions required under the terms of a cash or deferred arrangement intended to be qualified under Section 401(k) of the Code in the form of either Parent Class A Common Stock or cash.

     (b) With respect to any employee benefit plans of Parent in which the employees of the Company Entities participate subsequent to the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any such employee benefit plan that is a welfare plan, as defined in
Section 3(1) of ERISA in which such employees may be eligible to participate and
(B) recognize all service of the employees of the Company Entities with any of the Company Entities for all purposes (excluding benefit accrual under any defined benefit pension plan and eligibility for benefits under any post-retirement medical plans) in any employee benefit plan of Parent in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Company Benefit Plan immediately prior to the Effective Time.

     SECTION 5.11  Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the proxy statement of the Company relating to the Company Shareholders' Meeting (together with any amendments thereto, the "Proxy Statement"), and Parent shall prepare and file with the SEC the registration statement on Form S-4 of Parent, in which the Proxy Statement will be included (together with any amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the Parent Class A Common Stock to be issued to the shareholders of the Company in connection with the Merger. Substantially contemporaneously with the filing of the definitive Proxy Statement with the SEC, copies of the definitive Proxy Statement shall be provided to the NYSE and Nasdaq. Parent shall each use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and preparation of the Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Company shall cause the Proxy Statement and prospectus included in the Registration Statement (collectively, the "Proxy Materials") to be mailed to the shareholders of the Company. Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NYSE and Nasdaq, (iv) the DGCL and (v) the TBCA.

     (b) The Proxy Statement shall include the unanimous and unconditional recommendation of the board of directors of the Company to the shareholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 5.4(b) of this Agreement.

     (c) No amendment or supplement to the Registration Statement or the Proxy Statement will be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC, the NYSE or Nasdaq for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by the Company for inclusion in the Registration Statement and included in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any other Company Entity, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or Registration Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the TBCA, the Securities Act and the Exchange Act.

     (e) The information supplied by Parent for inclusion in the Proxy Statement and included by Parent in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or Registration Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the DGCL, the TBCA, the Securities Act and the Exchange Act.

     SECTION 5.12 Other Parent Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or restrict Parent and its Subsidiaries from engaging in any merger, acquisition, business combination or other transaction (whether or not Parent is the surviving corporation); provided that such merger, acquisition, business combination or other transaction would not (i) prevent, or delay beyond the Termination Date, the ability of Parent to consummate the Merger or (ii) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 5.13  Directors' and Officers' Indemnification and Insurance.

     (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of any Company Entity (the "Indemnified Parties") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and the other Company Entities for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Parent shall also obtain and maintain directors' and officers' liability insurance coverage for the Indemnified Parties to the extent that it obtains and maintains any such coverage for its officers and directors.

     (b) This Section 5.13 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation.

     SECTION 5.14  Registration and Listing of Parent Class A Common Stock.

     (a) Parent will use all reasonable best efforts to register the Parent Class A Common Stock to be issued pursuant to this Agreement under the applicable provisions of the Securities Act.

     (b) Parent will use all reasonable best efforts to cause the Parent Class A Common Stock to be issued pursuant to this Agreement to be listed for trading on the NYSE.

     SECTION 5.15 Rate and Programming Information. No later than five Business Days after the date of this Agreement, the Company shall deliver to Parent (i) copies of each of the Company Entities' rate structures as of the date of this Agreement and (ii) listings of all of the programming (by tier) offered to subscribers or customers of each of the Company Entities as of the date of this Agreement.

     SECTION 5.16 Classic Cable Division. Parent acknowledges that it is Parent's current intention (a) to operate the Surviving Corporation as a stand-alone division of Parent, with its headquarters in Tyler, Texas, which would own, operate and maintain Classic Cable television systems and (b) that the President of the Surviving Corporation shall report directly to the President and Chief Executive Officer of Parent.

     SECTION 5.17 Warrant. The Company shall use reasonable best efforts to cause the Warrant to be exercised in full prior to the Effective Time.

     SECTION 5.18 Donrey Waiver. The Company shall use its reasonable efforts to obtain from DR Partners, a Nevada general partnership, a waiver and release of all of its rights, powers and privileges pursuant to Section 3.4(c) of the Amended and Restated General Partnership Agreement dated as of April 11, 1996 by and between DR Partners and TAL Financial Corporation in connection with the execution, delivery and performance of this Agreement.

                                  ARTICLE SIX

              CONDITIONS OF PARENT'S AND MERGER SUB'S OBLIGATIONS

     SECTION 6.1 In General. The obligations of Parent and Merger Sub to complete the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article Six, any of which may be waived in writing by Parent and Merger Sub.

     SECTION 6.2 Receipt of Consents. All of the License Consents, Franchise Consents and waivers of all Purchase Rights shall have been obtained, made and delivered to Parent and shall be Final (in the case of any consent or waiver from a Governmental Authority) and in full force and effect as of the Closing with, as a result of obtaining any Franchise Consent, no change having been made in the terms of any Franchise except as provided in Section 5.6(b). Notwithstanding the foregoing, (i) the License Consents (other than with respect to CARS licenses) shall be deemed to have been obtained as required above in this Section 6.2 if the FCC, on or prior to the Closing Date, grants "special temporary authority" or "conditional authority" to Parent to use the same or, in the case of business radio licenses, so long as a temporary authorization or conditional authorization is available to Parent under FCC rules and Parent reasonably expects that the FCC's consent can be obtained within 120 days after Closing, and (ii) the Franchise Consents shall be deemed to be obtained in the event all Franchise Consents are obtained except with respect to Franchises that, in the aggregate, exclusive of Franchises for which no Franchise Consent is required, serve less than ten percent (10%) of all Basic Subscribers of the Cable Systems in the aggregate.

     SECTION 6.3 Performance by Company. The Company shall have performed in all material respects all of its agreements and covenants under this Agreement (including, but not limited to, making, or standing willing and able to make, the deliveries and taking, or standing willing and able to take, the actions required by Section 8.2, but excluding the covenants and agreements set forth in
Section 5.2(b)(vii)) to the extent such are required to be performed at or prior to the Closing.

     SECTION 6.4 Truth of Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified, and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case, on and as of the date hereof and as of the Closing Date, with the same effect as if then made, except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date, and except as any such representation or warranty may be affected by specific transactions or occurrences contemplated in or permitted by this Agreement or any Related Agreement. The foregoing notwithstanding, the Closing condition set forth above in this Section 6.4 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and complete in all material respects, if not qualified by materiality, and true and complete as so qualified, if qualified by materiality, shall individually or in the aggregate constitute a Company Material Adverse Effect or that would have a material adverse effect on the ability of the Company to consummate the transactions hereunder; provided, however, that the representations and warranties set forth in Section 3.2(b) and
Section 3.24 shall be true and complete in all respects.

     SECTION 6.5 Absence of Proceedings. All waiting periods required under the HSR Act shall have expired or otherwise terminated prior to the Closing; no Governmental Authority (including, without limitation, any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and no judgment or order shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority on or prior to the Closing, that has or would have if successful a Company Material Adverse Effect or a Parent Material Adverse Effect or that would prevent the consummation of the transactions contemplated by this Agreement in the manner provided in this Agreement.

     SECTION 6.6 Tax Opinion. Parent shall have received an opinion from Parent's tax counsel to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.7 Shareholder Approval. The Company Shareholders' Approval shall have been obtained in accordance with applicable Legal Requirements and the articles of incorporation and bylaws of the Company and the provisions of
Section 5.4 hereof.

     SECTION 6.8 Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

                                 ARTICLE SEVEN

                      CONDITIONS OF COMPANY'S OBLIGATIONS

     SECTION 7.1 In General. The obligations of the Company to complete the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article Seven, any of which may be waived in writing by the Company.

     SECTION 7.2 Performance by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of their respective agreements and covenants under this Agreement (including, but not limited to, making, or standing willing and able to make, the deliveries and taking, or standing willing and able to take, the actions required by Section 8.3, but excluding the covenants and agreements set forth in Section 5.1(b)) to the extent such are required to be performed at or prior to the Closing.

     SECTION 7.3 Truth of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified, and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case, on and as of the date hereof and as of the Closing Date, with the same effect as if then made, except where any such representation or warranty is as of a specific earlier date in which event it shall remain true and correct (as qualified) as of such earlier date, and except as any such representation or warranty may be affected by specific transactions or occurrences contemplated in or permitted by this Agreement or any Related Agreement. The foregoing notwithstanding, the Closing condition set forth above in this Section 7.4 shall be deemed satisfied unless the failure of such representations and warranties to be so true and complete in all material respects, if not qualified by materiality, and true and complete as so qualified, if qualified by materiality, shall individually or in the aggregate constitute a Parent Material Adverse Effect or that would have a material adverse effect on the ability of the Company to consummate the transactions hereunder.

     SECTION 7.4 Absence of Proceedings. All waiting periods required under the HSR Act shall have expired or otherwise terminated prior to the Closing; no Governmental Authority (including, without limitation, any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and no judgment or order shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority on or prior to the Closing that has or would have if successful a Company Material Adverse Effect, a Parent Material Adverse Effect or that would prevent the consummation of the transactions contemplated by this Agreement in the manner provided in this Agreement.

     SECTION 7.5 Tax Opinion. The Company shall have received an opinion from the Company's tax counsel dated as of the Effective Date to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 7.6 Shareholder Approval. The Company Shareholders' Approval shall have been obtained in accordance with applicable Legal Requirements and the articles of incorporation and bylaws of the Company and the provisions of
Section 5.4 hereof.

     SECTION 7.7 Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

     SECTION 7.8 Listing of Parent Class A Common Stock on NYSE. The shares of Parent Class A Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     SECTION 7.9 Exchange Fund. Parent shall have delivered to the Exchange Agent the Exchange Fund as provided in Section 2.5(a).

                                 ARTICLE EIGHT

                                    CLOSING

     SECTION 8.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dow, Lohnes & Albertson, PLLC, One Ravinia Drive, Suite 1600, Atlanta, Georgia 30346, at 10:00 a.m., local time, on the date specified by Parent by notice to the Company, which specified date shall be no later than five Business Days after (i) the Franchise Consents and the License Consents have been obtained, waived or deemed obtained in accordance with Section 6.2, (ii) the applicable waiting periods required under the HSR Act have expired or otherwise terminated, and (iii) the Company Shareholders' Approval has been obtained (in any event, the "Closing Date"), unless otherwise provided by the mutual agreement, in writing, of the Company, Parent and Merger Sub, and in no event later than the first anniversary of the date hereof (the "Termination Date").

     SECTION 8.2 Deliveries and Actions by Company. The Company shall deliver to Parent the following items, and the Company shall take the following actions, at the Closing.

     (a) Consents. The Company shall deliver to Parent at Closing originals of the License Consents, Franchise Consents and waivers of all Purchase Rights, other than (i) those License Consents and Franchise Consents deemed received in accordance with Section 6.2 and (ii) those which the parties have waived as conditions to Closing in accordance with Article Six and Article Seven.

     (b) Articles of Incorporation, Certified Bylaws and Certificates of Existence and Good Standing for the Company Entities. The Company shall deliver to Parent at Closing (i) copies of the articles of incorporation or other applicable governing instruments, and all amendments thereto, of each of the

Company Entities certified within five Business Days prior to Closing by the Secretary of State of the State in which such entity is incorporated, (ii) copies of the bylaws or other applicable governing instruments of each of the Company Entities certified by the respective Secretary or Assistant Secretary of each such Company Entity as being correct, complete and in full force and effect on the Closing Date, and (iii) certificates of existence and good standing for each of the Company Entities dated within five Business Days of the Closing Date issued by the Secretary of State of the State in which each such entity is incorporated.

     (c) Company's Closing Certificate. The Company shall deliver to Parent at Closing a certificate of an executive officer of the Company certifying, without personal liability (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement and the Company's Related Agreements on behalf of the Company, (ii) as to the adoption of resolutions of the board of directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and the Company's Related Agreements, and (B) the performance of the obligations of the Company hereunder and thereunder, (iii) as to the Company's bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, and (iv) that the conditions to Parent's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 6.3 and 6.4 have been satisfied.

     SECTION 8.3 Deliveries by Parent. Parent shall deliver the following items, and Parent shall take the following actions, at the Closing.

     (a) Certificates of Existence, Good Standing and Qualification. Parent shall deliver to the Company at Closing a certified copy of the certificates of incorporation and certificates of existence and good standing with respect to Parent and Merger Sub, dated within five Business Days of the Closing Date, issued by the Secretary of State of Delaware.

     (b) Parent's Closing Certificate. Parent shall deliver to the Company at Closing a certificate of an executive officer of Parent certifying without personal liability (i) as to the incumbency and signatures of the officers of Parent who execute this Agreement and Parent's Related Agreements on behalf of Parent, (ii) as to the adoption of resolutions of the board of directors of Parent being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and Parent's Related Agreements, and
(B) the performance of the obligations of Parent hereunder and thereunder, (iii) as to Parent's bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, and (iv) that the conditions to the Company's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and 7.3 with respect to Parent have been satisfied.

     (c) Merger Sub's Closing Certificate. Merger Sub shall deliver to the Company at Closing a certificate of an executive officer of Merger Sub certifying without personal liability (i) as to the incumbency and signatures of the officers of Merger Sub who execute this Agreement and Merger Sub's Related Agreements on behalf of Merger Sub, (ii) as to the adoption of resolutions of the board of directors of Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing
Date), authorizing (A) the execution and delivery of this Agreement and Merger Sub's Related Agreements, and (B) the performance of the obligations of Merger Sub hereunder and thereunder, (iii) as to Merger Sub's bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, and (iv) that the conditions to the Company's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and
7.3 with respect to Merger Sub have been satisfied.

     SECTION 8.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement, and the written waiver of any such condition will constitute a waiver by such party of all rights or remedies that such party may have or have had against the non-waiving party regarding the specific subject matter of the condition so waived, except that no such waiver of a condition will constitute a waiver by the waiving party of any of its rights or remedies, at law or in equity, at the time such condition is waived, as to the non-waiving party's breach of any representation, warranty or covenant under this Agreement which has not been waived by the waiving party.

                                  ARTICLE NINE

                                  TERMINATION

     SECTION 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

             (i) the Merger has not been consummated on or before the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date;

             (ii) (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Authority having competent jurisdiction enjoining the Company and Parent from consummating the Merger is entered, and such judgment, injunction, order or decree shall have become Final; or

             (iii) the Company Shareholders' Approval shall not have been obtained at the Company Shareholders' Meeting (or any adjournment or postponement thereof);

          (c) by Parent if:

             (i) the board of directors of the Company shall withdraw, or shall have modified in a manner adverse to Parent, its approval or recommendation of this Agreement, or shall have failed to call the Company Shareholders' Meeting in accordance with Section 5.4(a) (or the board of directors of the Company resolves to do any of the foregoing);

             (ii) The Company shall have breached in any material respect any of its obligations under Section 5.4(b) or Section 5.5; or

             (iii) a breach of any representation, warranty, covenant or agreement (other than those contained in Section 5.4(b) or Section 5.5) on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3 or
        Section 6.4 not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date; or

          (d) by the Company if:

             (i) a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2 or Section 7.3 not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date;

             (ii) (A) the board of directors of the Company authorizes the Company, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis); (B) Parent does not make, within five days (or, in the case of any update of such version with respect to a given Third Party, other than the initial notification, three days) of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal;
        (C) the Company prior to such termination pursuant to this clause (ii) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 9.3(c); (D) such termination takes place no later than the last day of the Initial Period (as it may be extended under Section 5.5(b)); and (E) the Company shall have complied with
        Section 5.5 in all material respects. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

             (iii) the Ten Day Parent Weighted Average Stock Price is below $69.00 ($34.50 after the consummation of the Stock Split).

     The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

     SECTION 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except that (a) the agreements contained in this Section 9.2 and in Section 9.3 of this Agreement shall survive the termination hereof, and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by such party of this Agreement.

     SECTION 9.3  Fees and Expenses.

     (a) Except as otherwise provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense whether or not the Merger is consummated.

     (b) If this Agreement is terminated pursuant to Section 9.1(c)(i) or
Section 9.1(c)(ii) the Company shall pay to Parent a termination fee of Ninety-Two Million Five Hundred Thousand Dollars ($92,500,000.00) in cash (the "Termination Fee").

     (c) If this Agreement is terminated pursuant to Section 9.1(d)(ii), the Company shall pay to Parent the Termination Fee.

     (d) If (A) this Agreement is terminated pursuant to Section 9.1(b)(iii),
(B) prior to the Company Shareholders' Meeting, an Acquisition Proposal is made by any Person (other than Parent or an Affiliate of Parent) and not withdrawn prior to such meeting and (C) within nine months of the Company Shareholders' Meeting, either (1) the Company or any other Company Entity enters into an agreement with any Person (other than Parent or an Affiliate of Parent) with respect to an Acquisition Proposal which provides for (x) transfer or issuance of securities representing more than 50% of the equity or voting interests in the Company, (y) a merger, consolidation, recapitalization or another transaction resulting in the issuance of cash or securities of any Person (other than a reincorporation or a holding company merger that results in the Company's shareholders owning all of the equity interests in the surviving corporation) to the Company's shareholders in exchange for more than 50% of the equity or voting interests in the Company, or (z) transfer of assets, securities or ownership interests representing more than 50% of the consolidated assets or earning power of the Company, or (2) any Person (other than Parent or an Affiliate of Parent) commences a tender offer that results in the acquisition by the Person making the tender offer of a majority of the Company Common Stock, then the Company shall pay to Parent the Termination Fee.

     (e) Any payment of the Termination Fee pursuant to this Section 9.3 shall be paid immediately prior to the termination of this Agreement, except that any payment of the Termination Fee pursuant to Section 9.3(d) shall be paid within one (1) Business Day of the Company or any other Company Entity entering into an agreement contemplated by Section 9.3(d)(C)(1) or within one (1) Business Day of the acquisition by the Person making the tender offer of a majority of the Company Common Stock contemplated by Section 9.3(d)(C)(2). Any payment of the Termination Fee shall be made by wire transfer of immediately available funds. If one party fails to pay to the other promptly the Termination Fee, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Bank of New York in New York City from the date such fee was required to be paid to the date it is paid.

                                  ARTICLE TEN

                               PUBLIC STATEMENTS

     SECTION 10.1 Public Statement and Press Releases. Neither the Company on the one hand, nor Parent or Merger Sub, on the other hand, without the prior written consent of the other, or except as required by law in the judgment of outside legal counsel for such party or legal process, shall make any press release or other public statement concerning this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing in this Section
10.1 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Parent and Merger Sub each agrees that the discussion (to the extent permitted under applicable securities laws) of the transactions contemplated hereby by the Company with the Company Entities' lenders, the Company Entities' Affiliates (and their respective directors, officers, employees, partners and stockholders), the Company's counsel or other professional advisors, and any Person whose consent or waiver may be necessary or desirable in order to consummate the transactions contemplated hereby, shall not be deemed to be "intended for" or to "result in public dissemination," for the purposes of the foregoing sentence. The Company agrees that the discussion (to the extent required under applicable securities laws) of the transactions contemplated hereby by Parent with Parent's lenders and stockholders, Parent's Affiliates (and their respective directors, officers, employees, partners and stockholders), Parent's counsel or other professional advisors, and any Person whose consent or waiver may be necessary or desirable in order to consummate the transactions contemplated hereby shall not be deemed to be "intended for" or to "result in public dissemination," for the purposes of this Section 10.1.

     SECTION 10.2 Injunctive Relief and Survival. The parties to this Agreement expressly agree that, in addition to any other right or remedy the others may have, such other party may seek and obtain specific performance of the covenants and agreements set forth in or made pursuant to Section 10.1 above and temporary and permanent injunctive relief to prevent any breach or violation thereof, and that no bond or other security may be required from such other party in connection therewith. This Article Ten will survive the termination of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     SECTION 11.1 Amendments; Waivers. This Agreement may only be amended pursuant to a written agreement executed by all the parties to this Agreement, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party to this Agreement sought to be charged with such waiver or consent; provided, however, that after adoption of this Agreement by the shareholders of the Company, no amendment or waiver of this Agreement shall be effective that requires the approval of the shareholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

     SECTION 11.2 Entire Agreement. This Agreement, the Related Agreements, the Voting Agreement, the Confidentiality Agreement and the Exhibits and Schedules to this Agreement set forth the entire understanding of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, the Related Agreements, the Voting Agreement or Schedules or Exhibits to this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

     SECTION 11.3 Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person without the express prior written consent of the other parties hereto. Any such assignment or transfer made without the prior written consent of the other parties hereto shall be null and void.

     SECTION 11.4 Construction: Counterparts. The Article, Section and paragraph headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. To facilitate execution, this Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof. Additionally, the parties hereto agree that for purposes of facilitating the execution of this Agreement, (i) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (ii) a facsimile transmission shall be deemed to be an original signature. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same Agreement.

     SECTION 11.5 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person or sent by overnight delivery, telecopy or enclosed in a properly sealed envelope, certified or registered mail (postage and certification or registration prepaid) and addressed to the parties as follows:

     If to Parent or Merger Sub:
         Cox Communications, Inc.
         1400 Lake Hearn Drive, N.E.
         Atlanta, Georgia 30319
         Attention: Mr. John M. Dyer
         Telephone: (404) 843-5817
         Telecopier: (404) 843-5939

     With copies (which shall not constitute notice) to:
         Cox Communications, Inc.
         1400 Lake Hearn Drive, N.E.
         Atlanta, Georgia 30319
         Attention: Legal Department
         Telephone: (404) 843-5000
         Telecopier: (404) 843-5845

           and

         Dow, Lohnes & Albertson, PLLC
         1200 New Hampshire Avenue
         Suite 800
         Washington, DC 20036
         Attention: Stuart A. Sheldon, Esq.
         Telephone: (202) 776-2527
         Telecopier: (202) 776-2222

     If to the Company:
         TCA Cable TV, Inc.
         3015 SSE Loop 323
         Tyler, Texas 75701
         Attention: Mr. Fred R. Nichols
         Telephone: (903) 595-3701
         Telecopier: (903) 596-9008

     With a copy (which shall not constitute notice) to:
         TCA Cable TV, Inc.
         3015 SSE Loop 323
         Tyler, Texas 757
         Attention: Jeffrey W. Brown, Esq.
         Telephone: (903) 595-3701
         Telecopier: (903) 596-9008

     Any such notice will be deemed to be given when received, if personally delivered, sent by overnight delivery or sent by telecopy (during the recipient's normal business hours), and, if mailed, five days after deposit in the United States mail, properly addressed, with proper postage affixed. Any party may change its address for purposes of notice by giving notice in accordance with the provisions of this Section 11.5.

     SECTION 11.6 Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles of such State, except that the effects of the Merger under the laws of the State of Texas shall be governed by the TBCA. Any suit brought with respect to this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Delaware, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by Delaware law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

     SECTION 11.7 Further Actions. At any time and from time to time after the Closing, each party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

     SECTION 11.8 Gender, Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

     SECTION 11.9 Severability. If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity.

     SECTION 11.10 No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns and other than as provided in
Section 5.13 of this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor shall any provisions give any third Persons any right or subrogation over or action against any party.

     SECTION 11.11 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the

Effective Time, other than those representations and warranties contained in the Voting Agreement, which shall survive in accordance with the terms thereof. This
Section 11.11 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 11.12 Enforcement. The Company and Parent agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any and all breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or equity.

                         [Signatures on following page]

     EXECUTED as of the date first above written.

                                            COX COMMUNICATIONS, INC.

                                            By:      /s/ JOHN M. DYER
                                              ----------------------------------
                                                Name: John M. Dyer
                                                Title:     Vice President,
                                                Mergers and Acquisitions

                                            COX CLASSIC CABLE, INC.

                                            By:      /s/ JOHN M. DYER
                                              ----------------------------------
                                                Name: John M. Dyer
                                                Title:     Vice President

                                            TCA CABLE TV, INC.

                                            By:     /s/ FRED R. NICHOLS
                                              ----------------------------------
                                                Name: Fred R. Nichols
                                                Title:     Chairman, Chief
                                                Executive Officer and President

                                   EXHIBIT A

                                  DEFINITIONS

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or any other Company Entity or (ii) the acquisition, directly or indirectly, of (A) an equity interest representing 15% or more of the voting securities of the Company or any other Company Entity or (B) assets, securities or ownership interests representing an amount equal to 15% or more of the consolidated assets or earning power of the Company, other than the transactions contemplated by this Agreement or permitted pursuant to Section 5.2 hereof.

     "Advisor" and "Advisor Agreement" are defined in Section 3.11.

     "Affiliates" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person with respect to whom the term "Affiliate" is used. Notwithstanding the foregoing a Person shall be deemed an "Affiliate" of a Person with respect to whom the term "Affiliate" is used if 10% or more of the voting securities of such Person is owned, directly or indirectly, by the Person with respect to whom the term "Affiliate" is used.

     "Agreement" means this Agreement and Plan of Merger among Parent, Merger Sub and the Company, and all the Exhibits and Schedules hereto, as amended from time to time.

     "All Cash Amount" is defined in Section 2.2(c).

     "All Cash Election" is defined in Section 2.2(e).

     "All Stock Amount" is defined in Section 2.2(c).

     "All Stock Election" is defined in Section 2.2(e).

     "Assets" shall mean all of the Company Entities' properties, assets, privileges, rights, interests, claims and good will, real and personal, tangible and intangible, of every type and description, including any Company Entity's leasehold interests in leased property (but excepting any assets disposed of by the Company Entities prior to the Closing in the ordinary course of business and not in violation of this Agreement), which are used or held for use in connection with the operation of the Cable Systems and the business of the Company Entities, now in existence or hereafter acquired by the Company Entities prior to the Closing, including, without limitation, those assets described in
Section 3.7.

     "Basic Subscribers" means the sum of (i) the number of all active subscribers to the Cable Systems receiving the lowest level of television service that may be subscribed to by such subscribers, who are billed for such service at a monthly rate equal to the published residential rate card rate, plus (ii) the number of Equivalent Basic Subscribers, in each case determined as of the most recent end-of-month billing cycle cut-off and reporting date.

     "Benefit Plans" means any retirement, incentive or welfare plans or arrangements or any other employee benefit plans, including, but not limited to, employee benefit plans defined in Section 3(3) of ERISA, to which any Company Entity or any Affiliate of any Company Entity contributes or which any Company Entity or any Affiliate of any Company Entity sponsors, maintains or otherwise is bound for the benefit of current and former employees of the Company Entities and any other plan or compensation arrangement, whether written or unwritten, that provides to employees, former employees, officers, directors and shareholders of the Company Entities any compensation or other benefits, whether deferred or not, including, without limitation, any bonus or incentive plan, stock rights plan, stay bonuses arrangement, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banking institutions in the cities of Atlanta, Georgia or New York, New York are authorized or obligated by law or executive order to be closed.

     "Cable Systems" means the cable television systems owned and operated by the Company Entities, all of which are set forth on Exhibit D, together with a list of the communities served by each Cable System.

     "Cash Fraction" is defined in Section 2.2(g)(ii)(A)(2).

     "Certificate of Merger" is defined in Section 2.1(b).

     "Certificate" is defined in Section 2.2(e).

     "Closing" is defined in Section 8.1.

     "Closing Date" is defined in Section 8.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Company" is defined in the first paragraph of this Agreement.

     "Company Balance Sheet" means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 31, 1998 and the footnotes thereto set forth in the Company SEC Reports.

     "Company Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     "Company Entities" means the Company and the Subsidiaries of the Company, all of which are listed on Schedule 3.2(a).

     "Company Material Adverse Effect" means a material adverse change in the financial condition or financial results of operations of the Company Entities, taken as a whole, other than any change (i) arising out of matters of a general economic nature or matters affecting the cable television industry generally, including, without limitation, (A) competition arising from new or existing technology or caused by or arising from other multiple channel distribution services or systems and from (B) litigation, legislation, rule making or regulations or (ii) resulting directly or primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement.

     "Company Rights Agreement" means the Rights Agreement, dated as of January 15, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

     "Company SEC Reports" is defined in Section 3.4(a).

     "Company Shareholders' Approval" is defined in Section 3.24.

     "Company Shareholders' Meeting" is defined in Section 5.4(a).

     "Computer Systems" is defined in Section 3.25.

     "Copyright Act" is defined in Section 3.12(a).

     "Confidentiality Agreement" is defined in Section 5.5(a)(iv).

     "Consideration" is defined in Section 2.2(c).

     "Contracts" means each lease, contract, agreement or instrument to which any of the Company Entities is a party or to or by which any of the Company Entities is subject or bound as the date hereof.

     "Daily Closing Stock Price" means, with respect to any NYSE trading day, the amount obtained by multiplying the trading volume of the Parent Class A Common Stock on the NYSE for such day by the closing sales price, regular way (or, if there is no such closing sales price of the Parent Class A Common Stock on such day, the last bid price of the Parent Class A Common Stock on such day.)

     "DGCL" means the Delaware General Corporation Law.

     "Director Options" is defined in Section 2.6(a).

     "Directors Plan" is defined in Section 2.6(a).

     "Dissenting Shares" is defined in Section 2.4.

     "DOJ" means the Department of Justice.

     "Effective Date" is defined in Section 2.1(b).

     "Effective Time" is defined in Section 2.1(b).

     "Election" is defined in Section 2.2(e).

     "Election Deadline" is defined in Section 2.2(j).

     "Environmental Laws" is defined in Section 3.15(d).

     "Environmental Permits" is defined in Section 3.15(d).

     "Equivalent Basic Subscribers" means subscribers to the Cable Systems receiving basic service under bulk billing arrangements which provide for pricing at a rate that is not equal to the published residential rate card rate, including, without limitation, multi-unit residential complexes, hospitals, commercial accounts, bars and taverns, but excluding hotels and motels. The number of Equivalent Basic Subscribers shall be determined by dividing (i) the monthly aggregate amount billed for basic and CPST cable television service as of the most recent end-of-month billing cycle cut-off immediately preceding the date such determination is to be made, by (ii) the published residential rate card rate in effect for basic and CPST cable television service, respectively, as of the date such determination is to be made.

     "ERISA" means the Employee Retirement Security Act of 1974, as amended.

     "Excess Shares" is defined in Section 2.3.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" is defined in Section 2.2(i).

     "Exchange Fund" is defined in Section 2.5(a).

     "Excluded Shares" is defined in Section 2.2(b).

     "Expiring Franchise" is defined in Section 5.6(b).

     "FAA" means the Federal Aviation Administration.

     "FCC" means the Federal Communications Commission.

     "Final" means action which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the Governmental Authority with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the Governmental Authority has expired.

     "Form of Election" is defined in Section 2.2(e).

     "Fractional Securities Fund" is defined in Section 2.3.

     "Franchise Consents" is defined in Section 3.3(a).

     "Franchises" is defined in Section 3.7(a)(i).

     "Franchising Authorities" means those Governmental Authorities issuing, and having jurisdiction over, the Franchises.

     "FTC" means the Federal Trade Commission.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

     "Governmental Authority" means any of the following: (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), and (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     "Guarantee of Delivery" is defined in Section 2.2(j).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

     "HSR Reports" is defined in Section 5.3.

     "HSR Rules" means the rules and regulations promulgated under the HSR Act.

     "Indemnified Parties" is defined in Section 5.13(a).

     "Initial Period" is defined in Section 5.5(b).

     "Intellectual Property" is defined in Section 3.20.

     "Investment Interests" is defined in Section 3.2(c).

     "Legal Requirement" is any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including, but not limited to, judicial decisions applying common law or interpreting any other Legal Requirement.

     "License Consents" is defined in Section 3.3(a).

     "Liens" means any lien, security interest, adverse claim or other encumbrance of any nature whatsoever.

     "LTIP" is defined in Section 2.6(b).

     "Management Agreements" means all agreements, instruments, contracts and other understandings pursuant to which the Company or any other Company Entity manages the operations of the cable television systems (i) owned by Cable One, Inc. and serving areas in and around Livingston and Corrigan, Texas; (ii) owned by Telecable, Inc. and serving areas in and around Jonesboro, Arkansas; (iii) owned in whole or in part by TCA Cable Partners and serving certain communities in Arkansas, California and Oklahoma; and (iv) owned in whole or in part by TCA Cable Partners II and serving certain communities in Texas, Louisiana and New Mexico.

     "Maximum Cash Amount" is defined in Section 2.2(d).

     "Maximum Parent Shares" is defined in Section 2.2(d).

     "Merger" is defined in the Background paragraphs of this Agreement.

     "Merger Sub" is defined in the first paragraph of this Agreement.

     "Monthly Statements" is defined in Section 5.7.

     "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37), to which any Company Entity or any Affiliate of any Company Entity has contributed, is contributing or is required to contribute for the benefit of current and former employees of the Company Entities.

     "Nasdaq" means the Nasdaq National Market.

     "Non-Election" is defined in Section 2.2(e).

     "NYSE" means The New York Stock Exchange, Inc.

     "Option Plan" is defined in Section 2.6(b).

     "Parent" is defined in the first paragraph of this Agreement.

     "Parent Class A Common Stock" means the Class A Common Stock, par value $1.00 per share, of Parent.

     "Parent Material Adverse Effect" means a material adverse change in the financial condition or financial results of operations of Parent and its Subsidiaries, taken as a whole, other than any change (i) arising out of matters of a general economic nature or matters affecting the cable television, broadband distribution or programming industries generally, including, without limitation, (A) competition arising from new or existing technology or caused by or arising from other multiple channel distribution services or systems and (B) from litigation, legislation, rule making or regulations or (ii) resulting directly or primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement.

     "Parent SEC Reports" is defined in Section 4.8(a).

     "Partnership Agreements" means (i) that certain Amended and Restated General Partnership Agreement of TCA Cable Partners dated as of April 11, 1996 and (ii) that certain General Partnership Agreement of TCA Cable Partners II dated as of November 13, 1997.

     "Permitted Liens" means (a) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property, provided that such liens and restrictions were incurred either prior to the time the Company Entities acquired an interest in the Real Property or in the ordinary course of the business of the Cable Systems and do not, individually, or in the aggregate, materially interfere with any Company Entity's operation of its respective business as currently operated; (b) pledges or deposits by a Company Entity under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such Company Entity is a party, or deposits to secure public or statutory obligations of such Company Entity or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Company Entity is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred or made in the ordinary course of business; (c) liens imposed by law, including carriers', warehousemen's, landlords' and mechanics' liens, in each case incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof; (d) liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof; and (e) liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of a Company Entity in the ordinary course of its business.

     "Permitted Stock Restrictions" means restrictions on transfer of shares of capital stock imposed by the Franchises and the Communications Act and the rules and regulations of the FCC thereunder and applicable securities or blue sky laws.

     "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Preferred Election" is defined in Section 2.2(e).

     "Preferred Per Share Cash Amount" is defined in Section 2.2(c).

     "Preferred Per Share Stock Amount" is defined in Section 2.2(c).

     "Proxy Materials" is defined in Section 5.11(a).

     "Proxy Statement" is defined in Section 5.11(a).

     "Purchase Rights" is defined in Section 5.6(a).

     "Real Property" is defined in Section 3.14.

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

     "Registration Statement" is defined in Section 5.11(a).

     "Related Agreements" is defined in Sections 3.2(a) and 4.2.

     "Remaining Cash Amount" is defined in Section 2.2(f).

     "Remaining Parent Shares" is defined in Section 2.2(f).

     "Representative" is defined in Section 2.2(e).

     "Reverse Merger" is defined in Section 2.1(a).

     "Rule 145 Affiliates" is defined in Section 5.9.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" is defined in Section 3.2(b).

     "Standstill Agreement" is defined in Section 5.5(a)(iii).

     "Stock Fraction" is defined in Section 2.2(h)(ii)(A)(2).

     "Stock Split" means the two-for-one stock split of the Parent Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock approved by the board of directors of Parent on March 17, 1999.

     "Subsidiary" shall mean, as to any Person, any other Person of which at least 50% of the equity and voting interests are owned, directly or indirectly, by such first Person.

     "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal that the board of directors of the Company determines in good faith on the basis of the advice of a financial advisor and a legal advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Acquisition Proposal, including, without limitation, the likelihood of consummation of such proposal, is more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of the Company.

     "Surviving Corporation" means the surviving corporation of the Merger.

     "System Rights" is defined in Section 3.7(a)(i).

     "Taxes" is defined as all taxes, charges, fees, levies, charges, imposts, duties, withholdings or other assessments including, without limitation, income, withholding, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise, use and gross receipts taxes, imposed by the United States or any state, county, local or foreign government or any subdivision thereof. Such terms shall also include any interest, penalties, fines or additions attributable to such assessments.

     "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

     "TBCA" means the Texas Business Corporation Act.

     "Ten Day Parent Weighted Average Stock Price" means the quotient of (a) the sum of the ten products determined by multiplying (i) the Daily Closing Stock Price for a share of Parent Class A Common Stock for each of the ten consecutive NYSE trading days ending on the second trading day prior to the Company Shareholders' Meeting by (ii) the number of shares of Parent Class A Common Stock traded on the NYSE on the day on which each such Daily Closing Stock Price occurred divided by

(b) the aggregate number of shares of Parent Class A Common Stock traded on the NYSE during such ten trading day period.

     "Termination Date" is defined in Section 8.1.

     "Termination Fee" is defined in Section 9.3(b).

     "Third Party" is defined in Section 5.5(a)(iv).

     "Voting Agreement" means the Voting Agreement entered into concurrently with the execution of this Agreement by Parent, the Company and Fred R. Nichols, Darrell L. Campbell, Ben R. Fisch, M.D., A.W. Riter, Jr., A.W. Riter, III, Wayne
J. McKinney, Joanne McKinney, Randall K. Rogers, Melvin R. Jenschke, Louise H. Rogers, Russell B. Rogers, Rebecca Rogers Wangner, and Rogers Venture Enterprises, Inc., a Texas corporation.

     "Warrant" is defined in Section 3.2(b).

     "Year 2000 Compliant" is defined in Section 3.25.

                                                                         ANNEX B
                                VOTING AGREEMENT

     AGREEMENT, dated as of May 11, 1999, by and among Cox Communications, Inc., a Delaware corporation ("Parent"), TCA Cable TV, Inc., a Texas corporation (the "Company"), and Fred R. Nichols, Darrell L. Campbell, Ben R. Fisch, M.D., A. W. Riter, Jr., A. W. Riter, III, Wayne J. McKinney, Joanne McKinney, Randall K. Rogers, Melvin R. Jenschke, Louise H. Rogers, Russell B. Rogers, Rebecca Rogers Wangner and Rogers Venture Enterprises, Inc., a Texas corporation (collectively, the "Stockholders" and individually a "Stockholder"), each of whom is a shareholder of the Company.

     WHEREAS, concurrently herewith, Parent, Cox Classic Cable, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

     WHEREAS, each Stockholder is the record or beneficial owner of the number of Shares (as that term is defined below) set forth opposite such Stockholder's name in Schedule I hereto;

     WHEREAS, approval of the Merger Agreement by the Company's shareholders is a condition to the consummation of the Merger;

     WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and approved this Agreement, pursuant to Part 13 of the TBCA and all other relevant provisions of the TBCA, and such approvals and adoption have not been withdrawn; and

     WHEREAS, Parent is unwilling to enter into the Merger Agreement unless the Stockholders enter into this Agreement concurrently with the execution of the Merger Agreement, and the Stockholders desire and are willing to induce Parent to enter into the Merger Agreement by their entry into this Agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     SECTION 1. Consent; Agreement to Vote. (a) Each Stockholder hereby agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, it shall, from time to time, (i) at the request of Parent, execute and deliver (or cause to be executed and delivered) a written consent with respect to, or (ii) vote, or cause to be voted, at any meeting of shareholders of the Company or at any adjournment or postponement thereof, in person or by proxy, all shares of common stock, all rights under the Company Rights Agreement, and any other voting securities of the Company (whether acquired heretofore or hereafter), that are owned of record and beneficially by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting (such Stockholder's "Shares"), (x) in favor of approval and adoption of the Merger Agreement, the Merger and any action required in furtherance thereof, (y) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company contained in the Merger Agreement, and (z) against any Competing Transaction (as defined below). Each Stockholder agrees, during the term hereof, not to execute any written consent in lieu of a shareholders meeting or vote of the shareholders of the Company, if such consent or vote by the shareholders of the Company would be inconsistent with or frustrate the purposes of the other agreements of such Stockholder pursuant to this Section. A "Competing Transaction" means any of the following, received or proposed, (A) any Acquisition Proposal, (B) any other proposed alternative transaction to sell, transfer or otherwise dispose of 15% or more of the capital stock or assets of the Company, (C) any proposed recapitalization or reorganization of the Company (other than a reincorporating merger or a holding company merger that in either case results in the shareholders of the Company owning all of the equity interests in the surviving corporation and any reorganization that involves only the subsidiaries of the Company), (D) any change in the majority of the persons who constitute the Board of Directors of the Company, other than in the ordinary course of business, (E) any material amendment to the articles of incorporation of the Company or (F) any other proposal that frustrates or hinders the Merger or the other transactions contemplated by the Merger Agreement.

     (b) Each Stockholder hereby appoints Parent and any designee of Parent, each of them individually, such Stockholder's proxy and attorney-in-fact pursuant to the provisions of Article 2.29(C) of the TBCA with full power of substitution and resubstitution, to vote and act on such Stockholder's behalf and in such Stockholder's name, place and stead with respect to the Stockholder's Shares, at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or postponement of any such meeting, held during the term of this Agreement and to act by written consent with respect to such Stockholder's Shares, at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with,
Section 1(a) hereof. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder affirms that this proxy is coupled with an interest and shall be irrevocable. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

     (c) Each Stockholder agrees that it will not contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any of the Shares owned by it or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than pursuant to the Merger or with Parent's prior written consent.

     (d) Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Shares and agrees that it will not grant any other proxies to vote any or all of its Shares.

     (e) Each Stockholder hereby agrees to cooperate reasonably with Parent and the Company in connection with the Merger Agreement and consummation of the transactions contemplated thereby. Each Stockholder agrees that it will not, and will use reasonable best efforts to cause its officers, employees, representatives and agents not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than Parent) concerning any Acquisition Proposal. Each Stockholder shall, and shall use reasonable best efforts to cause its officers, employees, representatives and agents to, terminate all discussions or negotiations with any Person with respect to any Acquisition Proposal. Each such Stockholder will notify Parent immediately of any Acquisition Proposal (or inquiries with respect thereto) that are received by, or any negotiations or discussions with respect thereto of which it is aware that are sought to be initiated with, such Stockholder, will advise Parent of the identity of any Person making any such Acquisition Proposal and of the terms thereof and shall keep Parent apprised with respect to all matters relating thereto.

     SECTION 2. Securities Act Covenants and Representations. In addition to, and not in lieu of, the other covenants and representations set forth herein, each Stockholder hereby agrees and represents to Parent as follows:

          (a) Such Stockholder understands that, to the extent such Stockholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the shareholders of the Company or for action by written consent of shareholders of the Company, any public offering, sale or other disposition by such Stockholder of any Parent Class A Common Stock received by such Stockholder in the Merger (collectively, the "Restricted Sales") will, under current law, require any of (i) the further registration under the Securities Act of any Parent Class A Common Stock to be sold by such Stockholder, (ii) compliance with applicable provisions of Rule 145 promulgated by the SEC under the Securities Act or
     (iii) the availability of another exemption from such registration under the Securities Act. Each Stockholder agrees not to make any Restricted Sale unless the conditions of clause (i), (ii), or (iii) are met.

          (b) Such Stockholder also understands that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Class A Common Stock and that a legend will be placed on the certificates for the Parent Class A Common Stock, issued to such Stockholder, or any substitutions therefor to reflect the restrictions referred to in Section 2
     (a) on such Stockholder's ability to sell Parent Class A Common Stock.

     SECTION 3. Other Covenants and Agreements.

          (a) Each Stockholder hereby consents, for purposes of any shareholders' agreement or other agreement or commitment among the shareholders of the Company, to the execution, delivery and performance of this Agreement by each other Stockholder (and waives any rights such Stockholder would otherwise have pursuant to any such shareholders' agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement).

          (b) Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all of the terms of this Agreement.

          (c) Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under the TBCA.

          (d) The Company hereby acknowledges receipt of an executed copy of this Agreement and agrees to deposit such copy in its corporate records and to make it available for inspection by the shareholders of the Company and otherwise to comply with the provisions of Article 2.30 of the TBCA.

          (e) Each Stockholder agrees to deliver all certificates held by it representing any of the Shares to the Company promptly following the execution hereof. The Company shall place on each such certificate a legend reciting this Agreement and otherwise comply with the requirements of
     Article 2.30 of the TBCA and return such legended certificates to the Stockholders.

     SECTION 4. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

          (a) This Agreement has been approved by the Board of Directors of Parent, representing all necessary corporate action on the part of Parent for the execution, delivery and performance hereof by Parent (no action by the stockholders of Parent being required).

          (b) This Agreement has been duly executed and delivered by a duly authorized officer of Parent.

          (c) This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          (d) The execution and delivery of this Agreement by Parent does not violate or breach, and will not give rise to any violation or breach, of Parent's charter or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which Parent is bound.

     SECTION 5. Representation and Warranties of the Stockholders. Each Stockholder, as to such Stockholder, only, represents and warrants to Parent as follows:

          (a) Schedule I sets forth, opposite such Stockholder's name, the number and type of such Stockholder's Shares as of the date hereof. Such Stockholder is the lawful owner of such Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, other than this Agreement and as disclosed on Schedule I. Except as set forth in Schedule I and except under the Company Rights Agreement, such Stockholder does not own or hold any rights to acquire any additional Shares or other securities of the Company or any interest therein or any voting rights with respect to any additional Shares or any other securities of the Company.

          (b) If such Stockholder is not an individual, this Agreement has been approved by its Board of Directors (or comparable governing body) and, to the extent necessary, the shareholders of such Stockholder, representing all necessary action on the part of such Stockholder for the execution and performance hereof by such Stockholder.

          (c) If such Stockholder is not an individual, this Agreement has been duly executed and delivered by a duly authorized officer or comparable representative of such Stockholder.

          (d) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (e) The execution, delivery and performance of this Agreement by such Stockholder does not violate or breach, and will not give rise to any violation or breach, of such Stockholder's charter or bylaws or other organizational documents (if such Stockholder is not an individual), or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which such Stockholder is bound.

          (f) The execution and delivery of this Agreement by such Stockholder and the other signatories hereto does not create or give rise to any right in such Stockholder or, to such Stockholder's knowledge, in any other signatory hereto, with respect to the Shares or any other security of the Company (including, without limitation voting rights and rights to purchase or sell any such Shares or other securities) pursuant to any shareholders' agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 3(a) of this Agreement.

     SECTION 6. Effectiveness and Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to Section 9.1(a), 9.1(b)(i), 9.1(b)(ii), 9.1(d)(iii), 9.1(c)(iii) or
9.1(d)(i) thereof and (c) the date that is six months after any other termination of the Merger Agreement. Upon the termination hereof, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligations or liability hereunder.

     SECTION 7. Miscellaneous.

     (a) Notices, Etc. All notices, requests, demands, or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

     If to Parent:

       Cox Communications, Inc.
       1400 Lake Hearn Drive, N.E.
       Atlanta, Georgia
       Attention: Legal Department
       Facsimile: (404) 843-5845

        with a copy to:

       Dow, Lohnes & Albertson
       1200 New Hampshire Ave., N.W.
       Washington, DC 20036
       Attn: Stuart A. Sheldon, Esq.
       Telecopy: (202) 776-2222

     If to the Company:

       TCA Cable TV, Inc.
       3015 S.S.E. Loop 323
       Tyler, TX 75701
       Attn: Fred R. Nichols
       Attn: Jeff Brown
       Telecopy: (903) 596-9008

    If to any Stockholder, at its
    address set forth on Schedule I.

or to such other address as such party shall have designated by notice receive by each other party.

     (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or, except as expressly set forth in
Section 6, terminated, except by an instrument in writing signed by Parent and each other party to be bound thereby.

     (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as contemplated by the Merger Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

     (d) Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby, including the Confidentiality Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

     (e) Severability. If any terms of this Agreement or the application thereof to any party or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that, in such event, the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be in valid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof, and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.

     (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

     (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of applicable jurisdiction in Dallas County, Texas, in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding. To the maximum extent practicable, this Agreement will be deemed to call for performance in Dallas County, Texas.

     (k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to principles of conflicts of law.

     (l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     (m) Counterparts. This Agreement may be executed in any number of counterparts, each which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     (n) Expenses. Each of Parent and each Stockholder shall bear its own expenses incurred in connection with this Agreement; provided, however, that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursement from the other party or parties to such dispute; and provided, further, that if the Merger is consummated in accordance with the Merger Agreement, Parent shall cause the Company to reimburse the Stockholders for their reasonable expenses in connection with this Agreement.

     (o) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of the Company makes any agreement in this Agreement in his or her capacity as such director or officer. Each Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of the Company.

     (p) Obligations Several. The obligations of each Stockholder under this Agreement shall be several and not joint. No Stockholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Stockholder to comply with the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            Parent:

                                            COX COMMUNICATIONS, INC.

                                            By:      /s/ JOHN M. DYER
                                              ----------------------------------

                                            Name: John M. Dyer

                                            Title: Vice President, Mergers &
                                            Acquisitions

                                            Stockholders:

                                            /s/ FRED R. NICHOLS
                                            ------------------------------------
                                            Fred R. Nichols

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ DARRELL L. CAMPBELL
                                            ------------------------------------
                                            Darrell L. Campbell

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ BEN R. FISCH
                                            ------------------------------------
                                            Ben R. Fisch, M.D.

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ A.W. RITER, JR.
                                            ------------------------------------
                                            A.W. Riter, Jr., Individually

                                                 and as Trustee or Partner (as
                                                 the case may be) of:

                                                 Riter Family Partnership
                                                 Riter Charitable Trust

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ A.W. RITER, JR.
                                            ------------------------------------
                                            A.W. Riter, Jr.

                                            /s/ A.W. RITER, III
                                            ------------------------------------
                                            A.W. Riter, III

                                                 each as Trustee or Partner (as
                                                 the case may be) of:

                                                 Alysia Elizabeth Kerr No. 1
                                                 Trust
                                                 Andrew Cameron Kerr No. 1 Trust
                                                 Kaylyn Kelsey Kerr No. 1 Trust
                                                 Walter Riter Kerr No. 1 Trust
                                                 William Caleb Kerr No. 1 Trust
                                                 Paxton Whitted Ritter No. 1
                                                 Trust
                                                 Alysia Elizabeth Kerr '89 Trust
                                                 Andrew Cameron Kerr '89 Trust
                                                 Kaylyn Kelsey Kerr '89 Trust
                                                 Walter Riter Kerr '89 Trust
                                                 William Caleb Kerr '89 Trust
                                                 Paxton Whitted Riter '89 Trust
                                                 Riter Family Partnership
                                                 A.W. Riter, Jr. Charitable
                                                 Trust.

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ WAYNE J. MCKINNEY
                                            ------------------------------------
                                            Wayne J. McKinney

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ JOANNE MCKINNEY
                                            ------------------------------------
                                            Joanne McKinney

                                                 as Trustee of:

                                                 Childrens' Trusts

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ RANDALL K. ROGERS
                                            ------------------------------------
                                            Randall K. Rogers, Individually

                                                 and as Trustee of:

                                                 Rogers Family Trust
                                                 Ryan's Account (UGMA)
                                                 Austin's Account (UGMA)

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ MELVIN R. JENSCHKE
                                            ------------------------------------
                                            Melvin R. Jenschke

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ LOUISE H. ROGERS
                                            ------------------------------------
                                            Louise H. Rogers

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            ROGERS VENTURE ENTERPRISES, INC.

                                            /s/ RANDALL K. ROGERS
                                            ------------------------------------

                                            Name: Randall K. Rogers
                                               ---------------------------------

                                            Title: President
                                               ---------------------------------

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ RUSSELL B. ROGERS
                                            ------------------------------------
                                            Russell B. Rogers

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            /s/ REBECCA ROGERS WANGNER
                                            ------------------------------------
                                            Rebecca Rogers Wangner

                                            Address: TCA Cable TV, INC.
                                                     3015 S.S.E. Loop 323
                                                     Tyler, Texas 75701

                                            Company:

                                            TCA CABLE TV, INC.

                                            By:     /s/ FRED R. NICHOLS
                                              ----------------------------------

                                            Name: Fred Nichols
                                               ---------------------------------

                                            Title: President, Chief Executive
                                                   Officer
                                               ---------------------------------

                                   SCHEDULE I

                              LIST OF STOCKHOLDERS

NAME/ADDRESS                                                     NUMBER AND       RIGHTS TO
SHARES                                                        TYPE OF SHARES(1)   ACQUIRE(2)
------------                                                  -----------------   ----------
 1. Fred R. Nichols.........................................         73,326        125,000
                                                                      5,250(3)
 2. Darrell L. Campbell.....................................         46,502
                                                                        404(3)
 3. Ben R. Fisch, M.D.......................................      1,222,542         25,000
 4. Wayne J. McKinney.......................................        206,580         10,000
 5. Joanne McKinney.........................................        121,991(4)
 6. A. W. Riter, Jr.........................................        793,972         25,000
    A. W. Riter, III(5).....................................        457,578(4)
 7. Randall K. Rogers.......................................        135,380          9,000
                                                                    122,400(4)
                                                                      1,748(3)
 8. Melvin R. Jenschke......................................         45,260         21,000
                                                                      4,760(3)
 9. Louise H. Rogers........................................      5,542,810
10. Rogers Venture..........................................      1,400,000
    Enterprises, Inc.
11. Russell B. Rogers.......................................         93,820
12. Rebecca Rogers Wangner..................................         82,598

---------------

(1) All Shares are shares of Company Common Stock.

(2) Rights to acquire shares are pursuant to the Director's Plan or the Option Plan.

(3) These shares are held pursuant to the terms of a cash or deferred arrangement intended to be qualified under Section 401(k) of the Code.

(4) Stockholder has the power to vote the Shares in Stockholder's capacity as a trustee in the trusts or a partner in the partnerships listed after Stockholder's name on the signature page hereto.

(5) Stockholder has the power to vote the Shares in Stockholder's capacity as co-trustee with A. W. Ritter, Jr. in the trusts or as a partner in the partnerships listed after the Stockholder's name on the signature pages hereto.

                                                                         ANNEX C
                      [DONALDSON, LUFKIN & JENRETTE LOGO]

                                  May 11, 1999

Board of Directors
TCA Cable TV, Inc.
3015 SSE Loop 323
Tyler, Texas 75701

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $.10 per share ("Company Common Stock"), of TCA Cable TV, Inc. (the "Company") of the Consideration (as defined below) to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of May 11, 1999 (the "Agreement"), by and among Cox Communications, Inc. ("Parent"), Cox Classic Cable, Inc. ("Merger Sub"), a wholly owned subsidiary of Parent, and the Company, pursuant to which the Company will be merged (the "Merger") with and into Merger Sub.

     Pursuant to the Agreement, each share of Company Common Stock shall, at the election of the holder thereof, be converted into (i) the right to receive
0.3709 of a share of Class A Common Stock, par value $1.00 per share (the "Parent Class A Common Stock"), of Parent and the right to receive $31.25 in cash (collectively, the "Preferred Consideration"), or (ii) the right to receive
0.7418 of a share of Parent Class A Common Stock (the "All Stock Consideration"), or (iii) the right to receive $62.50 in cash (the "All Cash Consideration"), subject to the aggregate maximum number of shares of Parent Class A Common Stock into which shares of Company Common Stock may be converted of 19,212,620 and the aggregate maximum amount of cash into which shares of Company Common Stock may be converted of $1,618,675,000, and subject to the pro rata adjustments set forth in the Agreement with respect to the amounts payable to shareholders of the Company electing to receive the All Stock Consideration or All Cash Consideration. The aggregate consideration to be received in the Merger pursuant to the Agreement shall be referred to herein as the "Consideration."

     In arriving at our opinion, we have reviewed the Agreement and the Voting Agreement, dated as of May 11, 1999, by and among Parent, the Company and certain shareholders of the Company named therein. We have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent, including information provided during discussions with their respective managements. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning November 1, 1998 and ending October 31, 2004 prepared by management of the Company and certain financial projections of Parent for the period beginning January 1, 1999 and ending December 31, 2003 prepared by management of Parent. In addition, we have compared certain financial and securities data of the Company and Parent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and the Parent Class A Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company or any of its assets.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Parent or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Parent as to future operating and financial performance of the Company and Parent. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or any other business strategies being considered by the Company's Board of Directors, nor does it express any opinion as to the Board's decision to proceed with the Merger. We are expressing no opinion as to the price at which the Parent Class A Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger or whether such shareholder should elect to receive the Preferred Consideration, the All Stock Consideration or the All Cash Consideration.

     Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                                                         ANNEX D

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no Petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Cox's Amended Certificate of Incorporation contains a provision which eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Cox's Amended Certificate of Incorporation provides that Cox shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1     --  Agreement and Plan of Merger, dated as of May 11, 1999, by and among Cox Communications, Inc., Cox Classic Cable, Inc.
               and TCA Cable TV, Inc. (attached as Annex A to the proxy
               statement/prospectus contained in this registration
               statement).
   2.2     --  Voting Agreement, dated as of May 11, 1999 by and among Cox
               Communications, Inc., TCA Cable TV, Inc., and Fred R.
               Nichols, Darrell L. Campbell, Ben R. Fisch, M.D., A.W.
               Riter, Jr., A.W. Riter, III, Wayne J. McKinney, Joanne
               McKinney, Randall K. Rogers, Melvin R. Jenschke, Louise H.
               Rogers, Russell B. Rogers, Rebecca Rogers Wangner and Rogers
               Venture Enterprises, Inc. (attached as Annex B to the proxy statement/prospectus contained in this registration
               statement).
   3.1     --  Amended Certificate of Incorporation of Cox Communications,
               Inc. (incorporated by reference to Exhibit 3.1 to Cox's
               annual report on Form 10-K for the fiscal year ended
               December 31, 1994).
   3.2     --  Amended Certificate of Incorporation of Cox Communications,
               Inc. (incorporated by reference to Exhibit 3.3 to Cox's Form
               10-Q for the quarter ended March 31, 1997).
   3.3     --  Amendment to the Amended Certificate of Incorporation of Cox
               Communications, Inc.
   3.4     --  By-Laws of Cox Communications, Inc. (incorporated by
               reference to Exhibit 3.2 of Cox's registration statement on
               Form S-4, File No. 33-80152).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   3.5     --  Certificate of Designations of Powers, Preferences and
               Rights of the Series A Convertible Preferred Stock of Cox
               Communications, Inc. (incorporated by reference to Exhibit
               3.1 to Cox's Form 8-K/A filed on October 15, 1998).
   4.1     --  Indenture dated as of June 27, 1995 between Cox
               Communications, Inc. and The Bank of New York, as Trustee
               (incorporated by reference to Exhibit 4.1 to Cox's
               registration statement on Form S-1, File No. 33-99116, filed on November 8, 1995.)
   5.1     --  Opinion of the Dow, Lohnes & Albertson, PLLC, regarding the legality of the shares of Class A common stock to be
               registered under this registration statement.
   8.1     --  Opinion of Dow, Lohnes & Albertson, PLLC, regarding certain
               United States federal income tax consequences of the merger.
   8.2     --  Opinion of Simpson Thacher & Bartlett regarding certain
               United States federal income tax consequences of the merger.
  23.1     --  Consent of Deloitte & Touche, LLP.
  23.2     --  Consent of KPMG, LLP.
  23.3     --  Consent of PricewaterhouseCoopers LLP.
  23.4     --  Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as Exhibit 5.1).
  23.5     --  Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as Exhibit 8.1).
  23.6     --  Consent of Simpson Thacher & Bartlett (contained in their opinion filed as Exhibit 8.2).
  23.7     --  Consent of Donaldson, Lufkin & Jenrette Securities
               Corporation.
  24.1     --  Power of Attorney (contained on the signature page to this registration statement).
  99.1     --  Opinion of Donaldson, Lufkin & Jenrette Securities
               Corporation (included as Annex C to the proxy
               statement/prospectus contained in this registration
               statement).
  99.2     --  Form of Proxy for holders of TCA Cable TV, Inc. common stock.
  99.3     --  Form of Election for holders of TCA Cable TV, Inc. common stock.

     (b) Financial Statement Schedules.

         Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by this form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this form.

     (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Atlanta, state of Georgia, on July 7, 1999.
                                          COX COMMUNICATIONS, INC.

                                          By:     /s/ JAMES O. ROBBINS
                                            ------------------------------------
                                              James O. Robbins
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Cox Communications, Inc., a Delaware corporation, and each person whose signature appears below, constitutes and appoints James O. Robbins and Jimmy W. Hayes, and either of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any subsequent related registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                SIGNATURE                                        TITLE                            DATE
                ---------                                        -----                            ----
           /s/ JAMES C. KENNEDY             Chairman of the Board of Directors               July 7, 1999
------------------------------------------
             James C. Kennedy

           /s/ JAMES O. ROBBINS             President and Chief Executive Officer, Director  July 7, 1999
------------------------------------------
             James O. Robbins

            /s/ JIMMY W. HAYES              Executive Vice President, Finance &              July 7, 1999
------------------------------------------    Administration, and Chief Financial Officer
              Jimmy W. Hayes                  (Principal Financial Officer)

             /s/ JOHN M. DYER               Vice President, Mergers and Acquisitions and     July 7, 1999
------------------------------------------    Chief Accounting Officer (Principal
               John M. Dyer                   Accounting Officer)

          /s/ DAVID E. EASTERLY             Director                                         July 7, 1999
------------------------------------------
            David E. Easterly

           /s/ ROBERT F. ERBURU             Director                                         July 7, 1999
------------------------------------------
             Robert F. Erburu

        /s/ JANET MORRISON CLARKE           Director                                         July 7, 1999
------------------------------------------
          Janet Morrison Clarke

          /s/ ROBERT C. O'LEARY             Director                                         July 7, 1999
------------------------------------------
            Robert C. O'Leary

           /s/ ANDREW J. YOUNG              Director                                         July 7, 1999
------------------------------------------
             Andrew J. Young